Execution Copy

ROCKET FUEL INC.

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT
DATED AS OF DECEMBER 20, 2013

COMERICA BANK,
AS ADMINISTRATIVE AGENT AND SOLE LEAD ARRANGER/SOLE BOOKRUNNER

SILICON VALLEY BANK, AS SYNDICATION AGENT

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6	REPRESENTATIONS AND WARRANTIES.	48
6.1	Corporate Authority	48
6.2	Due Authorization	48
6.3	Good Title; Leases; Assets; No Liens	48
6.4	Taxes	49
6.5	No Defaults	49
6.6	Enforceability of Agreement and Loan Documents	49
6.7	Compliance with Laws	49
6.8	Non-contravention	49
6.9	Litigation	50
6.10	Consents, Approvals and Filings, Etc	50
6.11	Agreements Affecting Financial Condition	50
6.12	No Investment Company or Margin Stock	50
6.13	ERISA	50
6.14	Conditions Affecting Business or Properties	50
6.15	Environmental and Safety Matters	51
6.16	Subsidiaries	51
6.17	Management Agreements	51
6.18	Material Contracts	51
6.19	Franchises, Patents, Copyrights, Tradenames, etc	51
6.20	Capital Structure	51
6.21	Accuracy of Information	51
6.22	Solvency	52
6.23	Employee Matters	52
6.24	No Misrepresentation	52
6.25	Corporate Documents and Corporate Existence	52
7	AFFIRMATIVE COVENANTS.	53
7.1	Financial Statements	53
7.2	Certificates; Other Information	54
7.3	Payment of Obligations	55
7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws.	55
7.5	Maintenance of Property; Insurance	55
7.6	Inspection of Property; Books and Records, Discussions	56
7.7	Notices	56
7.8	Hazardous Material Laws	56
7.9	Financial Covenants.	57
7.10	Governmental and Other Approvals	57
7.11	Compliance with ERISA; ERISA Notices	57
7.12	Defense of Collateral	58
7.13	Future Subsidiaries; Additional Collateral.	58
7.14	Accounts; Lockbox	59
7.15	Use of Proceeds	59

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7.16	Consent of Inbound Licensors	60
7.17	Further Assurances and Information	60
8	NEGATIVE COVENANTS.	60
8.1	Limitation on Debt	60
8.2	Limitation on Liens	61
8.3	Acquisitions	62
8.4	Limitation on Mergers, Dissolution or Sale of Assets	62
8.5	Restricted Payments	64
8.6	Limitation on Investments, Loans and Advances	64
8.7	Transactions with Affiliates	65
8.8	Sale-Leaseback Transactions	66
8.9	Limitations on Capital Expenditures	66
8.10	Limitations on Other Restrictions	67
8.11	Prepayment of Debt	67
8.12	Amendment of Subordinated Debt Documents	67
8.13	Modification of Certain Agreements	67
8.14	Management Fees	67
8.15	Fiscal Year	67
9	DEFAULTS.	67
9.1	Events of Default	67
9.2	Exercise of Remedies	69
9.3	Rights Cumulative	69
9.4	Waiver by the Borrower of Certain Laws	69
9.5	Waiver of Defaults	70
9.6	Set Off	70
10	PAYMENTS, RECOVERIES AND COLLECTIONS.	70
10.1	Payment Procedure	70
10.2	Application of Proceeds of Collateral	71
10.3	Pro-rata Recovery	71
10.4	Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.	72
11	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.	73
11.1	Reimbursement of Prepayment Costs	73
11.2	Eurodollar Lending Office	74
11.3	Circumstances Affecting LIBOR Rate Availability	74
11.4	Laws Affecting LIBOR Rate Availability	74
11.5	Increased Cost of Advances Carried at the LIBOR Rate	74
11.6	Capital Adequacy and Other Increased Costs	75
11.7	Right of Lenders to Fund through Branches and Affiliates	75
11.8	Margin Adjustment	75
11.9	Delay in Requests	75
12	AGENT.	76
12.1	Appointment of the Agent	76

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12.2	Deposit Account with the Agent or any Lender	76
12.3	Scope of the Agent’s Duties	76
12.4	Successor Agent	77
12.5	Credit Decisions	77
12.6	Authority of the Agent to Enforce This Agreement	77
12.7	Indemnification of the Agent	77
12.8	Knowledge of Default	78
12.9	The Agent’s Authorization; Action by Lenders	78
12.10	Enforcement Actions by the Agent	78
12.11	Collateral Matters.	78
12.12	The Agents in their Individual Capacities	79
12.13	The Agent’s Fees	79
12.14	Documentation Agent or other Titles	79
12.15	No Reliance on the Agent’s Customer Identification Program	79
13	MISCELLANEOUS.	80
13.1	Accounting Principles	80
13.2	Choice of Law and Venue	80
13.3	Interest	80
13.4	Closing Costs and Other Costs; Indemnification.	80
13.5	Notices.	81
13.6	Further Action	82
13.7	Successors and Assigns; Participations; Assignments.	82
13.8	Counterparts	84
13.9	Amendment and Waiver.	84
13.10	Confidentiality	86
13.11	Substitution or Removal of Lenders	87
13.12	Withholding Taxes.	88
13.13	Taxes and Fees	89
13.14	WAIVER OF JURY TRIAL	90
13.15	Judicial Reference.	90
13.16	USA Patriot Act Notice	91
13.17	Complete Agreement; Conflicts	91
13.18	Severability	92
13.19	Table of Contents and Headings; Section References	92
13.20	Construction of Certain Provisions	92
13.21	Independence of Covenants	92
13.22	Electronic Transmissions	92
13.23	Advertisements	92
13.24	Reliance on and Survival of Provisions	93
13.25	Amendment and Restatement.	93

EXHIBITS

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A FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
B FORM OF REVOLVING CREDIT NOTE
C FORM OF SWING LINE NOTE
D FORM OF REQUEST FOR SWING LINE ADVANCE
E FORM OF NOTICE OF LETTERS OF CREDIT
F FORM OF SECURITY AGREEMENT
G FORM OF BORROWING BASE CERTIFICATE
H FORM OF ASSIGNMENT AGREEMENT
I FORM OF GUARANTY
J FORM OF COVENANT COMPLIANCE REPORT
K FORM OF TERM LOAN NOTE
L FORM OF TERM LOAN RATE REQUEST
M FORM OF SWING LINE PARTICIPATION CERTIFICATE
N FORM OF NEW LENDER ADDENDUM

SCHEDULES

1.1    Applicable Margin Grid
1.2    Percentages and Allocations
13.5    Notices

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AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT
This Amended and Restated Revolving Credit and Term Loan Agreement (“Agreement”) is made as of the 20th day of December, 2013, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”), Sole Lead Arranger and Sole Bookrunner, Silicon Valley Bank, as Syndication Agent, and Rocket Fuel Inc. (“Borrower”).
RECITALS
A.    Borrower and Comerica Bank entered into that certain Loan and Security Agreement dated as of April 9, 2010 (as subsequently amended from time to time, the “Prior Credit Agreement”).
B.    Borrower now desires to amend and replace the Prior Credit Agreement with an amended and restated credit agreement evidenced by this Agreement.
C.    The Borrower has requested that the Lenders extend to it credit and letters of credit on the terms and conditions set forth herein.
D.    The Lenders are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the covenants contained herein, the Borrower, the Lenders, and the Agent agree as follows:

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1.	DEFINITIONS.
1.1    Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:
“Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books and records relating to any of the foregoing.
“Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.14 of this Agreement or otherwise, as the same may be amended, restated or otherwise modified from time to time.
“Account Debtor” shall mean the party who is obligated on or under any Account.
“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, the Term Loan Lenders under Section 4.1 hereof, or the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 4.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c) hereof, and shall include, as applicable, a Eurodollar-based Advance, a Base Rate Advance and a Quoted Rate Advance.
“Affected Lender” shall have the meaning set forth in Section 13.11 hereof.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” shall have the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 12.4 hereof.
“Agent’s Correspondent” shall mean for Eurodollar-based Advances, the Agent’s Grand Cayman Branch (or for the account of said branch office, at the Agent’s main office in Detroit, Michigan, United States).
“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.1.
“Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance and Term Loan Advance, the Eurodollar-based Rate or the Base Rate, and (ii) with respect to each Swing Line Advance, the Base Rate or, if made available to the Borrower by the Swing Line Lender at its option, the Quoted Rate, in each case as selected by the Borrower from time to time subject to the terms and conditions of this Agreement.
“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.1, such Applicable Margin to be adjusted solely as specified in Section 11.8 hereof.

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“Asset Sale” shall mean the sale, transfer or other disposition by the Borrower or any Guarantor of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary) to any Person (other than to the Borrower or a Guarantor), provided that the term “Asset Sale” shall exclude any transaction otherwise permitted pursuant to Section 8.4 hereof other than a transaction described in Section 8.4(g).
“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit H hereto.
“Authorized Signer” shall mean each person who has been authorized by the Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.
“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.
“Base Rate” shall mean for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), and (c) the Daily Adjusting LIBOR Rate plus one percent (1.0%); provided, however, for purposes of determining the Base Rate during any period that LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4 hereof, the Base Rate shall be determined using, for clause (c) hereof, the Daily Adjusting LIBOR Rate in effect immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 11.3 or 11.4.
“Base Rate Advance” shall mean an Advance which bears interest at the Base Rate.
“Borrower” shall have the meaning set forth in the preamble to this Agreement.
“Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to eighty five percent (85%) of Eligible Accounts; provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent, at the direction or with the concurrence of the Majority Revolving Lenders from time to time, including, without limitation any reserves or other adjustments established by the Agent or the Majority Revolving Credit Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by the Agent and the Majority Revolving Credit Lenders.
“Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit G attached hereto, executed by a Responsible Officer of the Borrower.
“Borrowing Base Obligors” shall mean the Borrower and the Guarantors, and “Borrowing Base Obligor” shall mean any of them, as the context shall indicate.
“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan, New York, New York and Los Angeles, California, and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market.
“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding (i) expenditures made in connection with the Reinvestment of Insurance Proceeds or the Net Cash Proceeds of Asset Sales and (ii) capitalized software development costs.

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“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.
“Cash” shall mean unrestricted cash and cash equivalents.
“Cash Balance” shall mean Cash on the balance sheet of the Borrower tested quarterly, in accordance with Section 11.8 hereof.
“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Lender or Agent on such date, or (ii) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Effective Date and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.
“Change of Control” shall mean (a) the members of the Existing Investor Group shall cease to control, directly or indirectly, more than thirty percent (30%), on a fully diluted basis, of the aggregate issued and outstanding voting stock (or comparable voting interests) of the Borrower, (b) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction, or (c) the occurrence of an event or series of events that would trigger a violation of any change of control or change in control provision in any of the Subordinated Debt Documents.
“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.
“Collateral Access Agreement” shall mean an agreement in form and substance satisfactory to the Agent in its sole discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by the Borrower or any Guarantor, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as the Agent may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time.
“Collateral Documents” shall mean the Security Agreement, the Pledge Agreements, the Mortgages, the Collateral Access Agreements, the Account Control Agreements and all other security documents (and any joinders thereto) executed by the Borrower or any Guarantor in favor of the Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

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“Comerica Bank” shall mean Comerica Bank, and its successors or assigns.
“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to the Borrower and its Subsidiaries, determined on a Consolidated or Consolidating basis.
“Consolidated Net Income (or Deficit)” shall mean the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.
“Consolidated Total Interest Expense” shall mean with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Debt of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Covenant Compliance Report” shall mean the report to be furnished by the Borrower to the Agent pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit J and certified by a Responsible Officer of the Borrower, in which report the Borrower shall set forth the information specified therein and which shall include a report of the applicable Cash Balance for purposes of determining the Applicable Margin and Applicable Fee Percentages as specified in Schedule 1.1 attached to this Agreement.
“Credit Parties” shall mean the Borrower and its Subsidiaries, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.
“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the quotient of the following:
(a)    the LIBOR Rate;
divided by

(b)
a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.
“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person in respect of any Debt described in clauses (a), (c), (d), (e) or (f) of this definition, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner to the

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extent that such Person is liable therefor as a result of such Person’s ownership interests, and (f) any Off Balance Sheet Liabilities.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.
“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Lender, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Issuing Lender or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swing Line Lender and each Lender.
“Disclosure Letter” means the Disclosure Letter, dated as of the date hereof, delivered by the Borrower to the Agent, in connection with this Agreement, as may be updated from time to time in accordance with the terms of this Agreement and the other Loan Documents.
“Distribution” is defined in Section 8.5 hereof.
“Dollars” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by the Borrower or a Domestic Subsidiary of the Borrower, and “Domestic Subsidiaries” shall mean any or all of them, provided that Domestic Subsidiary shall not include any Subsidiary substantially all the assets of which consist of “controlled foreign corporations” as defined under Section 957 of the Internal Revenue Code.

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“EBITDA” shall mean with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expenses, losses or charges, including, without limitation, non-cash expenses, losses or charges associated with granting stock options or other convertible securities, including warrants, or related to employee benefit plans, plus (v) costs, fees and expenses in connection with Permitted Acquisitions to the extent not exceeding $500,000 in the aggregate for any single such acquisition, plus (vi) costs, fees and expenses in connection with the execution and delivery of this Agreement to the extent not exceeding $250,000 in the aggregate, plus (vii) any other expenses, losses or charges otherwise agreed to by the Agent and the Majority Lenders, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP; provided, however, that notwithstanding the foregoing, “EBITDA” shall be determined on a pro forma basis for the period during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it occurred on the first day of the relevant period.
“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.
“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
“Eligible Accounts” shall mean an Account as to which the following is true and accurate as of the date that such Account is included in the applicable Borrowing Base Certificate:
(a)    such Account arose in the ordinary course of the business of a Borrowing Base Obligor out of either (i) a bona fide sale of Inventory by such Borrowing Base Obligor, and in such case such Inventory has in fact been shipped to the applicable Account Debtor or the Inventory has otherwise been accepted by the applicable Account Debtor, or (ii) services performed by such Borrowing Base Obligor under an enforceable contract (written or oral), and in such case such services have in fact been performed for the applicable Account Debtor and accepted by such Account Debtor;
(b)    such Account represents a legally valid and enforceable claim which is due and owing to a Borrowing Base Obligor by the applicable Account Debtor and for such amount as is represented by the Borrower to the Agent in the applicable Borrowing Base Certificate;
(c)    such Account is evidenced by an invoice dated not later than three (3) Business Days after the date of the delivery or shipment of the related Inventory giving rise to such Account and not more than one hundred twenty (120) days have passed since the invoice date corresponding to such Account or such Account constitutes an Eligible Unbilled Receivable;
(d)    such Account does not carry a positive credit balance exceeding one hundred twenty (120) days;
(e)    the unpaid balance of such Account (or portion thereof) that is included in the applicable Borrowing Base Certificate is not subject to any defense or counterclaim that has been asserted by the applicable Account Debtor, or any setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by the applicable Borrowing Base Obligor in the ordinary course of business for prompt payment, and, to the extent there is any agreement between the applicable Borrowing Base Obligor, the related Account Debtor and any other Person, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, the amount of such rebate, discount, concession or release of liability shall be excluded from the Borrowing Base;

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(f)    the applicable Borrowing Base Obligor has granted to the Agent pursuant to or in accordance with the Collateral Documents (except to the extent not required to do so thereunder) a first priority perfected security interest in such Account prior in right to all other Persons and such Account has not been sold, transferred or otherwise assigned or encumbered by such Borrowing Base Obligor, as applicable, to or in favor of any Person other than pursuant to or in accordance with the Collateral Documents or this Agreement;
(g)    such Account is not owing by any Account Debtor who, as of the date of determination, has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to any Borrowing Base Obligor within one hundred twenty (120) days since the original invoice date corresponding to such Accounts;
(h)    such Account is not owing by any Account Debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Lenders;
(i)    such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except to the extent any such note, trade acceptance, draft, other negotiable instrument or chattel paper has been endorsed and delivered by any Borrowing Base Obligor pursuant to or in accordance with the Collateral Documents or this Agreement and/or otherwise in a manner satisfactory to the Agent on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;
(j)    the Borrowing Base Obligors have not received, with respect to such Account, any notice of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor;
(k)    it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, payable at a future date, bonded or insured by a surety company or subject to a retainage or holdback by the Account Debtor;
(l)    the Account Debtor on such Account is not:
(ii)    an Affiliate of any Credit Party;
(iii)    the United States of America or any department, agency, or instrumentality thereof, unless the applicable Borrowing Base Obligor has assigned its right to payment of such Account to the Agent in a manner satisfactory to the Agent so as to comply with the provisions of the Federal Assignment of Claims Act;
(iv)    a foreign Governmental Authority or a citizen or resident of any jurisdiction other than one of the United States, to the extent such Accounts in the aggregate exceed Two Million Five Hundred Thousand Dollars ($2,500,000) or, if invoiced in a foreign currency, the equivalent thereof in US Dollars; or
(v)    an Account Debtor whose Accounts the Agent, acting in its reasonable credit judgment, has deemed not to constitute Eligible Accounts because the collectibility of such Accounts is doubtful or is reasonably expected to be impaired; and
(m)    such Account satisfies any other eligibility criteria established from time to time by the Agent in its sole discretion or at the direction of the Majority Revolving Credit Lenders.
Any Account, which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.
“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial

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loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) the Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; provided further that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of the Borrower’s Affiliates or Subsidiaries; and (y) no assignment shall be made to a Defaulting Lender (or any Person who would be a Defaulting Lender if such Person was a Lender hereunder) without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender.
“Eligible Unbilled Receivable” shall mean any Account which meets the requirements of clause (a) of the definition of “Eligible Accounts” and which, while not billed as of the applicable date of determination, is entitled to be billed by the applicable Borrowing Base Obligor in the succeeding billing cycle in the ordinary course of business.
“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.
“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.
“Eurodollar-based Advance” shall mean any Advance which bears interest at the Eurodollar-based Rate.
“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the quotient of:
(a)    the LIBOR Rate, divided by
(b)    a percentage equal to 100% minus the maximum rate on such date at which the Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.
“Eurodollar-Interest Period” shall mean, for any Eurodollar-based Advance, an Interest Period of one, two or three months (or any shorter or longer periods agreed to in advance by the Borrower, the Agent and the Lenders) as selected by the Borrower, for such Eurodollar-based Advance pursuant to Section 2.3 or 4.4 hereof, as the case may be.

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“Eurodollar Lending Office” shall mean, (a) with respect to the Agent, the Agent’s office located at its Grand Caymans Branch or such other branch of the Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to the Borrower and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to the Borrower and the Agent.
“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.
“Excluded Taxes” shall mean, with respect to any Lender or Agent, (a) taxes measured by net income (including branch profit taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Lender or Agent as a result of a present or former connection between such Lender or Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender or Agent having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) in the case of any Non-U.S. Lender, any U.S. withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Lender” under this Agreement or designates a new lending office, except in each case to the extent such Person is an assignee of any other Lender, which such Lender was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(d); (c) backup withholding or other withholding taxes that are directly attributable to the failure by any Lender to deliver the documentation required to be delivered pursuant to Section 13.12; and (d) in the case of a Non-U.S. Lender, any United States federal withholding taxes imposed under FATCA.
“Existing Investor Group” shall mean those institutional investors, including, without limitation, MDV IX, L.P., MDV ENF IX, L.P., and their respective Affiliates, holding Equity Interests in the Borrower immediately prior to the first offering by the Borrower of its Equity Interests to the public, completed on September 20, 2013.
“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (and any amended or successor provisions substantively comparable and not materially more onerous to comply with), the United States Treasury Regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement and any law implementing an intergovernmental agreement that is included in this definition.
“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.
“Fee Letter” shall mean the fee letter by and between     Borrower and Comerica Bank dated as of August 22, 2013, relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.
“Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by the Borrower to the Lenders, the Issuing Lender or the Agent hereunder or under the Fee Letter.
“Final Maturity Date” shall mean the last to occur of (i) the Revolving Credit Maturity Date, or (ii) the Term Loan Maturity Date.
“Fiscal Year” shall mean the twelve-month period ending on each December 31.
“Foreign Subsidiary” shall mean any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.

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“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Line Advances made by the Swing Line Lender.
“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than (i) operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and (ii) deferred compensation to employees incurred in the ordinary course of business) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.
“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect from time to time, provided, however, that (i) if the Borrower notifies the Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision, then the Borrower and the Agent shall negotiate in good faith to amend the financial definitions and related covenants to preserve the original intent thereof in light of such change (and such amendments to be subject to the approval of the Majority Lenders), provided, however, that if the parties fail to do so, the Agent shall determine the financial definitions and related covenants in its reasonable discretion, or (ii) if the Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Governmental Obligations” shall mean noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.
“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation,

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any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.
“Guarantor(s)” shall mean each Subsidiary of the Borrower which has executed and delivered to the Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement).
“Guaranty” shall mean, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 5.1 hereof and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 hereof or otherwise, in each case in the form attached hereto as Exhibit I, as amended, restated or otherwise modified from time to time.
“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.
“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.
“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between the Borrower and any Lender or an Affiliate of a Lender.
“Hedging Transaction” shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing), in each case the purpose of which transaction is to hedge interest rates, currency exchange rates or commodity prices.
“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.
“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been delivered pursuant to Section 7.1(a) or (b), (i) is not an operating entity, (ii) does not have assets exceeding 2.5% of the Borrower’s consolidated total assets and (iii) does not generate revenue; provided that, if at any time an Immaterial Subsidiary fails to meet the conditions in the foregoing clauses (i) and (ii) as of the last day of such period, such Subsidiary shall no longer be deemed to be

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an Immaterial Subsidiary and shall comply in all respects with Section 7.13 hereof; provided further that once a Subsidiary becomes a Guarantor (or a debtor under the Security Agreement or its Equity Interests are pledged under the Security Agreement), it shall not be deemed to be an Immaterial Subsidiary thereafter, even if it satisfies the foregoing.
“Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to the Agent or any Lender arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication. Notwithstanding the foregoing, no Credit Party shall be deemed to have guaranteed or become jointly and severally obligated for or to have pledged assets in support of a “swap,” as defined in Section 1(a)(47) of the Commodity Exchange Act (“CEA”), entered into on or after October 12, 2012 if, at the time the swap is entered into, such Credit Party is not an “eligible contract participant” as defined in Section 1(a)(18) of the CEA.
“Insurance Proceeds” shall mean the cash proceeds received by the Borrower or any Guarantor from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys fees and expenses) incurred solely in connection with the recovery thereof.
“Intercompany Note” shall mean any promissory note issued or to be issued by any Credit Party to evidence an intercompany loan in form and substance satisfactory to the Agent.
“Interest Period” shall mean (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 or 4.4 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Borrower, the Agent and the Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.
“Inventory” shall mean any inventory as defined under the UCC.
“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (and any Guarantee Obligation relating to (i) Debt for borrowed money or (ii) any

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other obligation not undertaken in the ordinary course of business) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.
“Issuing Lender” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Borrower and the Revolving Credit Lenders.
“Issuing Office” shall mean such office as Issuing Lender shall designate as its Issuing Office.
“Lender Products” shall mean any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.
“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Term Loan Lenders, the Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.7 hereof.
“Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrower in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.
“Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.7(a) hereof.
“Letter of Credit Fees” shall mean the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.
“Letter of Credit Maximum Amount” shall mean Five Million Dollars ($5,000,000).
“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.
“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.
“Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Lender at the request of or for the account of the Borrower pursuant to Article 3 hereof.
“LIBOR Rate” shall mean,
(a)    with respect to the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as

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practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and
(b)    with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.
“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, collateral assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property, whether based on common law or statute.
“Liquidity” shall mean, as of the relevant date of determination, the sum of (a) Cash on deposit with the Agent, any Lender or any Other Domestic Financial Institution, provided that, for purposes of the Liquidity calculation, (i) no more than fifteen percent (15%) of the Cash required to be maintained in order for the Borrower to satisfy the minimum Liquidity Ratio under Section 7.9(b) hereof can be Cash on deposit with an Other Domestic Financial Institution, and (ii) any account maintained with a Lender (other than the Agent) or Other Domestic Financial Institution shall be covered by an Account Control Agreement in form and substance reasonably satisfactory to the Agent, and (b) the aggregate amount of Eligible Accounts, based on the most recent Borrowing Base Certificate provided to the Agent.
“Liquidity Ratio” shall mean the ratio of (a) Liquidity to (b) all Indebtedness owing to the Lenders.
“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Subordination Agreements, the Collateral Documents, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.
“Majority Lenders” shall mean at any time, Lenders holding more than 66.67% of the sum of (i) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit), plus (ii) the aggregate principal amount then outstanding under the Term Loan; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The Revolving Credit Aggregate Commitment of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”; provided that the amount of any participation in any Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.

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“Majority Revolving Credit Lenders” shall mean at any time, the Revolving Credit Lenders holding more than 66.67% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the Revolving Credit); provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Revolving Credit Lenders, considering any Revolving Credit Lender and its Affiliates as a single Revolving Credit Lender, “Majority Revolving Credit Lenders” shall mean all Revolving Credit Lenders. The Revolving Credit Aggregate Commitment of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Revolving Credit Lenders”; provided that the amount of any participation in any Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.
“Majority Term Loan Lenders” shall mean at any time with respect to the Term Loan, Term Loan Lenders holding more than 66.67% of the aggregate principal amount then outstanding under the Term Loan; provided however that so long as there are fewer than three Term Loan Lenders, considering any Term Loan Lender and its Affiliates as a single Term Loan Lender, “Majority Term Loan Lenders” shall mean all Term Loan Lenders. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan Lenders”.
“Material Adverse Effect” shall mean (i) a material adverse change in the Borrower’s business or financial condition, (ii) a material impairment in the prospect for repayment of all or any portion of the Indebtedness or in the Borrower’s ability to perform its obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of the Agent’s security interests in the Collateral.
“Material Contract” shall mean any agreement or contract required to be filed by the Borrower with the SEC pursuant to Item 601(b)(10) of Regulation S-K (other than those which have expired, terminated, are otherwise no longer in effect or otherwise no longer meet the materiality standard in Item 601(b)(10) of Regulation S-K); provided that Material Contracts shall not be deemed to include any Pension Plans, employee benefit plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.
“Mortgages” shall mean the mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered by the Borrower or any Guarantor on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered after the Effective Date by the Borrower or any Guarantor pursuant to Section 7.13 hereof or otherwise, and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.
“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean the aggregate cash payments received by the Borrower or any Guarantor from any Asset Sale or the issuance of Subordinated Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Credit Party in respect of any sale or issuance.
“New Lender Addendum” shall mean an addendum substantially in the form of Exhibit N attached hereto, to be executed and delivered by each Lender becoming a part to this Agreement pursuant to Section 2.12 hereof.
“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender.
“Non-U.S. Lender” is defined in Section 13.12 hereof.

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“Notes” shall mean the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes.
“Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.
“Other Domestic Financial Institution” shall mean a financial institution (other than a Lender) incorporated or organized under the laws of the United States of America, or any state thereof and satisfying the requirements of clause (c) of the definition of Permitted Investments.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.
“Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage or the Weighted Percentage.
“Permitted Acquisition” shall mean any acquisition by the Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person (including the formation of any Subsidiary in connection with such Permitted Acquisition and the capitalization of such Subsidiary whether by capital contribution or intercompany loan) which satisfies and/or is conducted in accordance with the following requirements:
(a)    Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Borrower or such Guarantor;
(b)    If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Subsidiary of the Borrower or of a Guarantor and the Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.13 hereof or (Y) provided that the Credit Parties continue to comply with Section 7.4(a) hereof, be merged with and into the Borrower or such Guarantor (and, in the case of the Borrower, with the Borrower being the surviving entity);
(c)    If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by the Borrower or a Guarantor (subject to compliance with Section 7.4(a) hereof);
(d)    For any acquisition with a purchase price in excess of Five Million Dollars ($5,000,000) (determined on the basis set forth in clause (g) of this definition), the Borrower shall have delivered to the Agent not less than ten (10) (or such shorter period of time agreed to by the Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Agent;
(e)    Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information, no Default or Event of Default shall have occurred and be continuing;

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(f)    The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;
(g)    The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the term of this Agreement (not including acquisitions specifically consented to which fall outside the terms of this definition), does not exceed Twenty Million Dollars ($20,000,000); and
(h)    The amount of Debt assumed or incurred in connection with such proposed new acquisition must otherwise be permitted pursuant to Section 8.1.
“Permitted Investments” shall mean with respect to any Person:
(a)    Governmental Obligations;
(b)    Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;
(c)    Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;
(d)    Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;
(e)    Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced;
(f)    Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above; and
(g)    Other Investments permitted by the Borrower’s board-approved cash management investment policy as in effect on the Effective Date, with any changes approved by the Agent in its reasonable discretion.
“Permitted Liens” shall mean with respect to any Person:

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(a)    Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;
(c)    (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;
(d)    any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;
(e)    minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;
(f)    Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP;
(g)    Statutory and common law rights of set-off and other similar rights;
(h)    Non-exclusive licenses or sublicenses, leases or subleases, of property and exclusive licenses of property that are limited to geographic location, fields of use, duration in time or customized products for specific customers;
(i)    Liens in favor of other financial institutions arising in connection with deposit or investment accounts held at such financial institutions to secure standard fees for services charged by, but not financing made available by such financial institutions, provided that, to the extent that the Agent has a Lien on such accounts, the Agent has a perfected security interest in such accounts and an Account Control Agreement, in form and substance reasonably satisfactory to the Agent, is in place in connection with any such account;
(j)    continuations of Liens that are permitted under subsections (a)-(i) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and

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provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.
Regardless of the language set forth in this definition, no Lien over Equity Interests that constitute Collateral of any Credit Party (except for those Liens for the benefit of the Agent and the Lenders and except for Liens permitted by clause (e) of Section 8.2) shall be deemed a “Permitted Lien” under the terms of this Agreement.
“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.
“Pledge Agreement(s)” shall mean any pledge agreement executed and delivered by the Borrower or any Guarantor on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered from time to time after the Effective Date by the Borrower or any Guarantor pursuant to Section 7.13 hereof or otherwise, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to the Agent amended, restated or otherwise modified from time to time.
“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.
“Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of the Borrower which has been certified by a Responsible Officer of the Borrower that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement and the other Loan Documents.
“Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by the Borrower (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the financial covenants described in Section 7.9 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Agent or the Lenders shall reasonably request.
“Purchasing Lender” shall have the meaning set forth in Section 13.11.
“Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance and accepted by the Borrower.
“Quoted Rate Advance” shall mean any Swing Line Advance which bears interest at the Quoted Rate.
“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.
“Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds or Insurance Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.

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“Reinvestment Certificate” is defined in Section 4.8(a) hereof.
“Reinvestment Period” shall mean a 180-day period during which Reinvestment must be completed under Section 4.8(a) and (c) of this Agreement.
“Register” is defined in Section 13.7(g) hereof.
“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).
“Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.
“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by the Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A.
“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by the Borrower under Section 2.5(c) of this Agreement in the form attached hereto as Exhibit D.
“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, chief operating officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.
“Revolving Credit” shall mean the revolving credit loans to be advanced to the Borrower by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.
“Revolving Credit Advance” shall mean a borrowing requested by the Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(c) hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.
“Revolving Credit Aggregate Commitment” shall mean Eighty Million Dollars ($80,000,000), subject to increases pursuant to Section 2.12 hereof by an amount not to exceed the Revolving Credit Optional Increase Amount and subject to reduction or termination under Section 2.10 or 9.2 hereof.
“Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).
“Revolving Credit Facility Fee” shall mean the fee payable to the Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.11 hereof.

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“Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.
“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) December 20, 2016, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.
“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by the Borrower to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.
“Revolving Credit Optional Increase Amount” shall mean an amount equal to Twenty Five Million Dollars ($25,000,000).
“Revolving Credit Percentage” shall mean, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by the Borrower and the Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, in the form of the Security Agreement attached hereto as Exhibit F, as amended, restated or otherwise modified from time to time.
“Subordinated Debt” shall mean any Funded Debt of any Credit Party and other obligations under the Subordinated Debt Documents and any other Funded Debt of any Credit Party which, in each case, has been subordinated in right of payment, lien status and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent.
“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.
“Subordination Agreements” shall mean, collectively, any subordination and intercreditor agreements entered into by any Person from time to time in favor of the Agent in connection with any Subordinated Debt, the terms of which are acceptable to the Agent, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.
“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Borrower.
“Sweep Agreement” shall mean any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Borrower and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

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“Swing Line” shall mean the revolving credit loans to be advanced to the Borrower by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.
“Swing Line Advance” shall mean a borrowing requested by the Borrower and made by Swing Line Lender pursuant to Section 2.5 hereof and may include, subject to the terms hereof, Quoted Rate-Advances and Base Rate Advances.
“Swing Line Lender” shall mean Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.
“Swing Line Maximum Amount” shall mean One Million Five Hundred Thousand Dollars ($1,500,000).
“Swing Line Note” shall mean the swing line note which may be issued by the Borrower to Swing Line Lender pursuant to Section 2.5(b)(ii) hereof in the form attached hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.
“Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by the Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) hereof in the form attached hereto as Exhibit M.
“Term Loan” shall mean the term loan to be made to the Borrower by the Term Loan Lenders pursuant to Section 4.1 hereof, in the aggregate principal amount of Twenty Million Dollars ($20,000,000).
“Term Loan Advance” shall mean a borrowing requested by the Borrower and made by the Term Loan Lenders pursuant to Section 4.1 hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.4 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.
“Term Loan Amount” shall mean with respect to any Term Loan Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.
“Term Loan Lenders” shall mean the financial institutions from time to time parties hereto as lenders of Term Loan.
“Term Loan Maturity Date” shall mean December 20, 2018.
“Term Loan Notes” shall mean the term notes described in Section 4.2(e) hereof, made by the Borrower to each of the Term Loan Lenders in the form attached hereto as Exhibit K, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.
“Term Loan Percentage” shall mean with respect to any Term Loan Lender, the percentage specified opposite such Term Loan Lender’s name in the column entitled “Term Loan Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.
“Term Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of the Term Loan submitted by Borrower under Section 4.4 of this Agreement in the form attached hereto as Exhibit L.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of California.
“Unused Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the lesser of (i) the Revolving Credit Aggregate Commitment or (ii) the then applicable Borrowing Base, minus (x) the

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aggregate outstanding principal amount of all Advances (including Swing Line Advances) and (y) the Letter of Credit Obligations.
“U.S. Lender” is defined in Section 13.12 hereof.
“USA Patriot Act” is defined in Section 6.7.
“Weighted Percentage” shall mean with respect to any Lender, its weighted percentage calculated by dividing (i) the sum of (x) its Revolving Credit Commitment Amount plus (y) its Term Loan Amount, by (ii) the sum of (x) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit, including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances), plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan. Schedule 1.2 reflects each Lender’s Weighted Percentage and may be revised by the Agent from time to time to reflect changes in the Weighted Percentages of the Lenders.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

2.	REVOLVING CREDIT.
2.1    Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.
2.2    Accrual of Interest and Maturity; Evidence of Indebtedness.
(a)    The Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to the Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.
(b)    Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.
(c)    The Agent shall maintain the Register pursuant to Section 13.7(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.
(d)    The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence

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of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Borrower by the Revolving Credit Lenders in accordance with the terms of this Agreement.
(e)    The Borrower agrees that, upon written request to the Agent by any Revolving Credit Lender, the Borrower will execute and deliver, to such Revolving Credit Lender, at the Borrower’s own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender.
2.3    Requests for and Refundings and Conversions of Advances. The Borrower may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to the Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Borrower, subject to the following:
(a)    each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:
(ii)    the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;
(iii)    whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and
(iv)    whether such Revolving Credit Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period applicable thereto, provided, however, that the initial Revolving Credit Advance made under this Agreement shall be a Base Rate Advance, which may then be converted into a Eurodollar-based Advance in compliance with this Agreement.
(a)    each such Request for Revolving Credit Advance shall be delivered to the Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Base Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Revolving Credit Advance;
(b)    on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication the Advances that are deemed to be disbursed by the Agent under Section 3.6(c) hereof in respect of the Borrower’s Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base;
(c)    in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than Two Hundred Fifty Thousand Dollars ($250,000);
(d)    in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least Three Hundred Fifty Thousand Dollars ($350,000) (or a larger integral multiple of One Hundred Thousand Dollars ($100,000)) or the remainder available under the Revolving Credit Aggregate Commitment if less than Three Hundred Fifty Thousand Dollars ($350,000) and at any one time there shall not be in effect more than five (5) different Eurodollar-Interest Periods;

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(e)    a Request for Revolving Credit Advance, once delivered to the Agent, shall not be revocable by the Borrower and shall constitute a certification by the Borrower as of the date thereof that (provided that the certifications below in clause (i) and clause (iii) shall not be applicable with respect to any conversion of any Advances pursuant to Section 2.3, 2.4 or 4.4 hereof and any Advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c) hereof):
(ii)    all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof or as otherwise delivered to the Agent on or prior to the Effective Date), and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);
(iii)    there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and
(iv)    the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;
The Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the Borrower to make such requests and, in the event the Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to the Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. The Borrower hereby authorizes the Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, the Borrower acknowledges that the Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrower shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.
2.4    Disbursement of Advances.
(a)    Upon receiving any Request for Revolving Credit Advance from the Borrower under Section 2.3 hereof, the Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to the Agent, as follows:
(ii)    for Base Rate Advances, at the office of the Agent located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance; and
(iii)    for Eurodollar-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance.
(a)    Subject to submission of an executed Request for Revolving Credit Advance by the Borrower without exceptions noted in the compliance certification therein, the Agent shall make

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available to the Borrower the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:
(ii)    for Base Rate Advances, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance, by credit to an account of the Borrower maintained with the Agent or to such other account or third party as the Borrower may reasonably direct in writing, provided such direction is timely given; and
(iii)    for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Revolving Credit Advance, by credit to an account of the Borrower maintained with the Agent’s Correspondent or to such other account or third party as the Borrower may direct, provided such direction is timely given.
(a)    The Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless the Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to the Agent such Revolving Credit Lender’s Percentage of such Advance, the Agent may assume that such Revolving Credit Lender has made such amount available to the Agent on such date, as aforesaid. The Agent may, but shall not be obligated to, make available to the Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to the Agent by such Revolving Credit Lender, as aforesaid, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon the Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Borrower, the Agent shall promptly notify the Borrower and the Borrower shall pay such amount to the Agent, if such notice is delivered to the Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the Borrower shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing the Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrower shall retain its claim against such Revolving Credit Lender with respect to the amounts repaid by it to the Agent and, if such Revolving Credit Lender subsequently makes such amounts available to the Agent, the Agent shall promptly make such amounts available to the Borrower as a Revolving Credit Advance. The Agent shall also be entitled to recover from such Revolving Credit Lender or the Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by the Agent to the Borrower, to the date such amount is recovered by the Agent, at a rate per annum equal to:
(ii)    in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and
(iii)    in the case of the Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.
Until such Revolving Credit Lender has paid the Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to the Borrower or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.
2.5    Swing Line. 1.%2.%3. Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

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(a)    Accrual of Interest and Maturity; Evidence of Indebtedness.
(ii)    Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.
(iii)    The Borrower agrees that, upon the written request of Swing Line Lender, the Borrower will execute and deliver to Swing Line Lender a Swing Line Note.
(iv)    The Borrower unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.
(a)    Requests for Swing Line Advances. The Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for the Borrower, subject to the following:
(v)    each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Base Rate Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto;
(vi)    on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by the Borrower as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;
(vii)    on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(c) hereof in respect of the Borrower’s Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;
(viii)    (A) in the case of a Swing Line Advance that is a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and at any time there shall not be in effect more than two (2) Interest Rates and Interest Periods;

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(ix)    each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;
(x)    each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by the Borrower, and shall constitute and include a certification by the Borrower as of the date thereof that:

(A)
all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof) and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

(B)	there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

(C)
the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(xi)    At the option of the Agent, subject to revocation by the Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, the Borrower may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, the Borrower shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.5(b). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. The Agent may suspend or revoke the Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrower for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. The Agent may, at its option, also elect to make Swing Line Advances upon the Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrower complies with the provisions set forth in this Section 2.5.
(b)    Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the Borrower and the satisfaction of the conditions set forth in Section 2.5(c) hereof, Swing Line Lender shall, at its option, make available to the Borrower the amount so requested in Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of the Borrower maintained with the Agent or to such other account or third party as the Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify the Agent of any Swing Line Advance by telephone, telex or telecopier.
(c)    Refunding of or Participation Interest in Swing Line Advances.

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(i)    The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrower (which hereby irrevocably directs the Agent to act on their behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to the Borrower, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided however that the Swing Line Advances carried at the Quoted Rate which are refunded with Revolving Credit Advances at the request of the Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against the Borrower or the Revolving Credit Lenders as a consequence of such refunding. The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Lender shall retain its claim against the Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. (Detroit time) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1 hereof.
(ii)    If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.
(iii)    Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by the Borrower or any other Person; (E) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(e)(i) or (ii) hereof, as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit

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Party, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.
(iv)    Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to make or refund such Swing Line Advance or purchase a participation in such Swing Line Advance shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.
2.6    Interest Payments; Default Interest.
(a)    Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on January 1, 2014, and on the first day of each April, July, October and January thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.
(b)    Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.
(c)    Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.
(d)    Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof and any Swing Line Advance refunded pursuant to Section 2.5(e) hereof, shall be due and payable in full on the date such Advance is refunded or converted.
(e)    In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by the Agent of notice from the Majority Revolving Credit Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances and Quoted Rate Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus two percent (2%).
2.7    Optional Prepayments.

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(a)    (i) The Borrower may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and (ii) subject to Section 2.9(c) hereof, the Borrower may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit at any time (subject to not less than five (5) Business Day’s notice to the Agent) provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least Three Hundred Fifty Thousand Dollars ($350,000).
(b)    (i) The Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Base Rate at any time, provided that after giving effect to any partial prepayment, the aggregate balance of such Base Rate Advances remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000) and (ii) subject to Section 2.9(c) hereof, the Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the Swing Line Lender) provided that after giving effect to any partial prepayment, the aggregate balance of such Quoted Rate Swing Line Advances remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000).
(c)    Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty.
2.8    Base Rate Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit or any outstanding Quoted Rate Advance of the Swing Line, the Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Lenders, be converted automatically to a Base Rate Advance and the Agent shall thereafter promptly notify the Borrower of said action. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.
2.9    Mandatory Repayment of Revolving Credit Advances.
(a)    If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, shall exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base, the Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% of the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on terms satisfactory to the Agent. The Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

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(b)    Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, next to Eurodollar-based Advances under the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate. If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Lender as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to the Borrower.
(c)    To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.9 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to the Agent and upon such deposit the obligation of the Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, the Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances prior to the last day of the applicable Eurodollar-Interest Period, and the Borrower will be obligated to pay any resulting breakage costs under Section 11.1.
2.10    Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Borrower may, upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) the Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless the Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, the Borrower shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, the Borrower may deposit the amount of such prepayment in a collateral account as provided in Section 2.9(c). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by the Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Percentage thereof, and will not be available for reinstatement by or readvance to the Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by the Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrower. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under

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the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.
2.11    Revolving Credit Facility Fee. From the Effective Date to the Revolving Credit Maturity Date, the Borrower shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing January 1, 2014, and on the first day of each April, July, October and January thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, the Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.
2.12    Optional Increase in Revolving Credit. Borrower may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such requests under this Section 2.12) not to exceed the Revolving Credit Optional Increase Amount, subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:
(a)    Borrower shall have delivered to the Agent a written request for such increase, specifying the amount of the requested increase (each such request, a “Request for Revolving Credit Increase”); provided, however, that in the event Borrower previously delivered a Request for Revolving Credit Increase pursuant to this Section 2.12, Borrower may not deliver a subsequent Request for Revolving Credit Increase until all the conditions to effectiveness of such first Request for Revolving Credit Increase have been fully satisfied (or such Request for Revolving Credit Increase has been withdrawn); and provided further that Borrower may make no more than three (3) Requests for Revolving Credit Increase and no Request for Increase may be made after October 1, 2015;
(b)    within three (3) Business Days after the Agent’s receipt of the Request for Revolving Credit Increase, the Agent shall inform each Revolving Credit Lender of the requested increase in the Revolving Credit Aggregate Commitment, offer each Revolving Credit Lender the opportunity to increase its Commitment in an amount equal to its applicable Revolving Credit Percentage of the requested increase in the Revolving Credit Aggregate Commitment, and request each such Revolving Credit Lender to notify the Agent in writing whether such Revolving Credit Lender desires to increase its applicable commitment by the requested amount. Each Revolving Credit Lender approving an increase in its applicable commitment by the requested amount shall deliver its written consent thereto no later than ten (10) Business Days of the Agent’s informing such Revolving Credit Lender of the Request for Revolving Credit Increase; if the Agent shall not have received a written consent from a Revolving Credit Lender within such time period, such Revolving Credit Lender shall be deemed to have elected not to increase its applicable Commitment. If any one or more Revolving Credit Lenders shall elect not to increase its commitment, then the Agent may offer the remaining increase amount to each other Revolving Credit Lender hereunder on a non-pro rata basis, or to (A) any other Lender hereunder, or (B) any other Person meeting the requirements of Section 13.8 hereof (including, for the purposes of this Section 2.12, any existing Revolving Credit Lender which agrees to increase its commitment hereunder, the “New Revolving Credit Lender(s)”), to increase their respective applicable commitments (or to provide a commitment);
(c)    the New Revolving Credit Lenders shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount for each such New Revolving Credit Lender that was not an existing Revolving Credit Lender of $5,000,000 and an aggregate amount for all such New Revolving Credit Lenders of that portion of the Revolving Credit Optional Increase Amount, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.12) covered by the applicable Request; provided, however, that each New Revolving Credit Lender shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 2.12) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Revolving Credit Lenders based upon the new Percentages as determined below;

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(d)    no New Revolving Credit Lender shall receive compensation (whether in the form of a fee, original issue discount or interest rate pricing) for its commitment under the Revolving Credit, except as set forth in this Agreement;
(e)    Borrower shall have paid to the Agent for distribution to the existing Revolving Credit Lenders, as applicable, all interest, fees (including the Revolving Credit Facility Fee, which shall not be duplicative) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurocurrency-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Borrower had prepaid such Advances;
(f)    if requested, Borrower shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Revolving Credit Lenders in the face amount of each such New Revolving Credit Lender’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.12) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Revolving Credit Lenders in the face amount of each such Revolving Credit Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.12), dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Revolving Credit Lenders, including the New Revolving Credit Lenders);
(g)    prior to the date the increased commitment becomes available, the Borrower shall have delivered to the Agent, in each case dated as of the date of the applicable increase:

(i)
a pro forma Covenant Compliance Report demonstrating that, upon giving effect to the applicable increase, all financial covenants set forth in Section 7.9 would be satisfied on a pro forma basis on such date and for the most recent determination period for which the Borrower has delivered or is required to have delivered financial statements pursuant to Section 7.1(a) or (b);

(ii)
a certificate signed by a Responsible Officer of Borrower (A) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date such increase becomes available, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (2) no Default or Event of Default shall have occurred and be continuing; and

(iii)
such amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrower as required by the Agent, in its reasonable discretion.

2.13    Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to finance working capital and other lawful corporate purposes.

3.	LETTERS OF CREDIT.
3.1    Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender may, but shall not be required to, through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of the Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of the Borrower, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof)

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shall expire not later than the first to occur of (i) twelve (12) months after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of California. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.
3.2    Conditions to Issuance. No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of the Borrower unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:
(a)    (i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by the Agent under Section 3.6(c) hereof in respect of the Borrower Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;
(b)    the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;
(c)    there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;
(d)    the Borrower shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;
(e)    no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;
(f)    there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, California or the respective jurisdictions in which the Revolving Credit Lenders, the Borrower and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (e), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;
(g)    if any Revolving Credit Lender is a Defaulting Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral

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account on terms satisfactory to the Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations; and
(h)    Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.
Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by the Borrower of the matters set forth in Sections 5.2 hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.
3.3    Notice. The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, the Agent shall give notice, substantially in the form attached as Exhibit E, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Percentage thereof.
3.4    Letter of Credit Fees; Increased Costs. (a) The Borrower shall pay letter of credit fees as follows:
(ii)    A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 of this Agreement) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.
(iii)    A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account, in accordance with the terms of the applicable Fee Letter.
(a)    All payments by the Borrower to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Borrower by the Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in advance on the first day of each January, April, July and October and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and quarterly in advance thereafter. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.
(b)    If any Change in Law shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, the Borrower shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Base Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any

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reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.
3.5    Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrower shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.
3.6    Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.
(a)    Upon issuance by the Issuing Lender of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.
(b)    If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Borrower agrees to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), in Dollars, on (i) the Business Day that the Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that the Borrower received such notice, if such notice is received after 11:00 a.m. (Detroit time).
(c)    If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrower does not reimburse the Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrower shall be deemed to have immediately requested that the Revolving Credit Lenders make a Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3 hereof) in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto. The Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.
(d)    If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrower does not reimburse the Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Lender from the Borrower (or other account party) is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then the Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Borrower hereunder). Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Revolving Credit Lender fails to make such amount available to the Agent by 11:00 am (Detroit time) on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to the Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of

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any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent.
(e)    In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 5 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of the Borrower to the Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the lesser of the Borrowing Base or the then applicable Revolving Credit Aggregate Commitment).
(f)    If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to the Borrower on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless the Borrower shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Lender) as required under this Section 3.6. The Issuing Lender shall further use reasonable efforts to provide notice to the Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrower under this Section 3.6.
(g)    Notwithstanding the foregoing however no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable.
(h)    Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.
(i)    In the event that any Revolving Credit Lender becomes a Defaulting Lender, the Issuing Lender may, at its option, require that the Borrower enter into arrangements satisfactory to Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations.
3.7    Obligations Irrevocable. The obligations of the Borrower to make payments to the Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:
(j)    Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

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(k)    Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;
(l)    The existence of any claim, setoff, defense or other right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;
(m)    Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(n)    Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;
(o)    Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or
(p)    Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Borrower from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.
No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Borrower against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent the Borrower, after satisfaction in full of the absolute and unconditional obligations of the Borrower hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against the Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.
3.8    Risk Under Letters of Credit.
(a)    In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.
(b)    Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from the Borrower, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

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(c)    In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of the Borrower or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of the Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Borrower’s creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.
(d)    If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, the Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to the Agent, for redistribution in accordance with this Agreement.
3.9    Indemnification. The Borrower hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:
(a)    the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;
(b)    the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;
(c)    payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;
(d)    any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or
(e)    any other event or circumstance whatsoever arising in connection with any Letter of Credit.
It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.
With respect to subparagraphs (a) through (e) hereof, (i) no Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person

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and (ii) the Agent and the Issuing Lender shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.
3.10    Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by the Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrower or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4.	TERM LOAN.
4.1    Term Loan. Subject to the terms and conditions hereof, each Term Loan Lender, severally and for itself alone, agrees to lend to the Borrower, in a single disbursement in Dollars on the Effective Date, an amount equal to such Lender’s Percentage of the Term Loan.
4.2    Accrual of Interest and Maturity; Evidence of Indebtedness.
(a)    The Borrower hereby unconditionally promises to pay to the Agent for the account of each Term Loan Lender such Lender’s Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.
(b)    Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the appropriate lending office of such Term Loan Lender resulting from each Advance of the Term Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.
(c)    The Agent shall maintain the Register pursuant to Section 13.7(g), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Loan Lender hereunder in respect of the Advances of the Term Loan, and (iii) both the amount of any sum received by the Agent hereunder from the Borrower in respect of the Advances of the Term Loan and each Term Loan Lender’s share thereof.
(d)    The entries made in the Register pursuant to paragraph (c) of this Section 4.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of

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any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Advances of the Term Loan (and all other amounts owing with respect thereto) made to the Borrower by the Term Loan Lenders in accordance with the terms of this Agreement.
(e)    The Borrower agrees that, upon written request to the Agent by any Term Loan Lender, the Borrower will execute and deliver to such Term Loan Lender, at the Borrower’s expense, a Term Loan Note evidencing the outstanding Advances under the Term Loan owing to such Term Loan Lender.
4.3    Repayment of Principal. (a) The Borrower shall repay the Term Loan in equal principal installments of $1,250,001, commencing on January 1, 2015, and on the first day of each April, July, October and January thereafter, until the Term Loan Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.
(a)    Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.
4.4    Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan. On the Effective Date, the Applicable Interest Rate for all Term Loan Advances shall be the Base Rate. Thereafter, the Borrower may refund all or any portion of any Advance of the Term Loan in the same type of Term Loan Advance or convert any Term Loan Advance to any other type of Term Loan Advance, but only after delivery to the Agent of a Term Loan Rate Request executed in connection with the Term Loan by an Authorized Signer and subject to the terms hereof and to the following:
(b)    each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form with respect to the Term Loan, including without limitation:
(ii)    whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;
(iii)    in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and
(iv)    whether such Term Loan Advance (or any portion thereof) is to be a Base Rate Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.
(a)    each such Term Loan Rate Request shall be delivered to the Agent (i) by 12:00 p.m. (Detroit, Michigan time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. (Detroit, Michigan time) on the proposed date of the refunding or conversion of a Base Rate Advance;
(b)    the principal amount of such Term Loan Advance, plus the amount of any other Term Loan Advance to be then combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a Base Rate Advance, at least Five Hundred Thousand Dollars ($500,000), or the remaining principal balance outstanding under the Term Loan, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least Seven Hundred Fifty Thousand Dollars ($750,000) or the remaining principal balance outstanding under the Term Loan, whichever is less, or in each case a larger integral multiple of One Hundred Thousand Dollars ($100,000);
(c)    no Term Loan Advance shall have a Eurodollar-Interest Period ending after the Term Loan Maturity Date, and, notwithstanding any provision hereof to the contrary, the Borrower shall select Eurodollar-Interest Periods (or the Base Rate) for sufficient portions of the Term Loan such that the

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Borrower may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 below;
(d)    (i) at no time shall there be more than four (4) Eurodollar-Interest Periods in effect for Advances of the Term Loan; and
(e)    a Term Loan Rate Request, once delivered to the Agent, shall not be revocable by the Borrower.
4.5    Base Rate Advance in Absence of Election or Upon Default. In the event the Borrower shall fail with respect to any Eurodollar-based Advance of a Term Loan to timely exercise its option to refund or convert such Advance in accordance with Section 4.4 hereof (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and the Agent shall thereafter promptly notify the Borrower thereof. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 4.5 shall be due and payable in full on the date such Advance is converted.
4.6    Interest Payments; Default Interest
(f)    Interest on the unpaid principal of all Base Rate Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on January 1, 2014 and on the first day of each April, July, October and January thereafter. Whenever any payment under this Section 4.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.
(a)    Interest on the unpaid principal of each Eurodollar-based Advance of the Term Loan shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.
(b)    Notwithstanding anything to the contrary in Section 4.6(a) or (b) hereof, all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 4.4 hereof shall be due and payable in full on the date such Term Loan Advance is refunded or converted.
(c)    In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan Lenders, interest shall be payable on demand on the principal amount of all Term Loan Advances from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurodollar-based Advances, two percent (2%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all Base Rate Advances, at a per annum rate equal to the Base Rate plus two percent (2%).
4.7    Optional Prepayment of Term Loan.
(a)    Subject to clause (b) hereof, the Borrower (at its option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Base Rate at any time, and may prepay all or any portion of the outstanding principal of the Term Loan bearing interest at the Eurodollar-based Rate upon one (1) Business Day’s notice to the Agent by wire, telecopy or by telephone (confirmed

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by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Base Rate shall be without premium or penalty and any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be without premium or penalty, except to the extent set forth in Section 11.1.
(b)    Each partial prepayment of the Term Loan shall be applied pro rata to all remaining installments of the Term Loan due thereunder as follows: first to that portion of the Term Loan outstanding as a Base Rate Advance, second to that portion of the Term Loan outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurodollar-based Rate.
(c)    All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the Term Loan Lenders in accordance with their respective Term Loan Percentages.
4.8    Mandatory Prepayment of Term Loan. (a)     Subject to clauses (d) and (e) hereof, promptly upon receipt by the Borrower or any Guarantor of any Net Cash Proceeds in excess of $500,000 from any Asset Sale which are not Reinvested as described in the following sentence, the Borrower shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds that have not been so Reinvested, provided, however that the Borrower shall not be obligated to prepay the Term Loan with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following such Asset Sale, the Borrower provides to the Agent a certificate executed by a Responsible Officer of the Borrower (“Reinvestment Certificate”) stating (x) that such Asset Sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of such Asset Sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of such Asset Sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrower shall promptly pay such proceeds to the Agent, to be applied to repay the Term Loan in accordance with clauses (d) and (e) hereof.
(b)    Subject to clauses (d) and (e) hereof, immediately upon receipt by the Borrower or any Guarantor of Net Cash Proceeds in excess of $250,000 from the issuance of any Subordinated Debt after the Effective Date, the Borrower shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds.
(c)    Subject to clauses (d) and (e) hereof, promptly upon receipt by the Borrower or any Guarantor of any Insurance Proceeds, the Borrower shall be obligated to prepay the Term Loan by an amount equal to one hundred percent (100%) of such Insurance Proceeds that are not Reinvested as described in the following proviso, as the case may be; provided, however, that any Insurance Proceeds may be Reinvested by the applicable Credit Party if the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds, the Borrower provides to the Agent a Reinvestment Certificate stating (x) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds, (ii) the Reinvestment of such proceeds is completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrower shall promptly pay such proceeds to the Agent, to be applied to repay the Term Loan in accordance with clauses (d) and (e) hereof.
(d)     Subject to clause (e) hereof, each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of the Term Loan shall be applied to installments of principal on the Term Loan in the inverse order of their maturities.
(e)     To the extent that, on the date any mandatory prepayment of any Term Loan under this Section 4.8 is due, the Indebtedness under any Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in

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part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to the Agent and upon such deposit, the obligation of the Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of the Term Loan, thereby avoiding breakage costs under Section 11.1.
4.9    Use of Proceeds. Proceeds of the Term Loan shall be used by the Borrower to refinance existing Debt, for general corporate purposes and to finance working capital.

5.	CONDITIONS.
The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:
5.1    Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:
(a)    Notes, this Agreement and the other Loan Documents. The Borrower shall have executed and delivered to the Agent for the account of each Lender requesting Notes, the Swing Line Note, the Revolving Credit Notes and/or the Term Notes, as applicable; the Borrower shall have executed and delivered this Agreement; and each applicable Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.
(b)    Corporate Authority. The Agent shall have received, with a counterpart thereof for each Lender, from the Borrower and each Guarantor, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:
(ii)    corporate resolutions (or the equivalent) of the Borrower and each Guarantor authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which the Borrower and such Guarantor is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of the Borrower, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,
(iii)    the incumbency and signature of the officers or other authorized persons of the Borrower and such Guarantor executing any Loan Document and in the case of the Borrower, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit,
(iv)    a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where the Borrower and such Guarantor is qualified to do business, which jurisdictions are listed on Schedule 5.1(b)(iii) to the Disclosure Letter, and
(v)    copies of the Borrower’s and such Guarantor’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.
(a)    Collateral Documents and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to the Agent and fully executed by each party thereto:

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(ii)    The Security Agreement, in form and substance acceptable to the Agent, fully executed and delivered by the Borrower and each Guarantor and dated as of the Effective Date.
(iii)    (A) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdiction noted on Schedule 5.1(c)(ii) to the Disclosure Letter which name the Borrower or any Guarantor (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office for the Borrower and each Guarantor dated a date reasonably prior to the Effective Date.
(iv)    Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by the Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest (subject to Liens permitted by Section 8.2) in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to the Agent in proper form for filing, registration or recordation.
(a)    Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Borrower and each Guarantor have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.
(b)    Compliance with Certain Documents and Agreements. The Borrower and each Guarantor shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by the Borrower or such Guarantor. No Person (other than the Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents, in each case to which such Person is a party.
(c)    Opinions of Counsel. The Borrower and each Guarantor shall furnish the Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Borrower and the Guarantors, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.
(d)    Payment of Fees.    The Borrower shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to the Agent).
(e)    Pro Forma Balance Sheet and Financial Statements. The Borrower shall have delivered to the Lenders and the Agent, in form and substance satisfactory to the Agent (i) the Pro Forma Balance Sheet, (ii) audited financial statements of the Borrower for the Fiscal Year ending December 31, 2012 and presented in accordance with GAAP, and (iii) the monthly financial statements prepared by the Borrower through the month ending August 31, 2013 and quarterly projections of the Borrower through December 31, 2014 in form acceptable to the Agent.
(f)    Audits; Due Diligence. The Agent and Lenders shall have received, in each case in form and substance satisfactory to the Agent, (a) an audit of all accounts receivable and equipment of the Borrower and its respective Subsidiaries and (b) such other reports or due diligence materials as the Agent and the Majority Lenders may reasonably request.
(g)    Reserved.

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(h)    Reserved.
(i)    Governmental and Other Approvals. The Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.
(j)    Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of the Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, in his or her capacity as a Responsible Officer of the Borrower (and not in his or her individual capacity), (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Credit Party, as applicable; (b) the representations and warranties made by the applicable Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since June 30, 2013, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of the Borrower or any other Credit Party; and (e) there shall have been no material adverse change to the Pro Forma Balance Sheet.
(k)    Customer Identification Forms. The Agent shall have received completed customer identification forms (forms to be provided by the Agent to the Borrower) from the Borrower and each Guarantor.
(l)    Lockbox Arrangement. On or prior to the Effective Date, a lockbox shall have been established with the Agent on terms and conditions satisfactory to the Agent in its sole discretion.
5.2    Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance, but excluding any conversion of any Advances pursuant to Section 2.3, 2.4 or 4.4 hereof and any Advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c) hereof) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:
(a)    No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and
(b)    Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.	REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:
6.1    Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.
6.2    Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each applicable Credit Party is party, and the issuance of the Notes by the Borrower (if requested)

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are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.
6.3    Good Title; Leases; Assets; No Liens.
(a)    Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under section 8.2 hereof, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;
(b)    Schedule 6.3(b) to the Disclosure Letter identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;
(c)    The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;
(d)    Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the knowledge of the Borrower, no material condemnation, eminent domain or expropriation action has been commenced or threatened in writing against any such owned or leased real property; and
(e)    There are no Liens on and no financing statements (other than notice filings that do not constitute Liens) on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement.
6.4    Taxes. Except as set forth on Schedule 6.4 to the Disclosure Letter, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all material United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.
6.5    No Defaults. No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.
6.6    Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
6.7    Compliance with Laws. (a) Except as disclosed on Schedule 6.7 to the Disclosure Letter, each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement

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or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).
6.8    Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.
6.9    Litigation. Except as set forth on Schedule 6.9 to the Disclosure Letter, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the Borrower, threatened in writing against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.
6.10    Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.10 to the Disclosure Letter, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the knowledge of the Borrower, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.
6.11    Agreements Affecting Financial Condition. No Credit Party is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.
6.12    No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.
6.13    ERISA. No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 to the Disclosure Letter or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan,

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other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to the Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).
6.14    Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.
6.15    Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.10 and 6.15 to the Disclosure Letter:
(a)    all facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws, except to the extent that any non-compliance could not reasonably be expected to result in a Material Adverse Effect;
(b)    to the knowledge of the Borrower, there have been no unresolved and outstanding past, and there are no pending or threatened:
(ii)    claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law that could reasonably be expected to result in a Material Adverse Effect, or
(iii)    written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law that could reasonably be expected to result in a Material Adverse Effect; and
(c)    to the knowledge of the Borrower, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property, except to the extent that such condition could not reasonably be expected to result in a Material Adverse Effect.
6.16    Subsidiaries. Except as disclosed on Schedule 6.16 to the Disclosure Letter as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries.
6.17    Reserved.
6.18    Material Contracts. Schedule 6.18 to the Disclosure Letter is an accurate and complete list of all Material Contracts in effect on or as of the Effective Date to which any Credit Party is a party or is bound.
6.19    Franchises, Patents, Copyrights, Tradenames, etc. The Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.19 to the Disclosure Letter contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Effective Date.

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6.20    Capital Structure. Schedule 6.20 to the Disclosure Letter attached hereto sets forth all issued and outstanding Equity Interests of each of the Borrower’s Subsidiaries, including the number of authorized, issued and outstanding Equity Interests of each such Subsidiary, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. As of the Effective Date, all issued and outstanding Equity Interests of each Subsidiary are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of the Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, as of the Effective Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Subsidiary, of any Equity Interests of any Subsidiary.
6.21    Accuracy of Information. (a) The audited financial statements for the Fiscal Year ended December 31, 2012, furnished to the Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrower and its respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Borrower to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.
(a)    Since June 30, 2013, there has been no material adverse change in the business, operations, financial condition or property of the Credit Parties, taken as a whole.
(b)    To the knowledge of the Credit Parties, as of the Effective Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.
6.22    Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, the Credit Parties, taken as a whole, will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrower to the Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.
6.23    Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the knowledge of the Borrower, threatened in writing against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business that could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.23 are all union contracts or union agreements to which any Credit Party is party as of the Effective Date and the related expiration dates of each such contract.
6.24    No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to the Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made (it being recognized by the Lenders that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein). There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that

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could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to the Agent in writing.
6.25    Inbound Licenses. Except as disclosed on Schedule 6.25 to the Disclosure Letter, the Borrower is not a party to, nor is bound by, any material license agreement under which the Borrower is the licensee other than for open‑source technology that prohibits or otherwise restricts the Borrower from granting a security interest in the Borrower’s interest in such license agreement.
6.26    Corporate Documents and Corporate Existence. As to the Borrower and each Guarantor, (a) it is an organization as described on Schedule 1.3 to the Disclosure Letter and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.3 to the Disclosure Letter.

7.	AFFIRMATIVE COVENANTS.
The Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid (other than inchoate indemnity obligations for which no claim has been made), that it will, and, as applicable, it will cause each of its Subsidiaries to:
7.1    Financial Statements. Furnish to the Agent, in form and detail satisfactory to the Agent, the following documents:
(a)    as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited Consolidated and, upon the request of the Agent, Consolidating financial statements (provided that Consolidating statements shall not be required if the Borrower has only Immaterial Subsidiaries) of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and, upon the request of the Agent, Consolidating statements of income, balance sheets, stockholders equity, and cash flows (provided that Consolidating statements shall not be required if the Borrower has only Immaterial Subsidiaries) of the Borrower and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent;
(b)    as soon as available, but in any event within forty‑five (45) days after the end of each fiscal quarter of the Credit Parties, the Borrower prepared unaudited Consolidated and, upon the request of the Agent, Consolidating balance sheets (provided that Consolidating balance sheets shall not be required if the Borrower has only Immaterial Subsidiaries) of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of income, balance sheets, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects; and
(c)    as soon as available, but in any event within thirty (30) days after the end of each month (including the last month of each fiscal quarter and each Fiscal Year, which, for such months, shall be a Borrower-prepared draft) subject to standard audit adjustments, commencing with the first full month after the Effective Date, the Borrower prepared unaudited Consolidated and, upon the request of the Agent, Consolidating balance sheets (provided that Consolidating balance sheets shall not be required if the Borrower has only Immaterial Subsidiaries) of the Borrower and its Consolidated Subsidiaries as at the end of such month and the related unaudited statements of income, balance sheets, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such fiscal month, setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 7.2(e), and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects,

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all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (c) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC. Documents required to be delivered pursuant to Section 7.1(a) or (b) and Section 7.2(g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at www.rocketfuel.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent, provided, in each case, that notification of posting is provided to the Agent contemporaneously therewith.
7.2    Certificates; Other Information. Furnish to the Agent, in form and detail acceptable to the Agent, with sufficient copies for each Lender, the following documents:
(a)    (i) Concurrently with the delivery of the financial statements described in Section 7.1(c) for each month end, a Covenant Compliance Report with respect to the Liquidity Ratio covenant in Section 7.9(b) hereof, duly executed by a Responsible Officer of the Borrower, and (ii) concurrently with the delivery of the financial statements described in Sections 7.1(a) for each Fiscal Year end, and 7.1(b) for each fiscal quarter end (other than the last fiscal quarter of the applicable Fiscal Year), a Covenant Compliance Report duly executed by a Responsible Officer of the Borrower.
(b)    Within thirty (30) days after and as of the most recent month-end or more frequently as reasonably requested by the Agent or the Majority Revolving Credit Lenders, a Borrowing Base Certificate executed by a Responsible Officer of the Borrower;
(c)    Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;
(d)    Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;
(e)    Within sixty (60) days after the end of each Fiscal Year, projections for the Credit Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrower as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by such Responsible Officer of the Borrower;
(f)    Within thirty (30) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Agent or the Majority Revolving Credit Lenders, the monthly aging of the accounts receivable and accounts payable of the Credit Parties;

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(g)    (i) As soon as available, and in any event within forty five (45) days after the end of each fiscal quarter of the Borrower (except the last quarter of each Fiscal Year), a copy of the 10-Q of the Borrower filed with the SEC, (ii) as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the 10-K of the Borrower filed with the SEC, (iii) as soon as available following the filing thereof, a copy of any 8-K of the Borrower filed with the SEC, and (iv) as soon as available following the filing thereof, any proxy or registration statements filed with the SEC;
(h)    Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as the Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as the Agent may reasonably specify; and
(i)    Such additional financial and/or other information as the Agent or any Lender may from time to time reasonably request, promptly following such request.
7.3    Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except (i) where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties or (ii) the failure to timely satisfy such obligations could not reasonably be expected to result in a Material Adverse Effect.
7.4    Conduct of Business and Maintenance of Existence; Compliance with Laws.
(a)    Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;
(b)    Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4;
(c)    Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(d)    Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(e)    (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated Nationals and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.
7.5    Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other

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business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all public liability insurance policies, such policies shall list the Agent as an additional insured, as the Agent may reasonably request; and (e) if requested by the Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with the Agent, such certificates being in form and substance reasonably acceptable to the Agent.
7.6    Inspection of Property; Books and Records, Discussions. Permit the Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of the Agent or such Lender, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by the Agent, with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, the Borrower shall not be required to reimburse the Agent for such audits or appraisals more frequently than twice each Fiscal Year; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable, and, by this provision, the Borrower authorizes, and will cause each of its Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants.
7.7    Notices. Promptly give written notice to the Agent of:
(a)    the occurrence of any Default or Event of Default of which any Credit Party has knowledge;
(b)    any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in each case could reasonably be expected to have a Material Adverse Effect or (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;
(c)    the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;
(d)    Reserved;
(e)    not less than ten (10) Business Days (or such other shorter period to which the Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents; and
(f)    any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

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Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c) and (f) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.
7.8    Hazardous Material Laws.
(a)    Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;
(b)    (i) Promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;
(c)    To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;
(d)    Provide such information and certifications which the Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.
7.9    Financial Covenants.
(a)    Minimum EBITDA. (i)    Borrower shall maintain EBITDA (measured on a quarterly basis) as of the last day of each fiscal quarter, commencing with the fiscal quarter ending on December 31, 2013, of not less than the amount set forth below opposite the applicable period:

Period	Amount
October 1, 2013 through December 31, 2013	$1,000,000
January 1, 2014 through March 31, 2014	($9,000,000)
April 1, 2014 through June 30, 2014	($2,000,000)
July 1, 2014 through September 30, 2014	($3,500,000)
October 1, 2014 through December 31, 2014	$15,000,000

(ii)    For the fiscal quarter ending March 31, 2015, and for each fiscal quarter ending thereafter, the Borrower, Agent and the Majority Lenders shall negotiate in good faith to determine, within ten (10) Business Days following Agent’s receipt of the financial plan and projections for the relevant Fiscal Year approved by the Borrower’s Board of Directors (the “Board-approved Plan”), a minimum EBITDA requirement under this clause (a); provided, however, that if the parties fail to do so, the Agent shall determine the minimum EBITDA requirement in its reasonable discretion, taking into account the Borrower’s performance for the preceding Fiscal Year and the Board-approved Plan; provided further that the minimum EBITDA requirement determined by Agent for each of the fiscal quarters covered by the Board-approved Plan shall vary by no more than $2,000,000 per quarter from the EBITDA projected in the Board-approved Plan.

(b)    Minimum Liquidity Ratio. Borrower shall maintain at all times a Liquidity Ratio of not less than 1.10 to 1.00.

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7.10    Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by the Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.
7.11    Compliance with ERISA; ERISA Notices.
(a)    Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.
(b)    Promptly notify the Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.
7.12    Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 8.2.
7.13    Future Subsidiaries; Additional Collateral.
(a)    With respect to each Person which becomes a Domestic Subsidiary (other than an Immaterial Subsidiary) of the Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by the Agent):
(ii)    within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty; and
(iii)    within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by (b) of this Section 7.13) as set forth in the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement;

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(iv)    within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;
(a)    With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (i) a Domestic Subsidiary subsequent to the Effective Date, cause the Borrower or any Guarantor, as applicable, that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by such Credit Party, such Pledge Agreements to be executed and delivered (unless waived by the Agent) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine); and (ii) a Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by the Borrower or a Guarantor, as applicable, cause such Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Equity Interests of such Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by the Agent) within thirty (30) days after the date such Person becomes a Foreign Subsidiary (or such longer time period as the Agent may determine); and
(b)    (i) With respect to the acquisition of a fee interest in real property with a value in excess of $500,000 by the Borrower or any Guarantor after the Effective Date (whether by Permitted Acquisition or otherwise), not later than forty five (45) days after the acquisition is consummated (or such longer time period as the Agent may determine), such Credit Party shall execute or cause to be executed (unless waived by the Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by the Agent; (ii) with respect to the acquisition by the Borrower after the Effective Date of a leasehold interest in real property where the Borrower maintains its headquarters, not later than thirty (30) days after the acquisition is consummated (or such longer time period as the Agent may determine), the Borrower shall deliver to the Agent a copy of the applicable lease agreement and obtain a Collateral Access Agreement in form and substance reasonably acceptable to the Agent together with such other documentation as may be reasonably required by the Agent; (iii) with respect to the acquisition of any other leasehold interest in real property, where Collateral with a value in excess of $1,000,000 in the aggregate is located, by the Borrower or any Guarantor after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), the applicable Credit Party shall deliver to the Agent a copy of the applicable lease agreement and shall, at the Agent’s reasonable request, unless otherwise waived by the Agent, use its commercially reasonable efforts to obtain a Collateral Access Agreement in form and substance reasonably acceptable to the Agent together with such other documentation as may be reasonably required by the Agent; and (iv) with respect to any location not owned by such Credit Party at which the Borrower or any Guarantor stores equipment, Inventory or other personal property with a value in excess of $1,000,000 in the aggregate and enters into a bailment arrangement after the Effective Date, not later than thirty (30) days after such Credit Party enters into such bailment arrangement, such Credit Party shall deliver to the Agent a copy of the applicable bailment agreement and shall, unless otherwise waived by the Agent, use its commercially reasonable efforts to obtain a bailee’s waiver in form and substance reasonably acceptable to the Agent together with such other documentation as may be reasonably required by the Agent;
in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent. Upon the Agent’s request, the Borrower and the Guarantors, as applicable, shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

7.14    Accounts; Lockbox. (a)    (i) Maintain all primary deposit accounts and securities accounts of the Borrower and the Guarantors with the Agent and (ii) maintain all other deposit accounts and securities accounts of the Borrower and the Guarantors with the Agent, a Lender or an Other Domestic Financial Institution, provided that, with

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respect to any such accounts maintained with any Lender (other than the Agent) or any Other Domestic Financial Institution, (x) such Borrower or Guarantor shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to the Agent, (y) such Borrower or Guarantor has taken all other steps necessary, or in the opinion of the Agent, desirable to ensure that the Agent has a perfected security interest in such account and (z) the aggregate amount of Cash held in accounts maintained by the Borrower and the Guarantors with any Other Domestic Financial Institution shall not exceed fifteen percent (15%) of the total Cash held in all accounts of the Credit Parties subject to clause (ii) of this Section 7.14.
(b)    Maintain a lockbox arrangement at all times with the Agent in form and substance acceptable to the Agent in its sole discretion for the collection of Accounts and other sums payable to the Borrower and any Guarantor.
7.15    Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.13 hereof and the proceeds of the Term Loan as set forth in Section 4.9 hereof. The Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.
7.16    Consent of Inbound Licensors. Prior to entering into or becoming bound by any material license or agreement (in which the aggregate value is at least Two Hundred Fifty Thousand Dollars ($250,000)), the Borrower shall provide written notice to Agent of the material terms of such license or agreement with a description of its likely impact on the Borrower’s business or financial condition.
7.17    Further Assurances and Information.
(a)    Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 hereof, including executing and delivering such additional pledges, collateral assignments, mortgages, lien instruments or other security instruments covering any or all of the assets owned by the Borrower or any Guarantor as the Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to the Agent, and prepared at the expense of the Borrower.
(b)    Execute and deliver or cause to be executed and delivered to the Agent within a reasonable time following the Agent’s request, and at the expense of the Borrower, such other documents or instruments as the Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.
(c)    Provide the Agent and the Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act.
7.18    Post-Closing Obligations. On or before January 19, 2014 (or such later date as may be approved by the Agent), deliver or cause to be delivered to the Agent (i) a true, complete and accurate copy of a fully executed lease, bailment or warehouse agreement, as the case may be, and (ii) a Collateral Access Agreement or bailee’s waiver, in form and substance reasonably acceptable to the Agent, with respect to the following real property locations: (i) 350 Marine Parkway, Redwood City, CA 94065; (ii) 21721 Filigree Ct., Ashburn, VA 20147; (iii) 56 Marietta St., Atlanta, CA 30303; (iv) 7135 S Decatur Blvd., Las Vegas, NV 89118; (v) 1920 East Maple Ave., El Segundo, CA 90245; (vi) 5851 West Side Ave., North Bergen, NJ 07047; and (vii) 2151 Mission College Blvd., Santa Clara, CA 95054.

8.	NEGATIVE COVENANTS.
The Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid (other than inchoate indemnity obligations for which no claim has been made), it will not, and, as applicable, it will not permit any of its Subsidiaries to:

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8.1    Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:
(a)    Indebtedness of any Credit Party to the Agent and the Lenders under this Agreement and/or the other Loan Documents;
(b)    any Debt existing on the Effective Date and set forth in Schedule 8.1 to the Disclosure Letter attached hereto and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date plus any reasonable premium paid in connection with any renewal or refinancing, (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Effective Date, and shall otherwise be in compliance with this Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt);
(c)    any Debt of the Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1 hereof) shall not exceed $12,500,000, and any renewals or refinancings of such Debt;
(d)    Subordinated Debt;
(e)    Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;
(f)    Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;
(g)    Debt with respect to the Borrower’s corporate credit cards in an amount not to exceed $3,000,000 in the aggregate at any one time outstanding;
(h)    Debt to trade creditors incurred in the ordinary course of business;
(i)    Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.6 hereof; and
(j)    Debt consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(k)    Debt secured by Permitted Liens described in clauses (b) and (c) of the definition of Permitted Liens;
(l)    Debt of any Person that becomes a Subsidiary of the Borrower (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into the Borrower or one of its Subsidiaries) after the Effective Date as a result of a Permitted Acquisition, or Debt of any Person that is assumed by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition, and any refinancings thereof; provided that (i) such Debt is not incurred in contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of Indebtedness that is outstanding in reliance on this Section 8.1(l) shall not, at any time outstanding, exceed $500,000 in principal amount;
(m)    Debt consisting of insurance premium financing;

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(n)    Debt consisting of obligations under deferred consideration (earn-outs, milestone payments and other contingent obligations that constitute Debt) or other similar arrangements incurred in connection with any Permitted Acquisition or other Investment permitted hereunder; and
(o)    Guarantee Obligations with respect to any Debt otherwise permitted by this Section 8.1.
(p)    additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed $250,000 at any one time outstanding.
8.2    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
(a)    Permitted Liens;
(b)    Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired or any accessions, attachments, improvements or replacements thereof; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which the Agent has received a Mortgage or for which such Credit Party is required to execute a Mortgage pursuant to the terms of this Agreement;
(c)    Liens created pursuant to the Loan Documents;
(d)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 8.1(l);
(e)    junior Liens securing the Subordinated Debt, provided that any such Liens shall be subject to a Subordination Agreement subordinating both the Debt and related Liens and containing customary intercreditor terms that are acceptable to the Agent;
(f)    Liens on insurance policies and the proceeds thereof securing the Debt permitted under Section 8.1(m) of this Agreement;
(g)    other Liens, existing on the Effective Date, set forth on Schedule 8.2 to the Disclosure Schedule and renewals, refinancings and extensions thereof in compliance with this Agreement; and
(h)    other Liens (on property other than Accounts or intellectual property), provided that the aggregate principal amount of obligations secured by Liens existing in reliance on this clause (h) shall not exceed $250,000 at any time outstanding.

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Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests that constitute Collateral of any Credit Party (except for those Liens for the benefit of the Agent and the Lenders and except for Liens permitted by clause (e) of this Section 8.2) shall be permitted under the terms of this Agreement.
8.3    Acquisitions. Except for Permitted Acquisitions and acquisitions permitted under Section 8.6 or otherwise consented to by the Majority Lenders, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.
8.4    Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests and receivables), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:
(a)    Inventory leased or sold in the ordinary course of business;
(b)    obsolete, damaged, uneconomic or worn out machinery or equipment, or machinery or equipment no longer used or useful in the conduct of the applicable Credit Party’s business;
(c)    Permitted Acquisitions;
(d)    mergers or consolidations of (i) any Subsidiary of the Borrower with or into the Borrower or any Guarantor so long as the Borrower or such Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation or (ii) any Subsidiary that is not a Guarantor with any other Subsidiary that is not a Guarantor;
(e)    any Subsidiary of the Borrower may liquidate or dissolve into the Borrower or a Guarantor if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;
(f)    sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to the Borrower or a Guarantor, provided that the Borrower or Guarantor takes such actions as the Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;
(g)    subject to Section 4.8(a) hereof, Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $250,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;
(h)    the sale or disposition of Permitted Investments and the use of cash and cash equivalents in the ordinary course of business or for any other purpose that does not violate any provision of this Agreement;
(i)    dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

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(j)    dispositions of property (i) from a Credit Party to another Credit Party or (ii) from a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party or to a Credit Party;
(k)    dispositions permitted by Section 8.2, Section 8.5, Section 8.7, Section 8.8;
(l)    dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);
(m)    leases, subleases, licenses or sublicenses of property, in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Subsidiaries;
(n)    the lapse or abandonment of any intellectual property or registrations (or applications for registration) with respect thereto in the ordinary course of business which in the reasonable good faith judgment of the Borrower are no longer used or useful in its business;
(o)    the unwinding of Hedge Agreements permitted hereunder pursuant to their terms; and
(p)    dispositions of owned or leased vehicles in the ordinary course of business.
The Lenders hereby consent and agree to the release by the Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.
8.5    Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:
(a)    (i) each Credit Party may pay Distributions to any other Credit Party, and (ii) each Subsidiary may pay Distributions to any other Subsidiary or any other Credit Party;
(b)    each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution;
(c)    the Borrower may (i) repurchase the stock of former employees, consultants or directors pursuant to stock repurchase agreements or similar arrangements so long as an Event of Default does not exist prior immediately prior to such repurchase or would exist after giving effect to such repurchase, (ii) repurchase the stock of former employees, consultants or directors pursuant to stock repurchase agreements or similar arrangements by the cancellation of indebtedness owed by such former employees, consultants or directors regardless of whether an Event of Default exists, (iii) repurchase capital stock deemed to occur upon a cashless exercise of options or warrants and (iv) pay cash in lieu of the issuance of fractional shares in connection with the conversion or exercise of convertible securities in an aggregate amount not to exceed $250,000 in connection with each such issuance or series of related issuances; and
(d)    the Borrower or any of its Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof in an aggregate amount not to exceed $250,000 in connection with each such transaction or series of related transactions, (ii) make Purchases in connection

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with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans and (iii) make repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such repurchased Equity Interests represents a portion of the exercise price of such options or warrants.

8.6    Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:
(a)    Permitted Investments;
(b)    Investments existing on the Effective Date and listed on Schedule 8.6 of the Disclosure Letter;
(c)    sales on open account in the ordinary course of business;
(d)    intercompany loans or intercompany Investments made by (i) any Credit Party to or in any Guarantor or the Borrower, (ii) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor, and (iii) the Borrower or any Guarantor to any other Subsidiary that is not a Guarantor, in an amount not to exceed $500,000 in the aggregate in any Fiscal Year; provided that, in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and, in the case of intercompany loans made by the Borrower or any Guarantor in any Credit Party that is not the Borrower or a Guarantor, that any such intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;
(e)    Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;
(f)    Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any Fiscal Year consisting of loans and advances to employees, officers and directors of any Credit Party for (i) moving, entertainment, travel and other similar expenses in the ordinary course of business and (ii) the purchase of Equity Interests of the Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by the Borrower’s board of directors;
(g)    Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition;
(h)    joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any related cash Investments by Borrower or any Guarantor do not exceed $250,000 in the aggregate in any Fiscal Year;
(i)    Reserved;
(j)    promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 8.4;
(k)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (k) shall not apply to Investments of the Borrower in any Subsidiary;

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(l)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers in the ordinary course of business;
(m)    Guarantee Obligations that are otherwise permitted under Section 8.1, in an aggregate amount not to exceed $250,000 at any time outstanding; and
(n)    other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $500,000 in any Fiscal Year.
In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.6 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.
8.7    Transactions with Affiliates. Except as set forth in Schedule 8.7, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are the Borrower or Guarantors; (b) transactions otherwise permitted under this Agreement; (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties; (d) transactions permitted pursuant to Section 8.5, (e) any indemnification agreement, employee agreement, compensation arrangement (including equity-based compensation) or reimbursement expense of current or former officers and directors, (f) any retention bonus or similar arrangement approved by the Borrower’s board of directors (or a committee thereof), (g) severance arrangements entered into in the ordinary course of business, (h) transactions with joint ventures that are not otherwise prohibited by the Loan Documents, (i) transactions between the Borrower or any of its Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower, provided that such director abstains from voting as a director of the Borrower on any matter involving such other Person and (j) Investments in the Borrower’s Subsidiaries and joint ventures to the extent otherwise permitted under Section 8.6.
8.8    Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be, provided that if, at the time that a Credit Party acquires fixed or capital assets, such Credit Party intends to sell to and then lease such assets from another Person pursuant to a financing arrangement that would be permitted under Section 8.1(c), such transaction will not constitute a violation of this Section 8.8 so long as such transaction is consummated within one hundred twenty (120) days following the acquisition of such assets
8.9    Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for (a) Reinvestments of Net Proceeds from Asset Sales or Insurance Proceeds to the extent permitted under Section 4.8 hereof, and (b) Capital Expenditures, the amount of which in any Fiscal Year shall not exceed $10,000,000 in the aggregate; provided that if the Credit Parties do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, the Credit Parties may carry forward such unutilized amount to the immediately succeeding Fiscal Year only (and Capital Expenditures shall be deemed to utilize the current Fiscal Year’s allowance before being applied to any carryover allowance).
8.10    Limitations on Other Restrictions. Except for this Agreement or any other Loan Document, enter into any agreement, document or instrument which would (a) restrict the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower or any Guarantor, to make loans, advances or

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other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (b) restrict or prevent any Credit Party from granting the Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 8.2 hereunder but solely to the extent such restrictions relate to the property financed by or securing such Debt, provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i)(x) exist on the Effective Date and (to the extent not otherwise permitted by this Section 8.10) are listed on Schedule 8.10 to the Disclosure Letter and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, taken as a whole, in any material respect, (ii)(x) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, taken as a whole, in any material respect, (iii) are customary restrictions that arise in connection with any disposition permitted by Section 8.4 applicable pending such disposition solely to the assets subject to such disposition, (iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.6, (v) are imposed by applicable law, (vi) are customary restrictions contained in leases, subleases, or licenses otherwise permitted hereby, so long as such restrictions relate only to the assets subject thereto, (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower and its Subsidiaries, (viii) are customary provisions restricting assignment of any license, lease or other agreement entered into in the ordinary course of business and otherwise permitted hereunder, (ix) are restrictions on cash (or Permitted Investments) or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Liens permitted pursuant to Section 8.2 on such cash or Permitted Investments or deposits); (x) are customary net worth provisions contained in real property leases entered into by the Borrower or any of its Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Credit Parties and their subsidiaries to meet their ongoing obligations; and (xi) customary restrictions and conditions contained in asset sale agreements, purchase agreements, acquisition agreements (including by way of merger, acquisition or consolidation) entered into by the Borrower or any Subsidiary in connection with transactions permitted under this Agreement and solely to the extent in effect pending the consummation of such transaction and so long as such restrictions relate only to the assets subject thereto.
8.11    Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt except to the extent permitted under the applicable Subordinated Debt Documents and Subordination Agreements.
8.12    Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, without the prior written consent of the Agent.
8.13    Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party or any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.
8.14    Management Fees. Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.
8.15    Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than December 31.

9.	DEFAULTS.
9.1    Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

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(i)    non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loan or (ii) any Reimbursement Obligation or (iii) any Fees;
(j)    non-payment of any other amounts due and owing by the Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after the same is due and payable;
(k)    default in the observance or performance of any of the conditions, covenants or agreements of the Borrower set forth in Sections 7.1, 7.2, 7.4(a) and (e), 7.5, 7.6, 7.7, 7.9, 7.13, 7.14, 7.15, 7.16 or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;
(l)    default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party to the extent such Credit Party is party to such Loan Documents and continuance thereof for a period of thirty (30) consecutive days;
(m)    any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;
(n)    (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of Seven Hundred Fifty Thousand Dollars ($750,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Seven Hundred Fifty Thousand Dollars ($750,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;
(o)    the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of Seven Hundred Fifty Thousand Dollars ($750,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;
(p)    the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of the Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial

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withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;
(q)    except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of the Borrower which is not a Guarantor or the Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within sixty (60) days;
(r)    a Change of Control;
(s)    the validity, binding effect or enforceability of any subordination provisions relating to any Subordinated Debt shall be contested by any Person party thereto (other than any Lender, the Agent, Issuing Lender or Swing Line Lender), or such subordination provisions shall fail to be enforceable by the Agent and the Lenders in accordance with the terms thereof, or the Indebtedness shall for any reason not have the priority contemplated by this Agreement or such subordination provisions; or
(t)    any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, the Agent, Issuing Lender or Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any material portion of the Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document with respect to any material portion of the Collateral.
9.2    Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by the Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and the Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify the Borrower or any applicable Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, Swing Line Advances and Term Loan Advances with respect to which Sections 2.6 and 4.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a

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per annum rate equal to the then applicable Base Rate plus two percent (2%); and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.
9.3    Rights Cumulative. No delay or failure of the Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.
9.4    Waiver by the Borrower of Certain Laws. To the extent permitted by applicable law, the Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.
9.5    Waiver of Defaults. No Event of Default shall be waived by the Lenders except in writing in accordance with Section 13.9 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrower expressly agrees that this Section may not be waived or modified by the Lenders or the Agent by course of performance, estoppel or otherwise.
9.6    Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, to the extent permitted by applicable law, without notice to the Borrower but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrower), setoff and apply against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower and any property of the Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by the Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to the Agent and the Borrower of the occurrence thereof; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held for the benefit of the Agent, the Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. The Borrower hereby grants to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrower under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

10.	PAYMENTS, RECOVERIES AND COLLECTIONS.
10.1    Payment Procedure.
(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by the Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately

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available funds to the Agent at the Agent’s office located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations and for the ratable benefit of the Term Loan Lenders in the case of payments in respect of the Term Loan. Any payment received by the Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.
(b)    Unless the Agent shall have been notified in writing by the Borrower at least two (2) Business Days prior to the date on which any payment to be made by the Borrower is due that the Borrower does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender or Term Loan Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If the Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.
(c)    Subject to the definition of “Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.
(d)    All payments to be made by the Borrower under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.7) with Section 13.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than any Excluded Taxes), unless the Borrower is compelled by law to make payment subject to such tax. In such event, the Borrower shall:
(ii)    pay to the Agent for the Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax (other than any Excluded Taxes); and
(iii)    remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by the Borrower of any such taxes payable by the Borrower.
As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1(d)) thereon.
The Borrower shall be reimbursed by the applicable Lender for any payment made by the Borrower under this Section 10.1(d) if the applicable Lender is not in compliance with its obligations under Section 13.12 at the time of the Borrower’s payment.

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10.2    Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders after the commencement of any remedies hereunder, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to pay principal and interest due under the Revolving Credit (including the Swing Line and any Reimbursement Obligations) and the Term Loan and to cash collateralize all outstanding Letters of Credit in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, on a pro rata basis, next to pay any obligations owing by any Credit Party under any Hedging Agreements on a pro rata basis, next, to pay any other Indebtedness on a pro rata basis, and then, if there is any excess, to the applicable Credit Parties, as the case may be.
10.3    Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, the Term Loan, and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
10.4    Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.
(a)    The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to the Borrower or any of its Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.
(b)    If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 13.9.
(c)     Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.6 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to cash collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with clause (h) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with clause (h) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction

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obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with their respective Revolving Credit Percentages without giving effect to clause (g) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)    Each Defaulting Lender shall be entitled to receive a Revolving Credit Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Advances funded by it, and (2) its Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to clause (h) below).
(a)    Each Defaulting Lender shall be entitled to receive the Letter of Credit Fees described in Section 3.4(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided cash collateral in accordance with clause (h) below).
(b)    With respect to any Revolving Credit Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (d) or (e) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause f below, (y) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s and Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(c)    If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by the Agent at the request of the Swing Line Lender and/or the Issuing Lender among the Non-Defaulting Lenders in accordance with their respective Percentages of the Revolving Credit, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Lender, plus such Non-Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Non- Defaulting Lender’s Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.
(h)    At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent, the Swing Line Lender or the Issuing Lender (with a copy to the Agent), the Borrower shall cash collateralize the Swing Line Lender’s and Issuing Lender’s Fronting Exposure, as applicable, with respect to such Defaulting Lender (determined after giving effect to any cash collateral provided by such Defaulting Lender) in an amount not less than an amount determined by the Agent, the Swing Line Lender and the Issuing Lender in their sole discretion, by depositing such amounts into an account controlled by the Agent.

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.
11.1    Reimbursement of Prepayment Costs. If (i) the Borrower makes any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest

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Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) the Borrower converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) the Borrower fails to borrow, refund or convert any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by the Borrower to the Agent in accordance with the terms hereof requesting such Advance; or (iv) or if the Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, the Borrower shall reimburse the Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by the Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by the Borrower to the Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by the Agent and Lenders, as the case may be) which would have accrued to the Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the Borrower, the Agent and Lenders shall deliver to the Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.
11.2    Eurodollar Lending Office. For any Eurodollar Advance, if the Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of the Agent or such Lender, the Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.
11.3    Circumstances Affecting LIBOR Rate Availability. If the Agent or the Majority Lenders (after consultation with the Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders at the applicable LIBOR Rate, then the Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of the Borrower to convert an Advance to or refund an Advance as an Advance which bear interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).
11.4    Laws Affecting LIBOR Rate Availability. If any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Lender shall forthwith give notice thereof to the Borrower and to the Agent. Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate and the right of the Borrower to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Base Rate shall be available, and (b) if any of the Lenders may not lawfully continue to maintain

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an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate.
11.5    Increased Cost of Advances Carried at the LIBOR Rate. If any Change in Law shall:
(a)    subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance or any other amounts due under this Agreement in respect thereof or change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) hereunder (other than, in each case, any Excluded Taxes); or
(b)    impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;
and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, the Borrower agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. The Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause the Borrower to incur additional liability under Section 11.1 hereof, provided that the Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. A certificate of the Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.
11.6    Capital Adequacy and Other Increased Costs. If any Change in Law affects or would affect the amount of capital required to be maintained by such Lender or the Agent (or any corporation controlling such Lender or the Agent) and such Lender or the Agent, as the case may be, determines that the amount of such capital is increased by, or based upon the existence of such Lender’s or the Agent’s obligations or Advances hereunder, the effect of such Change in Law is to result in such an increase, and such increase has the effect of reducing the rate of return on such Lender’s or the Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or the Agent to be material (collectively, “Increased Costs”), then the Agent or such Lender shall notify the Borrower, and thereafter the Borrower shall pay to such Lender or the Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or the Agent, additional amounts sufficient to compensate such Lender or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or the Agent reasonably determines to be allocable to the existence of such Lender’s or the Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or the Agent, as the case may be, shall be submitted by such Lender or by the Agent to the Borrower, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be conclusively presumed to be correct, absent manifest error.
11.7    Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch

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or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrower.
11.8    Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:
(a)    Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee, upon the date of delivery of the Covenant Compliance Report under Section 7.2(a) hereof reporting the Cash Balance as of the applicable date of determination, establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. In the event the Borrower shall fail timely to deliver such Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such report was required until such report is delivered, the Applicable Margins and Applicable Fee Percentages shall be at the highest level on the pricing matrix attached to this Agreement as Schedule 1.1.
(b)    From the Effective Date until the required date of delivery (or, if earlier, delivery) of the Covenant Compliance Report under Section 7.2(a) hereof, for the fiscal quarter ending December 31, 2013, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level I column of the pricing matrix attached to this Agreement as Schedule 1.1. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly Covenant Compliance Reports, subject to recalculation as provided in Section 11.8(a) above.
Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the Covenant Compliance Report of the Borrower and any of its Subsidiaries (relating to the current or any prior fiscal period) or for any other reason, the Agent determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by the Borrower as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (x) if the proper calculation thereof would have resulted in higher pricing for any such period, the Borrower shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent or the Majority Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in lower pricing for such period, the Agent and Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to the Borrower.

11.9    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 11.9 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to Sections 11.4, 11.5, 11.6 or 3.4(c), for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law (provided that this provision will not apply to any Change in Law of the type referred to in clauses (x), (y) or (z) of the definition thereof) giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

12.	AGENT.
12.1    Appointment of the Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents

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and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.
12.2    Deposit Account with the Agent or any Lender. The Borrower authorizes the Agent and each Lender, in the Agent’s or such Lender’s sole discretion, upon notice to the Borrower to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.
12.3    Scope of the Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of the Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. The Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
12.4    Successor Agent. The Agent may resign as such at any time upon at least thirty (30) days prior notice to the Borrower and each of the Lenders. If the Agent at any time shall resign or if the office of the Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to the Borrower (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and the Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, the Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, the Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as the Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation

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hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.
12.5    Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender and based on the financial statements of the Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of the Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.
12.6    Authority of the Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which the Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.
12.7    Indemnification of the Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrower, but without limiting any obligation of the Borrower to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of in-house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of in-house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by the Borrower, but without limiting the obligation of the Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by the Borrower for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or the Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), the Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.
12.8    Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrower hereunder.

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12.9    The Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.
12.10    Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, the Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which the Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.
12.11    Collateral Matters.
(a)    The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.
(b)    The Lenders irrevocably authorize the Agent, in its reasonable discretion, to the full extent set forth in Section 13.9(d) hereof, (1) to release or terminate any Lien granted to or held by the Agent upon any Collateral (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.9; (2) to subordinate the Lien granted to or held by the Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b) hereof; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than the Borrower or a Subsidiary of the Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).
12.12    The Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

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12.13    The Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, the Borrower shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.
12.14    Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
12.15    No Reliance on the Agent’s Customer Identification Program.
(a)    Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.
(b)    Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

13.	MISCELLANEOUS.
13.1    Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.
13.2    Choice of Law and Venue.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

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(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.2.
13.3    Interest. In the event the obligation of the Borrower to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which the Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.
13.4    Closing Costs and Other Costs; Indemnification.
(a)    The Borrower shall pay or reimburse (in each case within ten (10) Business Days of receipt of a documented invoice) (i) the Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by the Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by the Borrower, and (ii) the Agent and its Affiliates and its Affiliates, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by the Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against the Borrower or any other Credit Party, or otherwise incurred by the Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against the Agent, its Affiliates, or any Lender which would not have been asserted were it not for the Agent’s or such Affiliate’s or Lender’s relationship with the Borrower hereunder or otherwise, shall also be paid by the Borrower. All of said amounts required to be paid by the Borrower hereunder and not paid within the specified time period above, shall bear interest, from the date incurred to the date payment is received by the Agent, at the Base Rate, plus three percent (3%).
(b)    The Borrower agrees to indemnify and hold the Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable in-house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by the Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage,

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liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.4(b).
(c)    The Borrower agrees to defend, indemnify and hold harmless the Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by the Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrower shall have no obligations under this Section 13.4(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Lender, as the case may be. The obligations of the Borrower under this Section 13.4(c) shall be in addition to any and all other obligations and liabilities the Borrower may have to the Agent or any of the Lenders at common law or pursuant to any other agreement.
13.5    Notices.
(a)    Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.5 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.5 or posted to an E-System set up by or at the direction of the Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to the Borrower shall be deemed to be a notice to all of the Credit Parties.
(b)    Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

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13.6    Further Action. The Borrower, from time to time, upon written request of the Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.
13.7    Successors and Assigns; Participations; Assignments.
(a)    This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lenders and their respective successors and assigns.
(b)    The foregoing shall not authorize any assignment by the Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.
(c)    No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).
(d)    Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:
(ii)    each such assignment shall be made on a pro rata basis, unless otherwise agreed to by the Agent, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan be less than $5,000,000; and
(iii)    the parties to any assignment shall execute and deliver to the Agent an Assignment Agreement substantially (as determined by the Agent) in the form attached hereto as Exhibit H (with appropriate insertions acceptable to the Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.
Until the Assignment Agreement becomes effective in accordance with its terms and is recorded in the Register maintained by the Agent under clause (g) of this Section 13.7, and the Agent has confirmed that the assignment satisfies the requirements of this Section 13.7, the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.7, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.
Upon request, the Borrower shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrower acknowledges and agrees that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute

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a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.
(a)    The Borrower and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder on a pro rata basis only, unless otherwise agreed to by the Agent, and under the other Loan Documents to any Person (other than a natural person or to the Borrower or any of the Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:
(ii)    such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;
(iii)    a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof;
(iv)    such Lender shall retain the sole right and responsibility to enforce the obligations of the applicable Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters requiring the consent of each of the Lenders under Section 13.9(b) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the applicable Credit Parties, the Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the applicable Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender; and
(v)    each participant shall provide the relevant tax form required under Section 13.12.
(a)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.
(b)    The Borrower hereby designates the Agent, and Agent agrees to serve, as the Borrower’s non-fiduciary agent solely for purposes of this Section 13.7(g) and to maintain at its principal office in the United States a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but only with respect to any entry relating

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to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrower of the making of any entry in the Register or any change in such entry.
(c)    The Borrower authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.10 hereof or shall otherwise agree to be bound by the terms thereof.
(d)    Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.
13.8    Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.
13.9    Amendment and Waiver.
(a)    No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).
(b)    Notwithstanding anything to the contrary herein,
(ii)    no amendment, waiver or consent shall increase the stated amount of any Lender’s commitment hereunder without such Lender’s consent;
(iii)    no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders holding Indebtedness directly affected thereby, do any of the following:

(A)	reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,

(B)
postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder (except with respect to the payments required under Sections 2.9(b) and 4.8),

(C)
change any of the provisions of this Section 13.9 or the definitions of “Majority Lenders”, “Majority Revolving Credit Lenders”, “Majority Term Loan Lenders,” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that changes to the definition of “Majority Lenders” may be made with the consent of only the Majority Lenders to include the Lenders holding any additional credit facilities that are added to this Agreement with the approval of the appropriate Lenders, and,

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(D)	any modifications to the definitions of “Borrowing Base” and “Eligible Accounts”;
(iv)    no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:
(A)    except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither the Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of the Agent and the Lenders, provided however that the Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise),
(B)    increase the maximum duration of Interest Periods permitted hereunder; or
(C)    modify Sections 10.2 or 10.3 hereof;
(v)    any amendment, waiver or consent that will (A) reduce the principal of, or interest on, the Swing Line Note, (B) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note or (C) otherwise affect the rights and duties of the Swing Line Lender under this Agreement or any other Loan Document, shall require the written concurrence of the Swing Line Lender;
(vi)    any amendment, waiver or consent that will affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of the Issuing Lender; and
(vii)    any amendment, waiver, or consent that will affect the rights or duties of the Agent under this Agreement or any other Loan Document, shall require the written concurrence of the Agent.
(a)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Percentage of the Revolving Credit Aggregate Commitment or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis).
(b)    The Agent shall, upon the written request of the Borrower, execute and deliver to the applicable Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other

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form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.9; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than the Borrower or a Subsidiary of the Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) the Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.
(c)    Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
13.10    Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors, counsel or representatives) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 13.7(e) hereof, provided that such prospective assignee or participant agrees in writing to be bound by the confidentiality provisions of this Agreement.
13.11    Designation of Different Lending Office; Substitution or Removal of Lenders.
(a)    If any Lender requests compensation under Section 3.4(c), 10.1(d), 11.5 or 11.6, or requires the Borrower to pay any taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4(c), 10.1(d), 11.5 or 11.6, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4(c), 10.1(d), 11.5 or 11.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    With respect to any Lender (i) whose obligation to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (ii) that has demanded compensation under Section 3.4(c), 10.1(d), 11.5 or 11.6 and that has declined or is unable to designate a different lending office in accordance with Section 13.11(a), (iii) that has become a Defaulting Lender or (iv) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders have already consented (in each case, an “Affected Lender”), then the Agent or the Borrower may, at the Borrower’s sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement,

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including, without limitation, its Revolving Credit Aggregate Commitment, to an assignee (which may be one or more of the Lenders) (such assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from the Borrower requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation then due to the Affected Lender under Section 3.4(c), 10.1(d), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.7 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loan of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.11, the Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.7.
(c)    If any Lender is an Affected Lender of the type described in Section 13.11(b)(iii) and (iv) (any such Lender, a “Non-Compliant Lender”), the Borrower may, with the prior written consent of the Agent, and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce any Revolving Credit Aggregate Commitment by an amount equal to the Non-Compliant Lender’s Percentage of the Commitment of such Non-Compliant Lender and repay such Non-Compliant Lender an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if demanded by the Non-Compliant Lender, the amount of any compensation due to the Non-Compliant Lender under Section 3.4(c), 10.1(d), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of the Revolving Credit Aggregate Commitment and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Lender shall be reallocated among the Lenders that are not Non-Compliant Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each such Lender, plus such Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Lender’s Percentage of the Revolving Credit Aggregate Commitment, and with respect to any portion of the Fronting Exposure that may not be reallocated, the Borrower shall deliver to the Agent, for the benefit of the Issuing Lender and/or Swing Line Lender, as applicable, cash collateral or other security satisfactory to the Agent, with respect any such remaining Fronting Exposure.
(d)    If any Lender is a Non-Compliant Lender, the Borrower may, notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to repay all amounts owing to such a Non-Compliant Lender in connection with the Term Loan, so long as (i) no Default or Event of Default exists at the time of such repayment and (ii) after giving effect to any reduction in the Revolving Credit Aggregate Commitment, payments on the Revolving Credit under clause (b) above and payments on the Term Loan under this clause (c), the Borrower shall have availability, on the date of the repayment, to borrow additional Revolving Credit Advances under the Revolving Credit Aggregate Commitment of at least Two Hundred Fifty Thousand Dollars ($250,000) (after taking into account the sum on such date of the outstanding principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations).
13.12    Withholding Taxes.

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(a)    Each Lender that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (each, a “Non-U.S. Lender”) that, at any of the following times, is entitled to an exemption from United States withholding tax (including backup withholding) or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Lender becomes a Non-U.S. Lender hereunder, (x) on or prior to the date on which any such documentation, form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent documentation, form or certification previously delivered by it pursuant to this clause (a) and (z) from time to time if reasonably requested by the Borrower or Agent, provide Agent and the Borrower with such properly completed and executed documentation prescribed by applicable law as will permit payments to such Lender to be made without withholding, or at a reduced rate of withholding, as the case may be. Without limiting the generality of the foregoing, each Non-U.S. Lender shall deliver originals of the following (in such number as shall be reasonably requested by the recipient), as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Internal Revenue Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate that such Non-U.S. Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code or (C) any other applicable document prescribed by the Internal Revenue Service certifying as to the entitlement of such Non-U.S. Lender to such exemption from United States withholding tax or such reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents, all as reasonably requested by the Borrower or the Agent. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Agent may (and shall, if directed to do so by the Borrower) withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.
(b)    Each Lender that is a “United States person,” within the meaning of Section 7701(a)(30) of the Code (each a “U.S. Lender”) shall (A) on or prior to the date such Lender becomes a “U.S. Lender” hereunder, (B) on or prior to the date on which any such documentation, form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent documentation, form or certification previously delivered by it pursuant to this clause (b) and (D) from time to time if requested by the Borrower or Agent, provide Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
(c)    If a payment made to a Non-U.S. Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Non-U.S. Lender fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender shall deliver to the Agent and the Borrower any documentation under any Requirement of Law or reasonably requested by any Agent or the Borrower sufficient for the Agent or the Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment.
(d)    Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made (or subject to withholding at a higher rate than that applied to such payments), such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount (if any) actually withheld by the Agent, provided that, following any such payment, such Lender shall retain all of its rights and remedies against the Borrower with respect thereto.
13.13    Taxes and Fees.

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(a)    Should any stamp, documentary or other similar tax (other than any tax resulting from a Lender’s failure to comply with Section 13.12 or any Excluded Taxes), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrower agrees to pay the same, together with any interest or penalties thereon arising from the Borrower’s actions or omissions, and agrees to hold the Agent and the Lenders harmless with respect thereto provided, however, that the Borrower shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax, fees or other charges. Notwithstanding the foregoing, nothing contained in this Section 13.13 shall affect or reduce the rights of any Lender or the Agent under Section 11.5 hereof.
(b)    If any Lender determines, in its sole discretion, that it has received a refund of taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 10.1(d) or this Section, such Lender shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such Lender, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Borrower, promptly following the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Lender in the event such Lender is required to repay such refund to such taxing authority. The preceding sentence shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person or to pay any amount that would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
13.14    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, BORROWER, LENDERS AND AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS, LENDERS AND AGENT REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
13.15    Judicial Reference.
(a)    In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
(b)    With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Agreement or any other Loan Document, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
(c)    The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described

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in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
(d)    The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
(e)    The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
(f)    The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
(g)    Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
(h)    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
(i)    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

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(j)    THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM WHICH ARISES OUT OF OR IS RELATED TO, THIS AGREEMENT OR THE LOAN DOCUMENTS.
13.16    USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with the Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.
13.17    Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance and Term Loan Rate Requests, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.
13.18    Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.
13.19    Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.
13.20    Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
13.21    Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.
13.22    Electronic Transmissions.
(a)    Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure

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and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(b)    All uses of an E-System shall be governed by and subject to, in addition to Section 13.5 and this Section 13.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.
(c)    All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates, nor the Borrower or any of its respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates, or the Borrower or any of its respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Borrower and its Subsidiaries, and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. The Agent and the Lenders agree that the Borrower has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
13.23    Advertisements. The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.
13.24    Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the applicable Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrower set forth in Section 13.4 hereof (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.
13.25    Amendment and Restatement. On the Effective Date, the Prior Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (i) this Agreement, the Notes, and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Prior Credit Agreement) under the Prior Credit Agreement as in effect prior to the Effective Date; (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement; (iii) the Liens as granted under the Loan Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect and secure the payment of the Indebtedness (as defined in this Agreement) and are hereby fully ratified and affirmed; and (iv) upon the effectiveness of this Agreement all Advances outstanding under the Prior Credit Agreement will be part of the Advances hereunder on the terms and conditions set forth in this Agreement. Without limitation of the foregoing, Borrower hereby fully and unconditionally ratifies and affirms all Loan Documents and agrees that all collateral granted thereunder shall from and after the date hereof secure all Indebtedness hereunder.
(a)    Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of Borrower contained in the Prior Credit Agreement, Borrower acknowledges and agrees that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations and warranties of Borrower contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Prior Credit Agreement shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that Borrower’s monetary obligations under the Prior Credit Agreement in respect of the

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advances and letters of credit thereunder are evidenced by this Agreement as provided herein. All indemnification obligations of the Borrower pursuant to the Prior Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Prior Credit Agreement pursuant to this Agreement.
(b)    On and after the Effective Date, (i) each reference in the Loan Documents to the “Agreement”, “thereunder”, “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Loan Documents to a “Note” shall mean and be a Note as defined in this Agreement.
(c)    On the Effective Date, each Lender shall have (i) Percentages equal to the applicable percentages set forth in Schedule 1.2 hereto and (ii) Advances of the Revolving Credit in its Percentage of all Advances under the Revolving Line (as defined in the Prior Credit Agreement) outstanding on the Effective Date. To facilitate the foregoing, each Lender which as a result of the adjustments of Percentages evidenced by Schedule 1.2 hereto is to have a greater principal amount of Advances of the Revolving Credit outstanding than such Lender had outstanding under Revolving Line under the Prior Credit Agreement immediately prior to the Effective Date, shall deliver to the Agent immediately available funds to cover such Advances (and the Agent shall, to the extent of the funds so received, disburse funds to each Lender which, as a result of the adjustment of the Percentages, is to have a lesser principal amount of Advances outstanding than such Lender had under the Prior Credit Agreement). The Lenders agree that all interest and fees accrued under the Prior Credit Agreement shall constitute the property of the Lenders which were parties to the Prior Credit Agreement and shall be distributed (to the extent received from the Borrower) to such Lenders on the basis of the Percentages in effect under the Prior Credit Agreement. Furthermore, it is acknowledged and agreed that all fees paid under the Prior Credit Agreement shall not be recalculated, redistributed or reallocated by Agent among the Lenders.

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent

By:    /s/ DENNIS RAPOPORT

Its:    Vice President

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ROCKET FUEL INC.

By:    /s/ J. PETER BARDWICK

Its:    Chief Financial Officer

1
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COMERICA BANK,
as a Lender, as Issuing Lender and as Swing Line Lender

By:    /s/ DENNIS RAPOPORT

Its:    Vice President

1
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SILICON VALLEY BANK,
as a Lender and as Syndication Agent

By:    /s/ RYAN EDWARDS

Its:    Vice President

1
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CITY NATIONAL BANK,
as a Lender

By:    /s/ BRIAN LEWIS

Its:    Vice President

1
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Schedule 1.1
Applicable Margin Grid
Revolving Credit and Term Loan Facility
(basis points per annum)

Basis for Pricing	Level I	Level II**
Cash Balance*	>$75,000,000	<$75,000,000
Revolving Credit Eurodollar-based Rate Margin	275	350
Revolving Credit Base Rate Margin	175	250
Revolving Credit Facility Fee	37.5	37.5
Letter of Credit Fees (exclusive of facing fees)	275	350
Term Loan Eurodollar-based Rate Margin	375	450
Term Loan Base Rate Margin	275	350

* Definitions as set forth in the Credit Agreement.

** Level I pricing shall be in effect until the delivery of the financial statements for the quarter ending December 31, 2013, after which time the pricing grid shall govern.

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Schedule 1.2
Percentages and Allocations
Revolving Credit and Term Loan Facilities

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS	TERM LOAN PERCENTAGE	TERM LOAN ALLOCATIONS	WEIGHTED PERCENTAGE	TOTAL ALLOCATIONS
Comerica Bank	50.00%	$40,000,000	50.00%	$10,000,000	50.00%	$50,000,000
Silicon Valley Bank	30.00%	$24,000,000	30.00%	$6,000,000	30.00%	$30,000,000
City National Bank	20.00%	$16,000,000	20.00%	$4,000,000	20.00%	$20,000,000
TOTALS	100%	$80,000,000	100%	$20,000,000	100%	$100,000,000

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Schedule 13.5
Notices

Borrower:
Rocket Fuel Inc.
Attn: Bela Pandya, Vice President of Finance
350 Marine Pkwy.
Redwood City, CA 94065
Telephone: (650) 517-8822
Email:  bpandya@rocketfuelinc.com

Agent or Lenders:
Comerica Bank
Attn: Corporate Finance - MC 3289
411 W. Lafayette St.
Detroit, Michigan 48226
Telephone: (313) 222-4280
Facsimile: (313) 222-9434

For Advance Requests and/or Pay-Downs: corpfinadmin@comerica.com
For Reporting Requirements: reportingcorpfin@comerica.com
and

Comerica Bank
Attn: Dennis Rapoport
250 Lytton Ave, 3rd Floor
Palo Alto, CA 94301
Telephone: (650) 462-6040
Facsimile: (650) 462-6049

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EXHIBIT A
FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
No.                                     Dated: ________, 20__

TO:    Comerica Bank (“Agent”)

RE:
Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Rocket Fuel Inc. (“Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from Lenders, as described herein:

(A)	Date of Advance:

(B)	(check if applicable)
This Advance is or includes a whole or partial refunding/conversion of:
Advance No(s).

(C)	Type of Advance (check only one):
Base Rate Advance
Eurodollar-based Advance

(D)	Amount of Advance:
$_____________________

(E)	Interest Period (applicable to Eurodollar-based Advances)
________ months

(F)	Disbursement Instructions
Comerica Bank Account No. _________________
Other:

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Borrower certifies to the matters specified in Section 2.3(f) of the Credit Agreement.
Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.
ROCKET FUEL INC.

By:

Its:

Agent Approval:

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EXHIBIT B
FORM OF REVOLVING CREDIT NOTE

$_______________                                 ________, 20__

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Rocket Fuel Inc. (“Borrower”) promises to pay to the order of [insert name of applicable financial institution] (“Payee”) at Detroit, Michigan, care of Agent, in lawful money of the United States of America, so much of the sum of [Insert Amount derived from Percentages] Dollars ($_________), as may from time to time have been advanced by Payee and then be outstanding hereunder pursuant to the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Borrower. Each of the Revolving Credit Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Revolving Credit Advance made by the Payee from the date of such Revolving Credit Advance until paid at the rate and at the times set forth in the Credit Agreement.
This Note is a note under which Revolving Credit Advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.
This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.
Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.
* * *
[SIGNATURES FOLLOW ON SUCCEEDING PAGE]

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Nothing herein shall limit any right granted Payee by any other instrument or by law.
ROCKET FUEL INC.

By:

Its:

EXHIBIT C
FORM OF SWING LINE NOTE
$_______________                                 ________, 20__

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Rocket Fuel Inc. (“Borrower”) promises to pay to the order of Comerica Bank (“Swing Line Lender”) at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of [Insert Amount derived from Percentages] Dollars ($_________), as may from time to time have been advanced to Borrower by the Swing Line Lender and then be outstanding hereunder pursuant to the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Borrower, together with interest thereon as hereinafter set forth.
Each of the Swing Line Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Swing Line Advance made by the Swing Line Lender from the date of such Swing Line Advance until paid at the rates and at the times set forth in the Credit Agreement.
This Note is a Swing Line Note under which Swing Line Advances (including refundings and conversions), repayments and readvances may be made from time to time by the Swing Line Lender, but only in accordance with the terms and conditions of the Credit Agreement (including any applicable sublimits). This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

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This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.
Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.
* * *
[SIGNATURES FOLLOW ON SUCCEEDING PAGE]

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Nothing herein shall limit any right granted Swing Line Lender by any other instrument or by law.
ROCKET FUEL INC.

By:

Its:

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EXHIBIT D
FORM OF REQUEST FOR SWING LINE ADVANCE

No.     Dated:_______

TO:    Comerica Bank (“Swing Line Lender”)

RE:
Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Rocket Fuel Inc. (“Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from the Swing Line Lender, as described herein:

(A)	Date of Advance:

(B)	(check if applicable)
This Advance is or includes a whole or partial refunding/conversion of:
Advance No(s).

(C)	Type of Advance (check only one):
Base Rate Advance
Quoted Rate Advance

(D) Amount of Advance:
$______________________

(E)	Interest Period (applicable to Quoted Rate Advances)
________ days

(F)	Disbursement Instructions
Comerica Bank Account No.
Other:

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Borrower certifies to the matters specified in Section 2.5(c)(vi) of the Credit Agreement.
Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.
ROCKET FUEL INC.

By:

Its:

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EXHIBIT E
FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
TO:    Lenders

RE:
Issuance of Letter of Credit pursuant to Article 3 of the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Rocket Fuel Inc. (“Borrower”).

On             , 20__, Issuing Lender , in accordance with Article 3 of the Credit Agreement, issued its Letter of Credit number         , in favor of              for the account of Borrower. The face amount of such Letter of Credit is $            . The amount of each Lender’s participation in such Letter of Credit is as follows:
____________[Lender]            $
____________[Lender]            $
____________[Lender]            $
____________[Lender]            $

This notification is delivered this _____ day of ____________, 20___, pursuant to Section 3.3 of the Credit Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Credit Agreement.
Signed:

COMERICA BANK, as Agent

By:

Its:

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EXHIBIT F
FORM OF SECURITY AGREEMENT
Attached.

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Execution Copy
SECURITY AGREEMENT
THIS SECURITY AGREEMENT (the “Agreement”) dated as of December 20, 2013, is entered into by and among the Borrower (as defined below), such other entities which from time to time become parties hereto (collectively, including the Borrower, the “Debtors” and each, individually, a “Debtor”) and Comerica Bank (“Comerica”), as administrative agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”). The addresses for the Debtors and the Agent, as of the date hereof, are set forth on the signature pages attached hereto.
R E C I T A L S:
A.    Rocket Fuel Inc. (the “Borrower”) has entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 20, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time the “Credit Agreement”) with each of the financial institutions from time to time signatory thereto (collectively, including their respective successors and assigns, the “Lenders”) and the Agent pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to the Borrower, as provided therein.
B.    Pursuant to the Credit Agreement, the Lenders have required that each of the Debtors grant (or cause to be granted) certain Liens to the Agent, for the benefit of the Lenders, all to secure the obligations of the Borrower or any Debtor under the Credit Agreement or any related Loan Document (including any Guaranty).
C.    The Debtors have directly and indirectly benefited and will directly and indirectly benefit from the transactions evidenced by and contemplated in the Credit Agreement and the other Loan Documents.
D.    The Agent is acting as Agent for the Lenders pursuant to the terms and conditions of Section 12 of the Credit Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Article 1
Definitions
Section 1.1    Definitions. As used in this Agreement, capitalized terms not otherwise defined herein have the meanings provided for such terms in the Credit Agreement. References to “Sections,” “subsections,” “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. All references to statutes and regulations shall include any amendments of the same and any successor statutes and regulations. References to particular sections of the UCC should be read to refer also to parallel sections of the Uniform Commercial Code as enacted in each state or other jurisdiction which may be applicable to the grant and perfection of the Liens held by the Agent for the benefit of the Lenders pursuant to this Agreement.
The following terms have the meanings indicated below, all such definitions to be equally applicable to the singular and plural forms of the terms defined:
“Account” means any “account,” as such term is defined in Division 9 of the UCC, now owned or hereafter acquired by a Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all rights of such Debtor to payment for goods sold or leased or services rendered, whether or not earned by performance, (b) all accounts receivable of such Debtor, (c) all rights of such Debtor to receive any payment of money or other form of consideration, (d) all security pledged, assigned or granted to or held by such Debtor to secure any of the foregoing, (e) all guaranties of, or indemnifications with respect to, any of the

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foregoing, and (f) all rights of such Debtor as an unpaid seller of goods or services, including, but not limited to, all rights of stoppage in transit, replevin, reclamation and resale.
“Chattel Paper” means any “chattel paper,” as such term is defined in Division 9 of the UCC, now owned or hereafter acquired by a Debtor, and shall include both electronic Chattel Paper and tangible Chattel Paper.
“Collateral” has the meaning specified in Section 2.1 of this Agreement.
“Collateral Compliance Report” means a report in the form attached hereto as Exhibit C.
“Computer Records” means any computer records now owned or hereafter acquired by any Debtor.
“Copyright Collateral” means all Copyrights and Copyright Licenses of the Debtors.
“Copyright Licenses” means all license agreements with any other Person in connection with any of the Copyrights or such other Person’s copyrights, whether a Debtor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule 1.1 to the Security Agreement Disclosure Letter and made a part hereof, subject, in each case, to the terms of such license agreements and the right to prepare for sale, sell and advertise for sale, all inventory now or hereafter covered by such licenses.
“Copyrights” means all copyrights and mask works, whether or not registered, and all applications for registration of all copyrights and mask works, including, but not limited to all copyrights and mask works, and all applications for registration of all copyrights and mask works identified on Schedule 1.1 to the Security Agreement Disclosure Letter and made a part hereof, and including without limitation (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof; (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Copyright Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof); and (c) all rights corresponding thereto and all modifications, adaptations, translations, enhancements and derivative works, renewals thereof, and all other rights of any kind whatsoever of a Debtor accruing thereunder or pertaining thereto.
“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with a bank. The term does not include investment property, investment accounts or accounts evidenced by an instrument.
“Document” means any “document,” as such term is defined in Division 9 of the UCC, now owned or hereafter acquired by any Debtor, including, without limitation, all documents of title and all receipts covering, evidencing or representing goods now owned or hereafter acquired by a Debtor.
“Equipment” means any “equipment,” as such term is defined in Division 9 of the UCC, now owned or hereafter acquired by a Debtor and, in any event, shall include, without limitation, all machinery, equipment, furniture, trade fixtures, tractors, trailers, rolling stock, vessels, aircraft and Vehicles now owned or hereafter acquired by such Debtor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
“General Intangibles” means any “general intangibles,” as such term is defined in Division 9 of the UCC, now owned or hereafter acquired by a Debtor and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all of such Debtor’s Intellectual Property Collateral; (b) all of such Debtor’s books, records, data, plans, manuals, computer software, computer tapes, computer disks, computer programs, source codes, object codes and all rights of such Debtor to retrieve data and other information from third parties; (c) all of such Debtor’s contract rights, commercial tort claims, partnership interests, membership interests, joint venture interests, securities, deposit accounts, investment accounts and certificates of deposit; (d) all rights of such Debtor to payment under chattel paper, documents, instruments and similar agreements; (e) letters of credit, letters of credit rights supporting obligations and rights to payment for money or funds advanced or sold of such Debtor; (f) all tax refunds and tax refund claims of such Debtor; (g) all choses in action and causes of action of such Debtor (whether

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arising in contract, tort or otherwise and whether or not currently in litigation) and all judgments in favor of such Debtor; (h) all rights and claims of such Debtor under warranties and indemnities, (i) all health care receivables; and (j) all rights of such Debtor under any insurance, surety or similar contract or arrangement, provided that, notwithstanding anything in this definition, any shares of stock or other equity, partnership or membership interests in any Foreign Subsidiaries of such Debtor shall not constitute “General Intangibles.”
“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Instrument” means any “instrument,” as such term is defined in Division 9 of the UCC, now owned or hereafter acquired by any Debtor, and, in any event, shall include all promissory notes (including without limitation, any Intercompany Notes held by such Debtor), drafts, bills of exchange and trade acceptances, whether now owned or hereafter acquired.
“Intellectual Property Collateral” means Patents, Patent Licenses, Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, trade secrets, registrations, goodwill, franchises, permits, proprietary information, customer lists, designs, inventions and all other intellectual property and proprietary rights, including without limitation those described on Schedule 1.1 to the Security Agreement Disclosure Letter and incorporated herein by reference.
“Inventory” means any “inventory,” as such term is defined in Division 9 of the UCC, now owned or hereafter acquired by a Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all goods and other personal property of such Debtor that are held for sale or lease or to be furnished under any contract of service; (b) all raw materials, work-in-process, finished goods, supplies and materials of such Debtor; (c) all wrapping, packaging, advertising and shipping materials of such Debtor; (d) all goods that have been returned to, repossessed by or stopped in transit by such Debtor; and (e) all Documents evidencing any of the foregoing.
“Investment Property” means any “investment property” as such term is defined in Division 9 of the UCC, now owned or hereafter acquired by a Debtor, and in any event, shall include without limitation all shares of stock and other equity, partnership or membership interests constituting securities, of the Domestic Subsidiaries of such Debtor from time to time owned or acquired by such Debtor in any manner (including, without limitation, the Pledged Shares), and the certificates and all dividends, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such shares, but excluding any shares of stock or other equity, partnership or membership interests in any Foreign Subsidiaries of such Debtor.
“Patent Collateral” means all Patents and Patent Licenses of the Debtors.
“Patent Licenses” means all license agreements with any other Person in connection with any of the Patents or such other Person’s patents, whether a Debtor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule 1.1 to the Security Agreement Disclosure Letter and made a part hereof, subject, in each case, to the terms of such license agreements and the right to prepare for sale, sell and advertise for sale, all inventory now or hereafter covered by such licenses.
“Patents” means all letters patent, patent applications and patentable inventions, including, without limitation, all patents and patent applications identified on Schedule 1.1 to the Security Agreement Disclosure Letter and made a part hereof, and including without limitation, (a) all inventions and improvements described and claimed therein, and patentable inventions, (b) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (c) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Patent Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (d) all rights corresponding thereto and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of a Debtor accruing thereunder or pertaining thereto.

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“Permitted Liens” means Liens permitted under Section 8.2 of the Credit Agreement
“Pledged Shares” means the shares of capital stock or other equity, partnership or membership interests described on Schedule 1.2 to the Security Agreement Disclosure Letter and incorporated herein by reference, and all other shares of capital stock or other equity, partnership or membership interests (in each case other than in an entity which is a Foreign Subsidiary) acquired by any Debtor after the date hereof.
“Prior Credit Agreement” shall have the meaning given to such term in the Credit Agreement.
“Proceeds” means any “proceeds,” as such term is defined in Division 9 of the UCC and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to a Debtor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to a Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting, or purporting to act, for or on behalf of any Governmental Authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Records” are defined in Section 3.2 of this Agreement.
“Security Agreement Disclosure Letter” means the Security Agreement Disclosure Letter dated as of the date hereof, delivered by Borrower to the Agent in connection with this Agreement, as may be updated from time to time in accordance with the terms of this Agreement and the other Loan Documents (provided, that any updated disclosure provided pursuant to Section 4.6 of this Agreement pursuant to a Collateral Compliance Report shall be deemed to amend the Security Agreement Disclosure Letter and such updated disclosure shall be deemed to be included in such Security Agreement Disclosure Letter).
“Software” means all (i) computer programs and supporting information provided in connection with a transaction relating to the program, and (ii) computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program whether or not the program is associated with the goods in such a manner that it customarily is considered part of the goods, and whether or not, by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods, and whether or not the program is embedded in goods that consist solely of the medium in which the program is embedded.
“Trademark Collateral” means all Trademarks and Trademark Licenses of the Debtors.
“Trademark Licenses” means all license agreements with any other Person in connection with any of the Trademarks or such other Person’s names or trademarks, whether a Debtor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule 1.1 to the Security Agreement Disclosure Letter and made a part hereof, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, and to sell and advertise for sale, all inventory now or hereafter covered by such licenses.
“Trademarks” means all trademarks, service marks, trade names, trade dress or other indicia of trade origin, trademark and service mark registrations, and applications for trademark or service mark registrations, and any renewals thereof, including, without limitation, each registration and application identified on Schedule 1.1 to the Security Agreement Disclosure Letter and made a part hereof, and including without limitation (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Trademark Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof) and (c) all rights corresponding thereto and all other rights of any kind whatsoever of a Debtor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin.

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“UCC” means the Uniform Commercial Code as in effect in the State of California; provided, that if, by applicable law, the perfection or effect of perfection or non-perfection of the security interest created hereunder in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.
“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
ARTICLE 2
Security Interest
Section 2.1    Grant of Security Interest. As collateral security for the prompt payment and performance in full when due of the Indebtedness (whether at stated maturity, by acceleration or otherwise), each Debtor hereby pledges, collaterally assigns, transfers and conveys to the Agent as collateral, and grants to the Agent a continuing Lien on and security interest in, all of such Debtor’s right, title and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located (collectively, the “Collateral”):

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all General Intangibles;

(d)	all Equipment;

(e)	all Inventory;

(f)	all Documents;

(g)	all Instruments;

(h)
all Deposit Accounts and any other cash collateral, deposit or investment accounts, including all cash collateral, deposit or investment accounts established or maintained pursuant to the terms of this Agreement or the other Loan Documents;

(i)	all Computer Records and Software, whether relating to the foregoing Collateral or otherwise, but in the case of such Software, subject to the rights of any non-affiliated licensee of software;

(j)	all Investment Property; and

(k)
the Proceeds, in cash or otherwise, of any of the property described in the foregoing clauses (a) through (j) and all Liens, security, rights, remedies and claims of such Debtor with respect thereto (provided that the grant of a security interest in Proceeds set forth is in this subsection (k) shall not be deemed to give the applicable Debtor any right to dispose of any of the Collateral, except as may otherwise be permitted pursuant to the terms of the Credit Agreement);

provided, however, that “Collateral” shall not include (i) rights under or with respect to any General Intangible, license, permit or authorization to the extent any such General Intangible, license, permit or authorization, by its terms or by law, prohibits the assignment of, or the granting of a Lien over the rights of a grantor thereunder or which would be invalid or unenforceable upon any such assignment or grant (the “Restricted Assets”), provided that (A) the Proceeds of any Restricted Asset shall continue to be deemed to be “Collateral” to the extent not prohibited by law, and (B) this provision shall not limit the grant of any Lien on or assignment of any Restricted Asset or the Proceeds of such Restricted Assets to the extent that the UCC or any other applicable law provides that such grant of Lien or assignment is effective irrespective of any prohibitions to such grant provided in any Restricted Asset (or the underlying documents related

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thereto), (ii) any property as to which the Agent has determined in its sole discretion that the collateral value is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein, (iii) any property now owned or hereafter acquired by any Debtor that is subject to a Lien permitted by Sections 8.2(b) and (g) of the Credit Agreement, if the agreements governing the terms of such Lien prohibit the granting of a Lien over such property in favor of third parties, provided that upon termination of such Lien, such property shall immediately become Collateral, or (iv) any “intent-to-use” Trademark applications. Concurrently with any Restricted Asset being entered into or arising after the date hereof, the applicable Debtor shall be obligated to obtain any waiver or consent (in form and substance reasonably acceptable to the Agent) necessary to allow such Restricted Asset to constitute Collateral hereunder if the failure of such Debtor to have rights to such Restricted Asset would have a Material Adverse Effect.
Section 2.2    Debtors Remain Liable. Notwithstanding anything to the contrary contained herein, (a) the Debtors shall remain liable under the contracts, agreements, documents and instruments included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent or any Lender of any of their respective rights or remedies hereunder shall not release the Debtors from any of their duties or obligations under the contracts, agreements, documents and instruments included in the Collateral, and (c) neither the Agent nor any of the Lenders shall have any indebtedness, liability or obligation (by assumption or otherwise) under any of the contracts, agreements, documents and instruments included in the Collateral by reason of this Agreement, and none of them shall be obligated to perform any of the obligations or duties of the Debtors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
ARTICLE 3
Representations and Warranties
To induce the Agent to enter into this Agreement and the Agent and the Lenders to enter into the Credit Agreement, each Debtor represents and warrants to the Agent and to each Lender as follows, each such representation and warranty being a continuing representation and warranty, surviving until termination of this Agreement in accordance with the provisions of Section 7.12 of this Agreement:
Section 3.1    Title. Such Debtor is, and with respect to Collateral acquired after the date hereof such Debtor will be, the legal and beneficial owner of the Collateral free and clear of any Lien or other encumbrance, except for the Permitted Liens, provided that, other than the Lien established under this Agreement, no Lien on any Pledged Shares shall constitute a Permitted Lien, unless such Lien over Pledged Shares is junior to the Lien established under this Agreement and is subject to a Subordination Agreement subordinating both the Debt and related Liens and containing customary intercreditor terms that are acceptable to the Agent.
Section 3.2    Change in Form or Jurisdiction; Successor by Merger; Location of Books and Records. As of the date hereof, each Debtor (a) is duly organized and validly existing as a corporation (or other business organization) under the laws of its jurisdiction of organization; (b) is formed in the jurisdiction of organization and has the registration number and tax identification number set forth on Schedule 3.2 to the Security Agreement Disclosure Letter; (c) has not changed its respective corporate form or its jurisdiction of organization at any time during the five years immediately prior to the date hereof, except as set forth on such Schedule 3.2; (d) except as set forth on such Schedule 3.2 to the Security Agreement Disclosure Letter, no Debtor has, at any time during the five years immediately prior to the date hereof, become the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise of any other Person, and (e) keeps true and accurate books and records regarding the Collateral (the “Records”) in the office indicated on such Schedule 3.2.
Section 3.3    Representations and Warranties Regarding Certain Types of Collateral.

(a)
Location of Inventory and Equipment. As of the date hereof, (i) all Inventory with a value in excess of $250,000 (except Inventory in transit) and Equipment with a value in excess of $250,000 (except trailers, rolling stock, vessels, aircraft and Vehicles) of each Debtor are located at the places specified on Schedule 3.3(a) to the Security Agreement Disclosure Letter, (ii) the name and address of the landlord leasing any location to any Debtor is identified on such Schedule 3.3(a) to the Security

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Agreement Disclosure Letter, and (iii) the name of and address of each bailee or warehouseman which holds any Collateral with a value in excess of $250,000 and the location of such Collateral is identified on such Schedule 3.3(a) to the Security Agreement Disclosure Letter.

(b)
Account Information. As of the date hereof, all Deposit Accounts, cash collateral accounts or investment accounts of each Debtor (except for those Deposit Accounts, cash collateral accounts or investment accounts located with the Agent) are located at the banks specified on Schedule 3.3(b) to the Security Agreement Disclosure Letter which Schedule sets forth the true and correct name of each bank where such accounts are located, such bank’s address, the type of account and the account number.

(c)
Documents. As of the date hereof, except as set forth on Schedule 3.3(c) to the Security Agreement Disclosure Letter, none of the Inventory or Equipment with a value in excess of $50,000 of such Debtor (other than trailers, rolling stock, vessels, aircraft and Vehicles) is evidenced by a Document (including, without limitation, a negotiable document of title).

(d)
Intellectual Property. As of the date hereof, and at all times after initial delivery of a Collateral Compliance Report pursuant to Section 4.6, as of the date of the most recently delivered Collateral Compliance Report pursuant to Section 4.6, set forth on Schedule 1.1 to the Security Agreement Disclosure Letter is a true and correct list of the registered Patents, Patent Licenses, registered Trademarks, Trademark Licenses, registered Copyrights and Copyright Licenses owned by the Debtors (including, in the case of the registered Patents, registered Trademarks and registered Copyrights, the registration number (or application number, if applicable, if registration not completed) and application or registration number. For purposes of this Section 3.3(d), references to Patent Licenses, Trademark Licenses and Copyright Licenses shall exclude (i) off-the-shelf, open-source or shrink-wrap licenses, (ii) non-exclusive licenses of Patents, Trademarks and Copyrights licensed to Debtors in the ordinary course of business and (iii) non-exclusive licenses of Patents, Trademarks and Copyrights to third parties in the ordinary course of business where a Debtor is the licensor.

Section 3.4    Pledged Shares.

(a)
Duly Authorized and Validly Issued. The Pledged Shares that are shares of a corporation have been duly authorized and validly issued and are fully paid and nonassessable, and the Pledged Shares that are membership interests or partnership units (if any) have been validly granted, under the laws of the jurisdiction of organization of the issuers thereof, and, to the extent applicable, are fully paid and nonassessable. No such membership or partnership interests constitute “securities” within the meaning of Article 8 of the UCC, and each Debtor covenants and agrees not to allow any such membership or partnership interest to become “securities” for purposes of Article 8 of the UCC.

(b)
Valid Title; No Liens; No Restrictions. Each Debtor is the legal and beneficial owner of the Pledged Shares, free and clear of any Lien (other than the Liens created by this Agreement), and such Debtor has not sold, granted any option with respect to, assigned, transferred or otherwise disposed of any of its rights or interest in or to the Pledged Shares, except as permitted by Section 8.2 of the Credit Agreement. None of the Pledged Shares are subject to any contractual or other restrictions upon the pledge or other transfer of such Pledged Shares, other than those imposed by securities laws generally. No issuer of Pledged Shares is party to any agreement granting “control” (as defined in Section 8-106 of the UCC) of such Debtor’s Pledged Shares to any third party. All such Pledged Shares are held by each Debtor directly and not through any securities intermediary.

(c)
Description of Pledged Shares; Ownership. The Pledged Shares constitute the percentage of the issued and outstanding shares of stock, partnership units or membership interests of the issuers thereof indicated on Schedule 1.2 to the Security Agreement Disclosure Letter and such Schedule contains

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a description of all shares of capital stock, membership interests and other equity interests of or in any Subsidiaries owned by such Debtor.
Section 3.5    Intellectual Property.

(a)
Filings and Recordation. Each Debtor has made all necessary filings and recordations to protect and maintain its interest in the Trademarks, Patents and Copyrights set forth on Schedule 1.1 to the Security Agreement Disclosure Letter, including, without limitation, all necessary filings and recordings, and payments of all maintenance fees, in the United States Patent and Trademark Office and United States Copyright Office, in each case to the extent such Trademarks, Patents and Copyrights are material to such Debtor’s business.

(b)
Trademarks and Trademark Licenses Valid. Except, in each case, as could not reasonably be expected to have a Material Adverse Effect, (i) each Trademark of the Debtors set forth on Schedule 1.1 to the Security Agreement Disclosure Letter is subsisting and has not been adjudged invalid, unregisterable or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid, registrable and enforceable, (ii) each of the Trademark Licenses set forth on Schedule 1.1 to the Security Agreement Disclosure Letter is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid and enforceable, and (iii) the Debtors have notified the Agent in writing of all uses of any material item of Trademark Collateral of which any Debtor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable, including unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with such Collateral.

(c)
Patents and Patent Licenses Valid. Except, in each case, as could not reasonably be expected to have a Material Adverse Effect, (i) each Patent of the Debtors set forth on Schedule 1.1 to the Security Agreement Disclosure Letter is subsisting and has not been adjudged invalid, unpatentable or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid, patentable and enforceable except as otherwise set forth on Schedule 1.1 to the Security Agreement Disclosure Letter, (ii) each of the Patent Licenses set forth on Schedule 1.1 to the Security Agreement Disclosure Letter is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid and enforceable, and (iii) the Debtors have notified the Agent in writing of all uses of any item of Patent Collateral material to any Debtor’s business of which any Debtor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable.

(d)
Copyright and Copyright Licenses Valid. Except, in each case, as could not reasonably be expected to have a Material Adverse Effect, (i) each Copyright of the Debtors set forth on Schedule 1.1 to the Security Agreement Disclosure Letter is subsisting and has not been adjudged invalid, uncopyrightable or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid, copyrightable and enforceable, (ii) each of the Copyright Licenses set forth on Schedule 1.1 to the Security Agreement Disclosure Letter is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the Debtors’ knowledge, is valid and enforceable, and (iii) the Debtors have notified the Agent in writing of all uses of any item of Copyright Collateral material to any Debtor’s business of which any Debtor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable.

(e)
No Assignment. The Debtors have not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or encumbrance of any of the Intellectual Property Collateral, except with respect to non-exclusive licenses granted in the ordinary course of business or as permitted by this Agreement or the Loan Documents. No Debtor has granted any license, shop right, release, covenant not to sue, or non-assertion assurance to any Person with respect to any part of the Intellectual Property Collateral, except as set forth on Schedule 1.1 or as otherwise disclosed to the Agent in writing.

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(f)
Products Marked. Each Debtor has marked its products with the trademark registration symbol, copyright notices, the numbers of all appropriate patents, the common law trademark symbol or the designation “patent pending,” as the case may be, to the extent that such Debtor, in good faith, believes is reasonably and commercially practicable.

(g)
Other Rights. Except for the Trademark Licenses, Patent Licenses and Copyright Licenses listed on Schedule 1.1 to the Security Agreement Disclosure Letter under which a Debtor is a licensee, no Debtor has knowledge of the existence of any right or any claim (other than as provided by this Agreement) that is reasonably likely to be made under or against any item of Intellectual Property Collateral contained on Schedule 1.1 to the Security Agreement Disclosure Letter to the extent such claim could reasonably be expected to have a Material Adverse Effect.

(h)
No Claims. Except as set forth on Schedule 1.1 to the Security Agreement Disclosure Letter or as otherwise disclosed to the Agent in writing, no claim has been made and is continuing or, to any Debtor’s knowledge, threatened in writing that the use by any Debtor of any item of Intellectual Property Collateral is invalid or unenforceable or that the use by any Debtor of any Intellectual Property Collateral does or may violate the rights of any Person, in each case that could reasonably be expected to have a Material Adverse Effect. To the Debtors’ knowledge, there is no infringement or unauthorized use of any item of Intellectual Property Collateral contained on Schedule 1.1 to the Security Agreement Disclosure Letter or as otherwise disclosed to the Agent in writing that could reasonably be expected to have a Material Adverse Effect.

(i)
No Consent. No consent of any party (other than such Debtor) to any Patent License, Copyright License or Trademark License listed on Schedule 1.1 to the Security Agreement Disclosure Letter is required to be obtained by or on behalf of such Debtor in connection with the execution, delivery and performance of this Agreement that has not been obtained. Each Patent License, Copyright License and Trademark License listed on Schedule 1.1 to the Security Agreement Disclosure Letter is in full force and effect and constitutes a valid and legally enforceable obligation of the applicable Debtor and (to the knowledge of the Debtors) each other party thereto except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Patent Licenses, Copyright Licenses or Trademark Licenses listed on Schedule 1.1 to the Security Agreement Disclosure Letter by any party thereto other than those which have been duly obtained, made or performed and are in full force and effect. Neither the Debtors nor (to the knowledge of any Debtor) any other party to any Patent License, Copyright License or Trademark License listed on Schedule 1.1 to the Security Agreement Disclosure Letter is in default in the performance or observance of any of the terms thereof, except for such defaults as would not reasonably be expected, in the aggregate, to have a material adverse effect on the value of the Intellectual Property Collateral. To the knowledge of such Debtor, the right, title and interest of the applicable Debtor in, to and under each Patent License, Copyright License and Trademark License listed on Schedule 1.1 to the Security Agreement Disclosure Letter is not subject to any defense, offset, counterclaim or claim.

(j)
Gross Revenue from Licenses. Except as set forth on Schedule 1.1, each Debtor’s rights as a licensee of intellectual property do not give rise to more than 5% of the gross revenues of the Borrower and its Subsidiaries on a consolidated basis in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

Section 3.6    Priority. No financing statement (other than notice filings that do not constitute Liens), security agreement or other Lien instrument covering all or any part of the Collateral is on file in any public office with respect to any outstanding obligation of such Debtor except (i) as may have been filed in favor of the Agent pursuant to this Agreement and the other Loan Documents and (ii) financing statements filed to perfect Permitted Liens (which

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shall not, in any event, grant a Lien over the Pledged Shares, unless such Lien over Pledged Shares is junior to the Lien established under this Agreement and is subject to a Subordination Agreement subordinating both the Debt and related Liens and containing customary intercreditor terms that are acceptable to the Agent.
Section 3.7    Perfection. Upon (a) the filing of Uniform Commercial Code financing statements in the jurisdictions listed on Schedule 3.7 to the Security Agreement Disclosure Letter, and (b) the recording of this Agreement in the United States Patent and Trademark Office and the United States Copyright Office, the security interest in favor of the Agent created herein will constitute a valid and perfected Lien upon and security interest in the Collateral which may be created and perfected either under the UCC by filing financing statements or by a filing with the United States Patent and Trademark Office and the United States Copyright Office.
ARTICLE 4
Covenants
Each Debtor covenants and agrees with the Agent, until termination of this Agreement in accordance with the provisions of Section 7.12 hereof, as follows:
Section 4.1    Covenants Regarding Certain Kinds of Collateral

(a)
Promissory Notes and Tangible Chattel Paper. If the Debtors, now or at any time hereafter, collectively hold or acquire any promissory notes or tangible Chattel Paper for which the principal amount thereof or the obligations evidenced thereunder are, in the aggregate, in excess of $250,000, the applicable Debtors shall notify the Agent in writing thereof pursuant to Section 4.6 in the Collateral Compliance Report first delivered thereafter, and promptly thereafter endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time reasonably specify, and cause all such Chattel Paper to bear a legend reasonably acceptable to the Agent indicating that the Agent has a security interest in such Chattel Paper.

(b)
Electronic Chattel Paper and Transferable Records. If the Debtors, now or at any time hereafter, collectively hold or acquire an interest in any electronic Chattel Paper or any “transferable record,” as that term is defined in the federal Electronic Signatures in Global and National Commerce Act, or in the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, worth, in the aggregate, in excess of $250,000, the applicable Debtors shall notify the Agent thereof pursuant to Section 4.6 in the Collateral Compliance Report first delivered thereafter and, at the request and option of the Agent, shall take such action as the Agent may reasonably request to vest in the Agent control, under Section 9-105 of the UCC, of such electronic chattel paper or control under the federal Electronic Signatures in Global and National Commerce Act, or the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(c)
Letter-of-Credit Rights. If the Debtors, now or at any time hereafter, collectively are or become beneficiaries under letters of credit, with an aggregate face amount in excess of $250,000, the applicable Debtors shall notify the Agent thereof pursuant to Section 4.6 in the Collateral Compliance Report first delivered thereafter and, at the request of the Agent, the applicable Debtors shall, pursuant to an agreement in form and substance reasonably satisfactory to the Agent either arrange (i) for the issuer and any confirmer of such letters of credit to consent to an assignment to the Agent of the proceeds of the letters of credit or (ii) for the Agent to become the transferee beneficiary of the letters of credit, together with, in each case, any such other actions as reasonably requested by the Agent to perfect its first priority Lien in such letter of credit rights. The applicable Debtor shall retain the proceeds of the applicable letters of credit until a Default or an Event of Default has occurred and is continuing whereupon the proceeds are to be delivered to the Agent and applied as set forth in the Credit Agreement

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(d)
Commercial Tort Claims. If the Debtors, now or at any time hereafter, collectively hold or acquire any commercial tort claims, the reasonably estimated aggregate value of which exceed $250,000, the applicable Debtors shall notify the Agent pursuant to Section 4.6 in the first Collateral Compliance Report delivered thereafter, of the particulars thereof and upon Agent’s request, grant to the Agent in a writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent.

(e)
Pledged Shares. All certificates or instruments representing or evidencing the Pledged Shares or any Debtor’s rights therein shall be delivered to the Agent promptly upon Debtor gaining any rights therein, in suitable form for transfer by delivery or accompanied by duly executed stock powers or instruments of transfer or assignments in blank, all in form and substance reasonably acceptable to the Agent.

(f)	Equipment and Inventory

(i)
Location. Each Debtor shall keep the Equipment (other than Vehicles) and Inventory (other than Inventory in transit) which is in such Debtor’s possession or in the possession of any bailee or warehouseman (in each case other than Equipment and Inventory with an aggregate value not exceeding $1,000,000) at any of the locations specified on Schedule 3.3(a) to the Security Agreement Disclosure Letter or as otherwise disclosed in writing to the Agent from time to time, subject to compliance with the other provisions of this Agreement, including subsection (ii) below.

(ii)	Landlord Consents and Bailee’s Waivers. Each Debtor shall provide, as applicable, a bailee’s waiver or landlord consent as required under Section 7.13(c) of the Credit Agreement.

(iii)	Maintenance. Each Debtor shall maintain the Equipment and Inventory in such condition as may be specified by the terms of the Credit Agreement.

(g)	Intellectual Property.

(i)
Trademarks. Each Debtor agrees to take all necessary steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (x) defend, enforce, preserve the validity and ownership of, and maintain each Trademark registration and each Trademark License identified on Schedule 1.1 to the Security Agreement Disclosure Letter, and (y) pursue each trademark application now or hereafter identified on Schedule 1.1 to the Security Agreement Disclosure Letter, including, without limitation, the filing of responses to office actions issued by the United States Patent and Trademark Office, the filing of applications for renewal, the filing of affidavits under Sections 8 and 15 of the United States Trademark Act, and the participation in opposition, cancellation, infringement and misappropriation proceedings, except, in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Each Debtor agrees to take corresponding steps with respect to each new or acquired Trademark registration, Trademark application or any rights obtained under any Trademark License, in each case, which it is now or later becomes entitled, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Any expenses incurred in connection with such activities shall be borne by the Debtors.

(ii)
Patents. Each Debtor agrees to take all necessary steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (x) defend, enforce, preserve the validity and ownership of, and maintain each Patent and each Patent License identified on Schedule 1.1 to the Security Agreement Disclosure Letter, and (y) pursue each patent

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application, now or hereafter identified on Schedule 1.1 to the Security Agreement Disclosure Letter, including, without limitation, the filing of divisional, continuation, continuation-in-part and substitute applications, the filing of applications for reissue, renewal or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, infringement and misappropriation proceedings, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Each Debtor agrees to take corresponding steps with respect to each new or acquired Patent, patent application, or any rights obtained under any Patent License, in each case, which it is now or later becomes entitled, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Any expenses incurred in connection with such activities shall be borne by the Debtors.

(iii)
Copyrights. Each Debtor agrees to take all necessary steps, including, without limitation, in the United States Copyright Office or in any court, to (x) defend, enforce, and preserve the validity and ownership of each Copyright and each Copyright License identified on Schedule 1.1 to the Security Agreement Disclosure Letter, and (y) pursue each Copyright and mask work application, now or hereafter identified on Schedule 1.1 to the Security Agreement Disclosure Letter, including, without limitation, the payment of applicable fees, and the participation in infringement and misappropriation proceedings, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Each Debtor agrees to take corresponding steps with respect to each new or acquired Copyright, Copyright and mask work application, or any rights obtained under any Copyright License, in each case, which it is now or later becomes entitled, except in each case in which the Debtors have determined, using their commercially reasonable judgment, that any of the foregoing is not of material economic value to them. Any expenses incurred in connection with such activities shall be borne by the Debtors.

(iv)
No Abandonment. The Debtors shall not abandon any Trademark, Patent, Copyright or any pending Trademark, Copyright, mask work or Patent application, without the written consent of the Agent (such consent not to be unreasonably withheld or delayed), unless the Debtors shall have previously determined, using their commercially reasonable judgment, that such use or the pursuit or maintenance of such Trademark registration, Patent, Copyright registration or pending Trademark, Copyright, mask work or Patent application is not of material economic value to them.

(v)
No Infringement. In the event that a Debtor becomes aware that any item of the Intellectual Property Collateral which such Debtor has determined, using its commercially reasonable judgment, to be material to its business is infringed or misappropriated by a third party, such Debtor shall notify the agent, in reasonable detail, in a Collateral Compliance Report pursuant to Section 4.6 of this Agreement, and shall take such actions as such Debtor or the Agent deems reasonably appropriate under the circumstances to protect such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation. Any expense incurred in connection with such activities shall be borne by the Debtors. Each Debtor will advise the Agent, in reasonable detail, in a Collateral Compliance Report pursuant to Section 4.6 of this Agreement, of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding any material item of the Intellectual Property Collateral.

(vi)	Audits of Intellectual Property Collateral. The Agent may audit a Debtor’s Intellectual Property Collateral to confirm compliance with this Section 4.1(g), provided that such audit

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may not occur more often than once per fiscal year, unless an Event of Default has occurred and is continuing. The Agent shall have the right, but not the obligation, to take, at the Debtors’ sole expense, any actions that a Debtor is required under this Section 4.1(g) to take but which such Debtor fails to take, after fifteen (15) days’ notice to such Debtor. The Debtors shall reimburse and indemnify the Agent for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 4.1(g).

(h)
Accounts and Contracts. Each Debtor shall, in accordance with its usual business practices in effect from time to time, endeavor to collect or cause to be collected from each account debtor under its Accounts, as and when due, any and all amounts owing under such Accounts. So long as no Event of Default has occurred and is continuing and except as otherwise provided in Section 6.3, each Debtor shall have the right to collect and receive payments on its Accounts, and to use and expend the same in its operations in each case in compliance with the terms of the Credit Agreement.

(i)
Vehicles; Aircraft and Vessels. Notwithstanding any other provision of this Agreement, no Debtor shall be required to make any filings as may be necessary to perfect the Agent’s Lien on its Vehicles, aircraft and vessels, unless (i) a Default or an Event of Default has occurred and is continuing, whereupon the Agent may require such filings be made or (ii) such Debtor, either singly, or together with the other Debtors, owns Vehicles, aircraft and vessels (other than Vehicles provided for use by such Debtor’s executive employees) which have a fair market value of at least $100,000, in aggregate amount, whereupon the applicable Debtors shall provide prompt notice to the Agent, and the Agent, at its option, may require the applicable Debtors to execute such agreements and make such filings as may be necessary to perfect the Agent’s Lien for the benefit of the Lenders and ensure the priority thereof on the applicable Vehicles, aircraft and vessels.

(j)
Life Insurance Policies. If any Debtor, now or any time hereafter, is the beneficiary of a “key man life insurance policy”, it shall promptly notify the Agent thereof, provide the Agent with a true and correct list of the Persons insured, the name and address of the insurance company providing the coverage, the amount of such insurance and the policy number, and, unless otherwise waived by the Agent in writing, take such actions as Agent may deem necessary or the Agent shall deem reasonably desirable to collaterally assign policy to the Agent for the benefit of the Lenders.

(k)
Deposit Accounts. Each Debtor agrees to promptly notify the Agent in writing of all Deposit Accounts, cash collateral accounts or investments accounts opened after the date hereof (except with Agent), and such Debtor shall take such actions as may be necessary or deemed desirable by the Agent (including the execution and delivery of an account control agreement in form and substance reasonably satisfactory to the Agent) to grant the Agent a perfected, first priority Lien over each of the Deposit Accounts, cash collateral accounts or investment accounts disclosed on Schedule 3.3(b) to the Security Agreement Disclosure Letter and over each of the additional accounts disclosed pursuant to this Section 4.1(k). Notwithstanding anything in this Agreement, no Debtor shall be required to enter into any account control agreement or similar agreement for any account used solely for payroll, payroll taxes or employee wage and benefit payments or any zero balance account.

Section 4.2    Encumbrances. Each Debtor shall not create, permit or suffer to exist, and shall defend the Collateral against any Lien (other than the Permitted Liens, provided that no Lien, other than the Lien created hereunder, shall exist over the Pledged Shares, unless such Lien over Pledged Shares is junior to the Lien established under this Agreement and is subject to a Subordination Agreement subordinating both the Debt and related Liens and containing customary intercreditor terms that are acceptable to the Agent.) or any restriction upon the pledge or other transfer thereof to Agent or the Lenders (other than as specifically permitted in the Credit Agreement), and shall defend such Debtor’s title to and other rights in the Collateral and the Agent’s pledge and collateral assignment of and security interest in the Collateral against the claims and demands of all Persons, except as permitted by this Agreement or the Credit Agreement. Except to the extent permitted by the Credit Agreement or in connection with any release of Collateral under Section 7.13 hereof (but only to the extent of any Collateral so released), such Debtor shall do nothing to impair the rights of the Agent in the Collateral.

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Section 4.3    Disposition of Collateral. Except as otherwise permitted under the Credit Agreement, no Debtor shall enter into or consummate any transfer or other disposition of Collateral.
Section 4.4    Insurance. The Collateral pledged by such Debtor or the Debtors will be insured (to the extent such Collateral is insurable) in accordance with the terms of Section 7.5 of the Credit Agreement. The disposition of proceeds payable to such Debtor of any insurance on the Collateral shall be governed by the terms of the Credit Agreement.
Section 4.5    Corporate Changes; Books and Records; Inspection Rights. (a) No Debtor shall change its respective name, organizational type or jurisdiction of organization, or identification number in any manner that might make any financing statement filed in connection with this Agreement seriously misleading within the meaning of Section 9-506 of the UCC unless such Debtor shall have given the Agent thirty (30) days prior written notice (or such other notice reasonably acceptable to the Agent to enable the Agent to file an amendment to its UCC filings) with respect to any change in such Debtor’s name, organizational type or jurisdiction of organization and shall have taken all action deemed reasonably necessary by the Agent under the circumstances to protect its Liens and the perfection and priority thereof, (b) each Debtor shall keep the Records at the location specified on Schedule 3.2 to the Security Agreement Disclosure Letter as the location of such books and records or as otherwise specified in writing to the Agent and (c) the Debtors shall permit the Agent, the Lenders, and their respective agents and representatives to conduct inspections, discussion and audits of the Collateral in accordance with the terms of the Credit Agreement.
Section 4.6    Notification of Lien; Continuing Disclosure. (a) Each Debtor shall promptly notify the Agent in writing of any Lien, encumbrance or claim (other than a Permitted Lien, to the extent not otherwise subject to any notice requirements under the Credit Agreement) that has attached to or been made or asserted against any of the Collateral upon becoming aware of the existence of such Lien, encumbrance or claim; (b) concurrently with delivery of the Covenant Compliance Report for each fiscal quarter, the Debtors shall execute and deliver to the Agent a Collateral Compliance Report in the form attached hereto as Exhibit C;
Section 4.7    Covenants Regarding Pledged Shares

(a)	Voting Rights and Distributions.

(vii)	So long as no Event of Default shall have occurred and be continuing (both before and after giving effect to any of the actions or other matters described in clauses (A) or (B) of this subparagraph):

(A)
Each Debtor shall be entitled to exercise any and all voting and other consensual rights (including, without limitation, the right to give consents, waivers and ratifications) pertaining to any of the Pledged Shares or any part thereof; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken without the prior written consent of the Agent which would violate any provision of this Agreement or the Credit Agreement; and

(B)
Except as otherwise provided by the Credit Agreement, such Debtor shall be entitled to receive and retain any and all dividends, distributions and interest paid in respect to any of the Pledged Shares.

(viii)	Upon the occurrence and during the continuance of an Event of Default:

(A)
To the extent permitted by applicable law, including the UCC, the Agent may, without notice to such Debtor, transfer or register in the name of the Agent or any of its nominees, for the equal and ratable benefit of the Lenders, any or all of the Pledged Shares and the Proceeds thereof (in cash or otherwise) held by the Agent hereunder, and the Agent or its nominee may thereafter, after delivery of notice to

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such Debtor, exercise all voting and corporate rights at any meeting of any corporation issuing any of the Pledged Shares and any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if the Agent were the absolute owner thereof, including, without limitation, the right to exchange, at its discretion, any and all of the Pledged Shares upon the merger, consolidation, reorganization, recapitalization or other readjustment of any corporation issuing any of such Pledged Shares or upon the exercise by any such issuer or the Agent of any right, privilege or option pertaining to any of the Pledged Shares, and in connection therewith, to deposit and deliver any and all of the Pledged Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine, all without liability except to account for property actually received by it, but the Agent shall have no duty to exercise any of the aforesaid rights, privileges or options, and the Agent shall not be responsible for any failure to do so or delay in so doing.

(B)
All rights of such Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 4.7(a)(i)(A) and to receive the dividends, interest and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 4.7(a)(i)(B) shall be suspended until such Event of Default shall no longer exist, and all such rights shall, until such Event of Default shall no longer exist, thereupon become vested in the Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive, hold and dispose of as Pledged Shares such dividends, interest and other distributions.

(C)
All dividends, interest and other distributions which are received by such Debtor contrary to the provisions of this Section 4.7(a)(ii) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Debtor and shall be forthwith paid over to the Agent as Collateral in the same form as so received (with any necessary endorsement).

(D)
Each Debtor shall execute and deliver (or cause to be executed and delivered) to the Agent all such proxies and other instruments as the Agent may reasonably request for the purpose of enabling the Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 4.7(a)(ii) and to receive the dividends, interest and other distributions which it is entitled to receive and retain pursuant to this Section 4.7(a)(ii). The foregoing shall not in any way limit the Agent’s power and authority granted pursuant to the other provisions of this Agreement.

(b)
Possession; Reasonable Care. Regardless of whether an Event of Default has occurred or is continuing, the Agent shall have the right to hold in its possession all Pledged Shares pledged, assigned or transferred hereunder and from time to time constituting a portion of the Collateral. The Agent may appoint one or more agents (which in no case shall be a Debtor or an affiliate of a Debtor) to hold physical custody, for the account of the Agent, of any or all of the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral, except, subject to the terms hereof, upon the written instructions of the Lenders. Following

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the occurrence and during the continuance of an Event of Default, the Agent shall be entitled to take ownership of the Collateral in accordance with the UCC.
Section 4.8    New Subsidiaries; Additional Collateral

(a)
With respect to each Person which becomes a Subsidiary of a Debtor subsequent to the date hereof, execute and deliver such joinders or security agreements or other pledge documents as are required by the Credit Agreement, including the joinder agreement attached hereto as Exhibit B, within the time periods set forth therein.

(b)
Each Debtor agrees that, (i) except with the written consent of the Agent, it will not permit any Domestic Subsidiary (whether now existing or formed after the date hereof) to issue to such Debtor or any of such Debtor’s other Subsidiaries any shares of stock, membership interests, partnership units, notes or other securities or instruments (including without limitation the Pledged Shares) in addition to or in substitution for any of the Collateral, unless, concurrently with each issuance thereof, any and all such shares of stock, membership interests, partnership units, notes or instruments are encumbered in favor of the Agent under this Agreement or otherwise (it being understood and agreed that all such shares of stock, membership interests, partnership units, notes or instruments issued to such Debtor shall, without further action by such Debtor or the Agent, be automatically encumbered by this Agreement as Pledged Shares) and (ii) it will promptly following the issuance thereof deliver to the Agent (A) an amendment, duly executed by such Debtor, in substantially the form of Exhibit A hereto in respect of such shares of stock, membership interests, partnership units, notes or instruments issued to such Debtor or (B) if reasonably required by the Lenders, a new stock pledge, duly executed by the applicable Debtor, in substantially the form of this Agreement (a “New Pledge”), in respect of such shares of stock, membership interests, partnership units, notes or instruments issued to any Debtor granting to the Agent, for the benefit of the Lenders, a first priority security interest, pledge and Lien thereon, together in each case (subject to Section 4.1(a) hereof) with all certificates, notes or other instruments representing or evidencing the same, together with such other documentation as the Agent may reasonably request. Such Debtor hereby (x) authorizes the Agent to attach each such amendment to this Agreement, (y) agrees that all such shares of stock, membership interests, partnership units, notes or instruments listed in any such amendment delivered to the Agent shall for all purposes hereunder constitute Pledged Shares, and (z) is deemed to have made, upon the delivery of each such amendment, the representations and warranties contained in Section 3.4 of this Agreement with respect to the Collateral covered thereby.

(c)
With respect to any Intellectual Property Collateral owned, licensed or otherwise acquired by any Debtor after the date hereof, and with respect to any Patent, Trademark or Copyright which is not registered or filed with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office at the time such Collateral is pledged by a Debtor to the Agent pursuant to this Security Agreement, and which is subsequently registered or filed by such Debtor in the appropriate office, such Debtor shall, promptly following delivery of the first Collateral Compliance Report after the acquisition or registration thereof and upon Agent’s reasonable request, execute or cause to be executed and delivered to the Agent, (i) an amendment, duly executed by such Debtor, in substantially the form of Exhibit A hereto, in respect of such additional or newly registered collateral or (ii) at the Agent’s option, a new security agreement, duly executed by the applicable Debtor, in substantially the form of this Agreement, in respect of such additional or newly registered collateral, granting to the Agent, for the benefit of the Lenders, a first priority security interest, pledge and Lien thereon (subject only to the Permitted Liens), and shall, upon the Agent’s request, execute or cause to be executed any financing statement or other document (including without limitation, filings required by the U.S. Patent and Trademark Office and/or the U.S. Copyright Office in connection with any such additional or newly registered collateral) granting or otherwise evidencing a Lien over such new Intellectual Property Collateral. Each Debtor hereby (x) authorizes the Agent to attach each amendment to this Agreement, (y) agrees that all such additional collateral listed in any amendment delivered to the Agent shall for all purposes hereunder constitute Collateral, and (z) is deemed to have made, upon

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the delivery of each such Amendment, the representations and warranties contained in Section 3.3(d) and Section 3.5 of this Agreement with respect to the Collateral covered thereby.
Section 4.9    Further Assurances (%3) At any time and from time to time, upon the request of the Agent, and at the sole expense of the Debtors, each Debtor shall promptly execute and deliver all such further agreements, documents and instruments and take such further action as the Agent may reasonably deem necessary or appropriate to (i) preserve, ensure the priority, effectiveness and validity of and perfect the Agent’s security interest in and pledge and collateral assignment of the Collateral (including causing the Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition of the Agent’s ability to enforce its security interest in such Collateral), unless such actions are specifically waived under the terms of this Agreement and the other Loan Documents, (ii) carry out the provisions and purposes of this Agreement and (iii) to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. Except as otherwise expressly permitted by the terms of the Credit Agreement relating to disposition of assets and except for Permitted Liens (except for Pledged Shares, over which the only Lien shall be that Lien established under this Agreement, unless such Lien over Pledged Shares is junior to the Lien established under this Agreement and is subject to a Subordination Agreement subordinating both the Debt and related Liens and containing customary intercreditor terms that are acceptable to the Agent), each Debtor agrees to maintain and preserve the Agent’s security interest in and pledge and collateral assignment of the Collateral hereunder and the priority thereof.
(a)    Each Debtor hereby irrevocably authorizes the Agent at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (i) indicate any or all of the Collateral upon which the Debtors have granted a Lien in favor of the Agent, and (ii) provide any other information required by Part 5 of Article 9 of the UCC, including organizational information and in the case of a fixture filing or a filing for Collateral consisting of as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Debtor agrees to furnish any such information required by the preceding paragraph to the Agent promptly upon request.
ARTICLE 5
Rights of the Agent
Section 5.1    Power of Attorney. Each Debtor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of such Debtor or in its own name, to take, after the occurrence and during the continuance of an Event of Default, any and all actions, and to execute any and all documents and instruments which the Agent at any time and from time to time deems necessary, to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, such Debtor hereby gives the Agent the power and right on behalf of such Debtor and in its own name to do any of the following after the occurrence and during the continuance of an Event of Default, without notice to or the consent of such Debtor:

(e)
to demand, sue for, collect or receive, in the name of such Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;

(f)	to pay or discharge taxes, Liens (other than Permitted Liens) or other encumbrances levied or placed on or threatened against the Collateral;

(g)
(i) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct; (ii) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications and notices in connection with accounts and other documents relating to the Collateral; (iv) to commence and prosecute any

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suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (v) to defend any suit, action or proceeding brought against such Debtor with respect to any Collateral; (vi) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; (vii) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms as the Agent may determine; (viii) to add or release any guarantor, indorser, surety or other party to any of the Collateral; (ix) to renew, extend or otherwise change the terms and conditions of any of the Collateral; (x) to make, settle, compromise or adjust any claim under or pertaining to any of the Collateral (including claims under any policy of insurance); (xi) subject to any pre-existing rights or licenses, to assign any Patent, Copyright or Trademark constituting Intellectual Property Collateral (along with the goodwill of the business to which any such Patent, Copyright or Trademark pertains), for such term or terms, on such conditions and in such manner, as the Agent shall in its sole discretion determine, and (xii) to sell, transfer, pledge, convey, make any agreement with respect to, or otherwise deal with, any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and such Debtor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve, maintain, or realize upon the Collateral and the Agent’s security interest therein.
This power of attorney is a power coupled with an interest and shall be irrevocable. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. This power of attorney is conferred on the Agent solely to protect, preserve, maintain and realize upon its security interest in the Collateral. The Agent shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve or maintain any Lien given to secure the Collateral.
Section 5.2    Setoff. In addition to and not in limitation of any rights of any Lenders under applicable law, the Agent and each Lender shall, upon the occurrence and continuance of an Event of Default, without notice or demand of any kind, have the right to appropriate and apply to the payment of the Indebtedness owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Debtors then or thereafter on deposit with such Lenders; provided, however, that any such amount so applied by any Lender on any of the Indebtedness owing to it shall be subject to the provisions of the Credit Agreement.
Section 5.3    Assignment by the Agent. The Agent may at any time assign or otherwise transfer all or any portion of its rights and obligations as Agent under this Agreement and the other Loan Documents (including, without limitation, the Indebtedness) to any other Person, to the extent permitted by, and upon the conditions contained in, the Credit Agreement and such Person shall thereupon become vested with all the benefits and obligations thereof granted to the Agent herein or otherwise.
Section 5.4    Performance by the Agent. If any Debtor shall fail to perform any covenant or agreement contained in this Agreement, the Agent may (but shall not be obligated to) perform or attempt to perform such covenant or agreement on behalf of the Debtors, in which case Agent shall exercise good faith and make diligent efforts to give the Debtors prompt prior written notice of such performance or attempted performance. In such event, the Debtors shall, at the request of the Agent, promptly pay any reasonable amount expended by the Agent in connection with such performance or attempted performance to the Agent, together with interest thereon at the interest rate set forth in the Credit Agreement, from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Agent shall not have any liability or responsibility for the performance (or non-performance) of any obligation of the Debtors under this Agreement.

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Section 5.5    Certain Costs and Expenses. The Debtors shall pay or reimburse the Agent within ten (10) Business Days after receipt of a documented invoice, all reasonable costs and expenses (including reasonable attorney’s and paralegal fees) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of any of the Indebtedness (including in connection with any “workout” or restructuring regarding the Indebtedness, and including in any insolvency proceeding or appellate proceeding). The agreements in this Section 5.5 shall survive the payment in full of the Indebtedness. Notwithstanding the foregoing, the reimbursement of any fees and expenses incurred by the Lenders shall be governed by the terms and conditions of the Credit Agreement.
Section 5.6    Indemnification. The Debtors shall indemnify, defend and hold the Agent and each of the Lenders, and each of their respective Affiliates, harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorneys’ and paralegals’ fees) in accordance with the terms of the Credit Agreement.
ARTICLE 6
Default
Section 6.1    Rights and Remedies. If an Event of Default shall have occurred and be continuing, the Agent shall have the following rights and remedies subject to the direction and/or consent of the Lenders as required under the Credit Agreement:

(d)
The Agent may exercise any of the rights and remedies set forth in this Agreement (including, without limitation, Article 5 hereof), in the Credit Agreement, or in any other Loan Document, or by applicable law.

(e)
In addition to all other rights and remedies granted to the Agent in this Agreement, the Credit Agreement or by applicable law, the Agent shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and the Agent may also, without previous demand or notice except as specified below or in the Credit Agreement, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. Without limiting the generality of the foregoing, the Agent may (i) without demand or notice to the Debtors (except as required under the Credit Agreement or applicable law), collect, receive or take possession of the Collateral or any part thereof, and for that purpose the Agent (and/or its Agents, servicers or other independent contractors) may enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable, and/or (ii) sell, lease or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. The Agent and, subject to the terms of the Credit Agreement, each of the Lenders shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof free of any right of redemption on the part of the Debtors, which right of redemption is hereby expressly waived and released by the Debtors to the extent permitted by applicable law. The Agent may require the Debtors to assemble the Collateral and make it available to the Agent at any place designated by the Agent to allow the Agent to take possession or dispose of such Collateral. The Debtors agree that the Agent shall not be obligated to give more than five (5) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. The foregoing shall not require notice if none is required by applicable law. The Agent shall not be obligated to make any sale of Collateral if, in the exercise of its reasonable discretion, it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Agent may, without

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notice or publication (except as required by applicable law), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. The Debtors shall be liable for all reasonable expenses of retaking, holding, preparing for sale or the like, and all reasonable attorneys’ fees, legal expenses and other costs and expenses incurred by the Agent in connection with the collection of the Indebtedness and the enforcement of the Agent’s rights under this Agreement and the Credit Agreement. The Debtors shall, to the extent permitted by applicable law, remain liable for any deficiency if the proceeds of any such sale or other disposition of the Collateral (conducted in conformity with this clause (ii) and applicable law) applied to the Indebtedness are insufficient to pay the Indebtedness in full. The Agent shall apply the proceeds from the sale of the Collateral hereunder against the Indebtedness in such order and manner as provided in the Credit Agreement.

(f)	To the extent permitted by law, the Agent may cause any or all of the Collateral held by it to be transferred into the name of the Agent or the name or names of the Agent’s nominee or nominees.

(g)
The Agent may exercise any and all rights and remedies of the Debtors under or in respect of the Collateral, including, without limitation, any and all rights of the Debtors to demand or otherwise require payment of any amount under, or performance of any provision of any of the Collateral and any and all voting rights and corporate powers in respect of the Collateral.

(h)
On any sale of the Collateral, the Agent is hereby authorized to comply with any limitation or restriction with which compliance is necessary (based on a reasoned opinion of the Agent’s counsel) in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable Governmental Authority.

(i)
The Agent may direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct.

(j)
In the event of any sale, assignment or other disposition of the Intellectual Property Collateral, the goodwill of the business connected with and symbolized by any Collateral subject to such disposition shall be included, and the Debtors shall supply to the Agent or its designee the Debtors’ know-how and expertise related to the Intellectual Property Collateral subject to such disposition, and the Debtors’ notebooks, studies, reports, records, documents and things embodying the same or relating to the inventions, processes or ideas covered by and to the manufacture of any products under or in connection with the Intellectual Property Collateral subject to such disposition.

(k)
For purposes of enabling the Agent to exercise its rights and remedies under this Section 6.1 and enabling the Agent and its successors and assigns to enjoy the full benefits of the Collateral, the Debtors hereby grant to the Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Debtors) to use, assign, license or sublicense any of the Intellectual Property Collateral, Computer Records or Software (including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and all computer programs used for the completion or printout thereof), exercisable upon the occurrence and during the continuance of an Event of Default (and thereafter if Agent succeeds to any of the Collateral pursuant to an enforcement proceeding or voluntary arrangement with the Debtors), except as may be prohibited by any licensing agreement relating to such Computer Records or Software. This license shall also inure to the benefit of all successors, assigns, transferees of and purchasers from the Agent.

Section 6.2    Private Sales.

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(k)
In view of the fact that applicable securities laws may impose certain restrictions on the method by which a sale of the Pledged Shares may be effected after an Event of Default, the Debtors agree that upon the occurrence and during the continuance of an Event of Default, the Agent may from time to time attempt to sell all or any part of the Pledged Shares by a private sale in the nature of a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are “accredited investors” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and are purchasing for investment only and not for distribution. In so doing, the Agent may solicit offers for the Pledged Shares, or any part thereof, from a limited number of investors who might be interested in purchasing the Pledged Shares. Without limiting the methods or manner of disposition which could be determined to be commercially reasonable, if the Agent hires a firm of regional or national reputation that is engaged in the business of rendering investment banking and brokerage services to solicit such offers and facilitate the sale of the Pledged Shares, then the Agent’s acceptance of the highest offer (including its own offer, or the offer of any of the Lenders at any such sale) obtained through such efforts of such firm shall be deemed to be a commercially reasonable method of disposition of such Pledged Shares. The Agent shall not be under any obligation to delay a sale of any of the Pledged Shares for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States, under the Securities Act or under any applicable state securities laws, even if such issuer would agree to do so.

(l)
The Debtors further agree to do or cause to be done, to the extent that the Debtors may do so under applicable law, all such other reasonable acts and things as may be necessary to make such sales or resales of any portion or all of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Debtors’ expense.

Section 6.3    Establishment of Cash Collateral Account; and Lock Box.

(a)
Notwithstanding anything to the contrary in this Agreement, on or prior to the Effective Date (as defined in the Credit Agreement), there shall be established by each Debtor with the Agent, for the benefit of the Lenders in the name of the Agent, a segregated non-interest bearing cash collateral account (the “Cash Collateral Account”) bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent and the Lenders; provided, however, that the Cash Collateral Account may be an interest-bearing account with a commercial bank (including Comerica or any other Lender which is a commercial bank) if determined by the Agent, in its reasonable discretion, to be practicable, invested by the Agent in its sole discretion, but without any liability for losses or the failure to achieve any particular rate of return. Furthermore, in connection with the establishment of a Cash Collateral Account under the first sentence of this Section 6.3 (and on the terms and within the time periods provided thereunder), (i) each Debtor agrees to establish and maintain (and the Agent, acting at the request of the Lenders, may establish and maintain) at such Debtor’s sole expense a United States Post Office lock box (the “Lock Box”), to which the Agent shall have exclusive access and control. Each Debtor expressly authorizes the Agent, from time to time, to remove the contents from the Lock Box for disposition in accordance with this Agreement; and (ii) each Debtor shall notify all account debtors that all payments made to such Debtor (a) other than by electronic funds transfer, shall be remitted, for the credit of such Debtor, to the Lock Box, and such Debtor shall include a like statement on all invoices, and (b) by electronic funds transfer, shall be remitted to the Cash Collateral Account, and such Debtor shall include a like statement on all invoices. Each Debtor agrees to execute all documents and authorizations as reasonably required by the Agent to establish and maintain the Lock Box and the Cash Collateral Account. It is acknowledged by the parties hereto that any cash collateral account or lockbox presently maintained or subsequently established by a Debtor with the Agent may be used, subject to the terms hereof, to satisfy the requirements set forth in the first and second sentences of this Section 6.3.

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(b)
Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i) of the Credit Agreement, immediately following the occurrence thereof, and in the case of any other Event of Default that has occurred and is continuing, (w) upon the termination of any commitments to extend credit under the Credit Agreement, (x) upon the acceleration of any Indebtedness arising under the Credit Agreement, (y) at the option of Agent or (z) upon the request of the Majority Lenders after the commencement of any remedies hereunder, any and all cash (including amounts received by electronic funds transfer), checks, drafts and other instruments for the payment of money received by each Debtor at any time, in full or partial payment of any of the Collateral consisting of Accounts or Inventory, shall forthwith upon receipt be transmitted and delivered to the Agent, properly endorsed, where required, so that such items may be collected by the Agent. Any such amounts and other items received by a Debtor during the existence of an Event of Default shall not be commingled with any other of such Debtor’s funds or property, but will be held separate and apart from such Debtor’s own funds or property, and upon express trust for the benefit of the Agent until delivery is made to the Agent. During the existence of an Event of Default, all items or amounts which are remitted to a Lock Box or otherwise delivered by or for the benefit of a Debtor to the Agent on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at the Agent’s option, be applied to any of the Indebtedness, whether then due or not, in the order and manner set forth in the Credit Agreement. No Debtor shall have any right whatsoever to withdraw any funds so deposited. Each Debtor further grants to the Agent a first security interest in and Lien on all funds on deposit in such account. Each Debtor hereby irrevocably authorizes and directs the Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., “paid in full”, “balance of account”, or other restriction.

(c)
Notwithstanding anything in this Agreement, so long as no Event of Default has occurred and is continuing, any amounts received or deposited into the Cash Collateral Account or Lock Box established for each Debtor shall be transferred by Agent on a daily basis to the operating account of such Debtor maintained with Agent.

Section 6.4    Default Under Credit Agreement. Subject to any applicable notice and cure provisions contained in the Credit Agreement, the occurrence of any Event of Default (as defined in the Credit Agreement), including without limit a breach of any of the provisions of this Agreement, shall be deemed to be an Event of Default under this Agreement.
ARTICLE 7
Miscellaneous
Section 7.1    No Waiver; Cumulative Remedies. No failure on the part of the Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.
Section 7.2    Successors and Assigns. Subject to the terms and conditions of the Credit Agreement, this Agreement shall be binding upon and inure to the benefit of the Debtors and the Agent and their respective heirs, successors and assigns, except that the Debtors may not assign any of their rights or obligations under this Agreement without the prior written consent of the Agent.
Section 7.3    AMENDMENT; ENTIRE AGREEMENT. THIS AGREEMENT AND THE CREDIT AGREEMENT REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO

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UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.
Section 7.4    Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on signature pages hereto; or, as directed to the Debtors or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall be delivered in the manner set forth for notices in Section 13.5 of the Credit Agreement.
Section 7.5    GOVERNING LAW; SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.

(d)	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

(e)
ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE DEBTORS AND THE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE DEBTORS AND THE AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY LOAN DOCUMENT.

Section 7.6    Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Section 7.7    Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent or the Lenders to rely upon them.
Section 7.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 7.9    Waiver of Bond. In the event the Agent seeks to take possession of any or all of the Collateral by judicial process, the Debtors hereby irrevocably waive any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.
Section 7.10    Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 7.11    Construction. Each Debtor and the Agent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Debtors and the Agent.

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Section 7.12    Termination; Reinstatement. If all of the Indebtedness (other than contingent liabilities pursuant to any indemnity, including without limitation Section 5.5 and Section 5.6 hereof, for claims which have not been asserted, or which have not yet accrued) shall have been paid and performed in full (in cash) and all commitments to extend credit or other credit accommodations under the Credit Agreement have been terminated, the Collateral shall be automatically released from the Liens in favor of Agent and the Lenders created hereby, this Agreement shall automatically terminate with respect to the Agent and the Lenders, all obligations (other than those obligations expressly stated to survive such termination) of each Debtor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and the Agent shall, upon the written request of the Debtors, execute and deliver to the Debtors a proper instrument or instruments acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to the Debtors (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Agent and has not previously been sold or otherwise applied pursuant to this Agreement; provided however that, the effectiveness of this Agreement shall continue or be reinstated, as the case may be, in the event: (a) that any payment received or credit given by the Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal, or local law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Agreement shall thereafter be enforceable against the Debtors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Lenders, and whether or not the Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof or (b) that any liability is imposed, or sought to be imposed against the Agent or the Lenders, or any of them, relating to the environmental condition of any of property mortgaged or pledged to the Agent on behalf of the Lenders by any Debtor, the Borrower or other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Agreement, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Agent or any Lender of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of the Agent or such Lenders, or any person other than the Borrower, the Subsidiaries, or any Affiliates of the Borrower or the Subsidiaries), and this Agreement shall thereafter be enforceable against the Debtors to the extent of all such liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the Agent or Lenders as the direct or indirect result of any such environmental condition but only for which the Borrower is obligated to the Agent and the Lenders pursuant to the Credit Agreement. For purposes of this Agreement “environmental condition” includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.
Section 7.13    Release of Collateral. The Liens on any Collateral shall automatically be released, and the Agent shall, upon the written request of the Debtors, execute and deliver to the Debtors a proper instrument or instruments acknowledging the release of the security interest and Liens established hereby on any Collateral (other than the Pledged Shares): (a) if the sale or other disposition of such Collateral is permitted under the terms of the Credit Agreement and, at the time of such proposed release, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (b) if the sale or other disposition of such Collateral is not permitted under the terms of the Credit Agreement, provided that the requisite Lenders under the Credit Agreement shall have consented to such sale or disposition in accordance with the terms thereof, or (c) if such release has been approved by the requisite Lenders in accordance with Section 13.9 of the Credit Agreement. A Guarantor shall automatically be released from its obligations as a Debtor hereunder in the event that all of the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Guarantor in a transaction permitted by the Credit Agreement.
Section 7.14    WAIVER OF JURY TRIAL. EACH DEBTOR AND THE AGENT ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH DEBTOR AND THE AGENT, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE DEBTORS AND THE AGENT.

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(a)	In the event that the jury trial waiver contained in this Section 7.14 is not enforceable, the parties elect to proceed as follows:

(b)
With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Agreement, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c)
The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Section does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Section.

(d)
The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e)
The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f)
The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g)
Except as expressly set forth in this Section, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

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(h)
The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i)
If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM WHICH ARISES OUT OF OR IS RELATED TO THE AGREEMENT.
Section 7.15    Consistent Application. The rights and duties created by this Agreement shall, in all cases, be interpreted consistently with, and shall be in addition to (and not in lieu of), the rights and duties created by the Credit Agreement or the other Loan Documents. In the event that any provision of this Agreement shall be inconsistent with any provision of the Credit Agreement, such provision of the Credit Agreement shall govern.
Section 7.16    Continuing Lien. The security interest granted under this Security Agreement shall be a continuing security interest in every respect (whether or not the outstanding balance of the Indebtedness is from time to time temporarily reduced to zero) and the Agent’s security interest in the Collateral as granted herein shall continue in full force and effect for the entire duration that the Credit Agreement remains in effect and until all of the Indebtedness are repaid and discharged in full (other than contingent liabilities pursuant to any indemnity, including without limitation Section 5.5 and Section 5.6 hereof, for claims which have not been asserted, or which have not yet accrued), and no commitment (whether optional or obligatory) to extend any credit under the Credit Agreement remain outstanding.
Section 7.17    Amendment and Restatement. This Agreement amends, restates and replaces in its entirety the security agreement included in the Prior Credit Agreement (the “Prior Security Agreement”), and nothing contained herein shall be deemed to alter or impair the liens and security interest established by the Prior Security Agreement, which liens and security interest remain in full force and effect with all priorities unchanged.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.
DEBTORS:

ROCKET FUEL INC.

By:
Name:
Title
Address for Notices:

Fax No.:
Telephone No.:
Attention:

AGENT:

COMERICA BANK, as Agent

By:
Name:
Title
Address for Notices:
411 West Lafayette
7th Floor
MC 3289
Detroit, Michigan 48226
Telephone No.: 313/222/9434
Attention:

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EXHIBIT A
TO
SECURITY AGREEMENT
FORM OF AMENDMENT
This Amendment, dated             , 20___, is delivered pursuant to Section 4.8[(b)/(c)] of the Security Agreement referred to below. The undersigned hereby agrees that this Amendment may be attached to the Security Agreement dated as of December 20, 2013, between the undersigned and Comerica Bank, as the Agent for the benefit of the Lenders referred to therein (the “Security Agreement”), and (a) [that the intellectual property listed on Schedule A]/[that the shares of stock, membership interests, partnership units, notes or other instruments listed on Schedule A] annexed hereto shall be and become part of the Collateral referred to in the Security Agreement and shall secure payment and performance of all Indebtedness as provided in the Security Agreement and (b) that Schedule A shall be deemed to amend [Schedule 1.2/Schedule 1.1] by supplementing the information provided on such Schedule with the information set forth on Schedule A.
Capitalized terms used herein but not defined herein shall have the meanings therefor provided in the Security Agreement.
ROCKET FUEL INC.

By:
Name:
Title

COMERICA BANK, as Agent

By:
Name:
Title

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EXHIBIT B
JOINDER AGREEMENT
(Security Agreement)
THIS JOINDER AGREEMENT (the “Joinder Agreement”) is dated as of ______________, ____ by                 , a              (“New Debtor”).
WHEREAS, pursuant to Section 7.13 of that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 20, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among Rocket Fuel Inc. (the “Borrower”), the financial institutions from time to time signatory thereto (the “Lenders”) and Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), the New Debtor is required to execute and deliver a joinder agreement to the Security Agreement.
WHEREAS, in order to comply with the Credit Agreement, New Debtor executes and delivers this Joinder Agreement in accordance therewith.
NOW THEREFORE, as a further inducement to Lenders to continue to provide credit accommodations to the Borrower, New Debtor hereby covenants and agrees as follows:
A.    All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.
B.    New Debtor hereby enters into this Joinder Agreement in order to comply with Section 7.13 of the Credit Agreement and does so in consideration of the Advances made or to be made from time to time under the Credit Agreement and the other Loan Documents.
C.    The Schedules attached to this Joinder Agreement are intended to supplement the Schedules to the Security Agreement with the respective information applicable to New Debtor.
D.    New Debtor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Security Agreement and the other Loan Documents, a Debtor under the Security Agreement as fully as though New Debtor had executed and delivered the Security Agreement at the time originally executed and delivered under the Credit Agreement and hereby ratifies and confirms its obligations under the Security Agreement, all in accordance with the terms thereof and shall be deemed to have made each representation and warranty set forth in the Security Agreement.
E.    No Default or Event of Default (each such term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.
F.    This Joinder Agreement shall be governed by the laws of the State of California and shall be binding upon New Debtor and its successors and assigns.

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IN WITNESS WHEREOF, the undersigned New Debtor has executed and delivered this Joinder Agreement as of             ,     .
[NEW DEBTOR]

By:

Its:

Accepted:

COMERICA BANK, as Agent

By:

Its:

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EXHIBIT C

FORM OF COLLATERAL COMPLIANCE REPORT

To:    Comerica Bank as administrative agent (the “Agent”) and the Lenders

Re:
Security Agreement dated as of December 20, 2013 by and among Rocket Fuel Inc. and such other entities which from time to time become parties thereto (each a “Debtor” and collectively, the “Debtors”) and Agent, (as the same may be amended, restated or otherwise modified from time to time, the “Security Agreement”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Security Agreement).

Reference is made to Section 4.6 of the Security Agreement. The undersigned hereby represents and warrants to Agent and the Lenders, in consideration of the loans extended to Borrower, as follows:

1.    Locations. No Debtor has any leased or owned location having Collateral with a value in excess of $1,000,000, or any Collateral located with a warehousemen or bailee, which has not been previously disclosed in writing to Agent, or is not set forth on Schedule 1 attached hereto, which sets forth the information required by Section 3.3(a)(ii) and Section 3.3(a)(iii) of the Security Agreement, as applicable, for all previously undisclosed locations.

2.    Deposit Accounts. No Debtor has any Deposit Accounts, cash collateral accounts or investment accounts (other than with Agent) which have not been previously disclosed in writing to Agent, or are not set forth on Schedule 2 attached hereto, which sets forth the information required by Section 3.3(b) of the Security Agreement as to each previously undisclosed account.

3.    Intellectual Property. No Debtor has any registered Patents, Patent Licenses, registered Trademarks, Trademark Licenses, registered Copyrights and Copyright Licenses which have not been previously disclosed in writing to Agent, or are not set forth on Schedule 3 attached hereto, which sets forth the information required by Section 3.3(d) of the Security Agreement for such previously undisclosed Intellectual Property Collateral. There are no claims, infringement or unauthorized use of any Intellectual Property Collateral that has not previously been disclosed in writing to Agent, or not set forth on Schedule 3 attached hereto, which sets forth the information required by Section 3.3(h).

4.    Pledged Shares. None of the Debtors, singly or collectively, hold any Pledged Shares or have any Subsidiaries which have not been previously disclosed to Agent in writing except as set forth on Schedule 4 attached hereto, which sets forth the information required by Section 3.4(c) of the Security Agreement for such previously undisclosed Pledged Shares and Subsidiaries.

5.    Promissory Notes; Tangible Chattel Paper. None of the Debtors, singly or collectively, have promissory notes or tangible Chattel Paper for which the principal amount or obligations evidenced thereunder are, in aggregate, in excess of $250,000 which promissory notes and/or Chattel Paper have not been previously disclosed to Agent in writing, assigned and delivered to Agent in accordance with Section 4.1(a) of the Security Agreement, except as set forth on Schedule 5 attached hereto.

6.    Electronic Chattel Paper. None of the Debtors, singly or collectively, have electronic Chattel Paper or any “transferable record” evidencing obligations, in the aggregate, in excess of $250,000, which have not previously been disclosed to Agent in writing, and over which Agent has not been granted control in accordance with Section 4.1(b) of the Security Agreement, except as set forth on Schedule 6 attached hereto.

7.    Letters of Credit. None of the Debtors, singly or collectively, are beneficiaries under letters of credit, with an aggregate face amount in excess of $250,000, which have not previously been disclosed to Agent in writing, and over which Agent has not been granted a Lien in compliance with the terms of Section 4.1(c) of the Security Agreement, except as set forth on Schedule 7 attached hereto.

8.    Commercial Tort Claims. None of the Debtors, singly or collectively, have any commercial tort claims which, in the aggregate, are reasonably estimated to have a value in excess of $250,000, which claims have not previously

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been disclosed to Agent in writing and over which Agent has not been granted a Lien in compliance with Section 4.1(d) of the Security Agreement, except as set forth on Schedule 8 attached hereto.

9.    Vehicles, Aircraft and Vessels. None of the Debtors, singly or collectively, own Vehicles (other than Vehicles used by executive employees), aircraft or vessels with a fair market value in excess of $250,000 which have not been previously disclosed in writing to Agent, except as set forth on Schedule 9 attached hereto.

10.    Life Insurance. None of the Debtors are beneficiaries of any key man life insurance policies which have not been previously disclosed in writing to Agent, except as set forth on Schedule 10 attached hereto.

11.    Gross Revenue from Licenses. Except as previously disclosed to the Agent in writing or as set forth on Schedule 11 attached hereto, each Debtor’s rights as licensee of intellectual property do not give rise to more than 5% of its gross revenue (taken as a whole) in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

IN WITNESS WHEREOF, the undersigned have executed this Collateral Compliance Report, as of this ____ day of             ,     .
ROCKET FUEL INC.

By:

Its:

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EXHIBIT G
FORM OF BORROWING BASE CERTIFICATE
On file with Agent.

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EXHIBIT H
FORM OF ASSIGNMENT AGREEMENT

Date:

To:    Borrower

and

Comerica Bank (“Agent”)

Re:
Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Rocket Fuel Inc. (“Borrower”).

Ladies and Gentlemen:

Reference is made to Section 13.7 of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.
This Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert name of assignor] (the “Assignor”) to [insert name of assignee] (the “Assignee”), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the “Effective Date” (as hereafter defined) that undivided interest in each of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents in the amounts as set forth on the attached Schedule 1, such that, after giving effect to the foregoing assignment and assumption, and the concurrent assignment by Assignor to Assignee on the date hereof, the Assignee’s interest in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances) and Term Loan shall be as set forth in the attached Schedule 2 with respect to the Assignee.
The Assignor hereby instructs Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

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The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to Borrower without the intervention of Agent, the Assignor or any other Lender; and (b) has made and will continue to make, independently and without reliance upon Agent, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither Agent, nor the Assignor has made any representations or warranties about the creditworthiness of Borrower or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.
Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.7 of the Credit Agreement.
Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)
the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor’s obligations thereunder to the extent of the Assignee’s percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the Assignor’s obligations under the Credit Agreement and the other Loan Documents shall be reduced by the Percentage referred to in the second paragraph of this Assignment Agreement.
As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by Agent:

(1)	the delivery to Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

(2)	the payment to Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Credit Agreement;

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(3)	the payment to Agent of the processing fee referred to in Section 13.7(d)(ii) of the Credit Agreement, in the amount of $__________; and

(4)	all other restrictions and items noted in Section 13.7 of the Credit Agreement have been completed.
Agent shall notify the Assignor and the Assignee, along with Borrower, of the Effective Date.
The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:
(A)    Address for Notices:
Institution Name:
Address:
Attention:
Telephone:
Facsimile:
(B)    Payment Instructions:
(C)    Proposed effective date of assignment.
The Assignee has delivered to Agent (or is delivering to Agent concurrently herewith) the tax forms referred to in Section 13.12 of the Credit Agreement to the extent required thereunder, and other forms reasonably requested by Agent. The Assignor has delivered to Agent (or shall promptly deliver to Agent following the execution hereof), the original of each Note held by the Assignor under the Credit Agreement.
The laws of the State of California shall govern the validity, interpretation and enforcement of this Agreement.
* * *
Signatures Follow on Succeeding Pages

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Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.
[ASSIGNOR]

By:

Its:

[ASSIGNEE]

By:

Its:

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ASSIGNMENT AGREEMENT ACCEPTED AND CONSENTED TO
this day of , 20__ BY:

COMERICA BANK, as Agent

By:

Its:

ROCKET FUEL INC.*

By:

Its:

[*Borrower’s consent will be required except as specified in Section 13.7 of the Credit Agreement.]

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

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Schedule 1
AMOUNT OF ASSIGNOR’S INTEREST
ASSIGNED TO ASSIGNEE

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Schedule 2
ASSIGNEE’S PERCENTAGES AND ALLOCATIONS

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EXHIBIT I
FORM OF GUARANTY
Attached.

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GUARANTY
THIS GUARANTY dated as of _____________, _____ (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guaranty”), is made by the undersigned Guarantors (collectively, the “Guarantors” and each, individually, a “Guarantor”) to Comerica Bank, a Texas banking association (“Comerica”), as administrative agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”).
RECITALS:
A.    Rocket Fuel Inc. (“Borrower”) has entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 20, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) with each of the financial institutions from time to time signatory thereto (collectively, including their respective successors and assigns, the “Lenders”) and the Agent, pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to Borrower, as provided therein.
B.    As a condition to entering into and performing their respective obligations under the Credit Agreement, the Lenders and the Agent have required that each of the Guarantors provide to the Agent, for and on behalf of the Lenders, this Guaranty.
C.    Each of the Guarantors desires to see the success of Borrower. Furthermore, each of the Guarantors shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to Borrower.
D.    The business operations of Borrower and the Guarantors are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions. To permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes, and the proceeds of advances under the credit facilities extended under the Credit Agreement will directly or indirectly benefit Borrower and the Guarantors hereunder, severally and jointly.
E.    The Agent is acting as agent for the Lenders pursuant to Section 12 of the Credit Agreement.
NOW, THEREFORE, to induce each of the Lenders to enter into and perform its obligations under the Credit Agreement, each of the Guarantors has executed and delivered this Guaranty.
1.Definitions. As used in this Guaranty, capitalized terms not otherwise defined herein have the meanings provided for such terms in the Credit Agreement. The term “Lenders” as used herein shall include any successors or assigns of the Lenders in accordance with the Credit Agreement. In addition, the following term shall have the following meaning:

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“Guaranteed Obligations” shall mean, collectively, all Indebtedness (as defined in the Credit Agreement) (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after maturity thereof and accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against the Credit Parties or any one of them, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding and including, without limitation, interest at the highest allowable per annum rate specified in any document, instrument or agreement applicable to any of the Indebtedness), and all other liabilities and obligations of any Credit Party, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with the Credit Agreement, this Guaranty and the other Loan Documents. Notwithstanding anything to the contrary in this Guaranty, with respect to any Guarantor, the term “Guaranteed Obligations” shall not include any obligation of any Credit Party with respect to a “swap,” as defined in Section 1(a)(47) of the Commodity Exchange Act (“CEA”), entered into on or after October 12, 2012, if at the time that swap is entered into, such Guarantor is not an “eligible contract participant,” as defined in Section 1(a)(18) of the CEA.
2.    Guaranty. Each of the Guarantors hereby, jointly and severally, guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, and performance of the Guaranteed Obligations. Each of such Guarantors further jointly and severally agrees to pay any and all expenses (including reasonable attorneys’ fees), that may be paid or incurred by the Agent or any Lender in enforcing or preserving rights with respect to or collecting any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against the Guarantors under this Guaranty.
3.    Unconditional Character of Guaranty. The obligations of each of the Guarantors under this Guaranty shall be absolute and unconditional, and, to the fullest extent permitted by applicable law, shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of any Credit Party under the Credit Agreement or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination (other than a defense of payment) whether with or without notice to the Guarantors. To the fullest extent permitted by applicable law, each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement or any of the other Loan Documents, any right to require a proceeding first against Borrower or against any other Guarantor or other Person providing collateral, or to exhaust any security for the performance of the obligations of Borrower, any protest, presentment, notice or demand whatsoever, and each Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released until, subject to Section 15 hereof, final payment in full of all of the Guaranteed Obligations (other than inchoate indemnity

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obligations for which no claim has been made) due or to become due and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the other Lenders to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, and only to the extent of any such payment, performance and discharge. Each Guarantor hereby further covenants that no security now or subsequently held by the Agent or the Lenders for the payment of the Guaranteed Obligations (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of the Agent or the Lenders in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that the Agent and each of the Lenders in their respective sole discretion and without notice to any of the Guarantors, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.
Without limiting the generality of the foregoing, the obligations of the Guarantors under this Guaranty, and the rights of the Agent to enforce the same, on behalf of the Lenders by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected, to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting Borrower, any or all of the Guarantors or any other Person or any of their respective Affiliates including any discharge of, or bar or stay against collecting, all or any of the Guaranteed Obligations in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of the Lenders or any or all of the Guarantors, or any other Person providing collateral for any of the Guaranteed Obligations, or any of their respective Affiliates; (iii) the election by the Agent or any Lender, in any bankruptcy proceeding of any Person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; (vi) the avoidance of any security interest or lien in favor of the Agent or any Lender for any reason; (vii) any action taken by the Agent or any Lender that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.
4.    Waivers. Each of the Guarantors hereby waives to the fullest extent possible under applicable law:
(a)    any defense based upon or arising by reason of:

(i)	the doctrine of marshaling of assets or upon an election of remedies by Agent or the Lenders, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

(ii)	any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

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(iii)	any disability or other defense of Borrower or any other Person;

(iv)
any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Borrower or any other Person, or any defect in the formation of Borrower or any other Person;

(v)
the application by Borrower of the proceeds of any Guaranteed Obligations for purposes other than the purposes represented by Borrower to the Lenders or intended or understood by the Lenders or the Guarantors;

(vi)	any act or omission by the Lenders which directly or indirectly results in or aids the discharge of Borrower or any Guaranteed Obligations by operation of law or otherwise; or

(vii)
any modification of Guaranteed Obligations, in any form whatsoever including without limit any modification made after effective termination, and including without limit, the renewal, extension, acceleration or other change in time for payment of the Guaranteed Obligations, or other change in the terms of any Guaranteed Obligations, including without limit increase or decrease of the interest rate;

(b)    any duty on the part of Agent or any of the Lenders to disclose to such Guarantor any facts Agent or the Lenders may now or hereafter know about Borrower, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to such Guarantor;
(c)    any other event or action (excluding compliance by such Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of such Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; and
(d)    all rights to participate in any security now or hereafter held by the Agent or any Lender.
Each Guarantor understands that, absent this waiver, the Agent’s election of remedies, including but not limited to its decision to proceed to nonjudicial foreclosure on any real property securing the Guaranteed Obligations, could preclude the Agent, on behalf of the Lenders, from obtaining a deficiency judgment against Borrower and each Guarantor pursuant to California Code of Civil Procedure Sections 580a, 580b, 580d or 726 and could also destroy any subrogation rights which such Guarantor has against Borrower. Each Guarantor further understands that, absent this waiver, California law, including without limitation, California Code of Civil Procedure Sections

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580a, 580b, 580d or 726, could afford such Guarantor one or more affirmative defenses to any action maintained by the Agent, on behalf of the Lenders, against such Guarantor on this Guaranty.
To the fullest extent permitted by applicable law, each Guarantor waives any and all rights and provisions of California Code of Civil Procedure Sections 580a, 580b, 580d and 726, including, but not limited to any provision thereof that: (i) may limit the time period for the Agent, on behalf of the Lenders, to commence a lawsuit against Borrower or any Guarantor to collect any of the Guaranteed Obligations owing by Borrower or any Guarantor to Lenders; (ii) may entitle Borrower or any Guarantor to a judicial or nonjudicial determination of any deficiency owed by Borrower or any Guarantor to the Agent, on behalf of the Lenders, or to otherwise limit the Agent’s right to collect a deficiency based on the fair market value of such real property security; (iii) may limit the Agent’s right to collect a deficiency judgment after a sale of any real property securing the Guaranteed Obligations; (iv) may require the Agent to take only one action to collect the Guaranteed Obligations or that may otherwise limit the remedies available to the Agent to collect the Guaranteed Obligations.
To the fullest extent permitted by applicable law, each Guarantor waives all rights and defenses arising out of an election of remedies by the Agent, on behalf of the Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Agent’s and the Lenders’ rights of subrogation and reimbursement against Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
Without limiting the generality of any other waiver or other provision set forth in this Guaranty, each Guarantor waives, to the fullest extent permitted by applicable law, all rights and defenses that such Guarantor may have because the Guaranteed Obligations are secured by real property. This means, among other things:
(a)    The Agent, on behalf of the Lenders, may collect from any Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower to secure the Guaranteed Obligations.
(b)    If the Agent, on behalf of the Lenders, forecloses on any real property collateral pledged by Borrower to secure the Guaranteed Obligations:

(i)	The amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(ii)
The Agent, on behalf of the Lenders, may collect from any Guarantor even if the Agent, on behalf of the Lenders, by foreclosing on the real property pledged as collateral, has destroyed any right that the any Guarantor may have to collect from Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses each Guarantor may have because the Guaranteed Obligations are secured by real property. These rights and

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defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.
WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, EACH GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED BY LAW, ANY AND ALL BENEFITS, DEFENSES TO PAYMENT OR PERFORMANCE, OR ANY RIGHT TO PARTIAL OR COMPLETE EXONERATION ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, AND 2850.
Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to Borrower.
5.    Waiver of Subrogation. Each Guarantor hereby waives any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which such Guarantor may have or obtain against Borrower, by reason of the existence of this Guaranty, or by reason of the payment by such Guarantor of any of the Guaranteed Obligations or the performance of this Guaranty, the Credit Agreement or any of the other Loan Documents, until the Guaranteed Obligations (other than inchoate indemnity obligations for which no claim has been made) have been repaid in full, no Letters of Credit shall remain outstanding (unless cash collateralized to the satisfaction of the Agent) and all commitments to extend credit under the Credit Agreement or any of the other Loan Documents (whether optional or obligatory) have been terminated. Any amounts paid to such Guarantor on account of any such claim at any time when the obligations (other than inchoate indemnity obligations for which no claim has been made) of such Guarantor under this Guaranty shall not have been fully and finally paid shall be held by such Guarantor in trust for Agent and the Lenders, segregated from other funds of such Guarantor, and forthwith upon receipt by such Guarantor shall be turned over to Agent in the exact form received by such Guarantor (duly endorsed to Agent by such Guarantor, if required), to be applied to such Guarantor’s obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine.
Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to Borrower.
6.    Other Transactions. The Agent and each of the Lenders may deal with Borrower and any security held by them for the obligations of Borrower in the same manner and as freely as if this Guaranty did not exist and the Agent shall be entitled, on behalf of the Lenders, without notice to any of the Guarantors, among other things, to grant to Borrower such extension or extensions of time to perform any act or acts as may seem advisable to the Agent (on behalf of the Lenders) at any time and from time to time, and to permit Borrower to incur additional indebtedness to the Agent, the Lenders, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder.

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7.    Remedies; Right to Offset. The Agent may proceed, either in its own name (on behalf of the Lenders) or in the name of each or any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Agent and of the Lenders shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.
At the option of the Agent, any or all of the Guarantors may be joined in any action or proceeding commenced by the Agent against Borrower or any of the other parties providing Collateral for any of the Guaranteed Obligations, and recovery may be had against any or all of the Guarantors in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that the Agent or the Lenders first assert, prosecute or exhaust any remedy or claim against Borrower and/or any of the other parties providing Collateral for any of the Guaranteed Obligations.
Each of the Guarantors acknowledges the rights of the Agent and of each of the Lenders, subject to the applicable terms and conditions of the Credit Agreement, to offset against the Guaranteed Obligations of any Guarantor to the Lenders under this Guaranty, any amount owing by the Agent or the Lenders, or either or any of them to such Guarantors, whether represented by any deposit of such Guarantors (or any of them) with the Agent or any of the Lenders or otherwise.
8.    Borrower’s Financial Condition. Each Guarantor delivers this Guaranty based solely on its own independent investigation of (or decision not to investigate) the financial condition of Borrower and is not relying on any information furnished by Agent or the Lenders. Each Guarantor assumes full responsibility to keep itself informed concerning the financial condition of Borrower and all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, the status of the Guaranteed Obligations or any other matter which such Guarantor may deem necessary or appropriate, now or later.
9.    Representations and Warranties; Covenants. Each Guarantor (a) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Article 6 of the Credit Agreement to the extent applicable to such Guarantor and those matters set forth in the recitals hereto; and (b) agrees to comply with the covenants set forth in Article 7 and Article 8 of the Credit Agreement that are required to be, or that the Borrower has agreed to cause to be, performed or observed by such Guarantor, and (ii) not to otherwise engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement.
10.    Governing Law; Severability. This Guaranty shall be governed by and construed in accordance with the laws of the State of California. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

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11.    Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on the signature pages to this Guaranty; or, as directed to the Guarantors or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall be delivered in the manner set forth for notices in Section 13.5 of the Credit Agreement.
12.    Amendments; Future Subsidiaries. The terms of this Guaranty may not be altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement. Any Person at any time required to become a Guarantor pursuant to Section 7.13 of the Credit Agreement or otherwise shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent and the Lenders that certain joinder agreement in the form attached hereto as Exhibit A.
13.    No Waiver. No waiver or release shall be deemed to have been made by the Agent or any of the Lenders of any of their respective rights hereunder unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and Guarantor or Guarantors involved, and shall in no way impair the rights of the Agent or any of the Lenders or the obligations of the Guarantors under this Guaranty in any other respect at any other time.
14.    Joint and Several Obligation, etc. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. The Agent, on behalf of Lenders, may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, the Agent and the Lenders may, without notice to any Guarantors, extend or renew any part or all of the obligations of Borrower under the Credit Agreement or otherwise, and may permit any such Person to incur additional indebtedness, without affecting in any manner the unconditional obligation of each of the Guarantors hereunder. Such action shall not affect any right of contribution among the Guarantors.
15.    Release; Reinstatement. Upon the final payment in full of all Guaranteed Obligations (other than inchoate indemnity obligations for which no claim has been made) and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the Lenders to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, this Guaranty and the obligations (other than those obligations expressly stated to survive such termination) of each Guarantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and the Agent shall deliver to such Guarantors, upon written request therefor, (a) a written release of this Guaranty and (b) appropriate discharges of any Collateral provided by the Guarantors for this Guaranty; provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be,

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in the event: (x) that any payment received or credit given by the Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal, or local law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Lenders, and whether or not the Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Agent or the Lenders, or any of them, relating to the environmental condition of any of property mortgaged or pledged to the Agent on behalf of the Lenders by any Guarantor, Borrower or other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Agent or any Lender of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of the Agent or such Lenders, or any person other than Borrower, the Subsidiaries, or Affiliates of Borrower or the Subsidiaries), and this Guaranty shall thereafter be enforceable against the Guarantors to the extent of all such liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the Agent or Lenders as the direct or indirect result of any such environmental condition but only for which Borrower is obligated to the Agent and the Lenders pursuant to the Credit Agreement. For purposes of this Guaranty “environmental condition” includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.
16.    Consent to Jurisdiction. Each of the Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or California state court sitting in the County of Los Angeles, California in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents and Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States federal or California state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of California (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantors at their respective addresses identified in Section 11 hereof in the manner set forth therein.
17.    Headings. The headings, captions, and arrangements used in this Guaranty are for convenience only and shall not affect the interpretation of this Guaranty.
18.    Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.    JURY TRIAL WAIVER. EACH GUARANTOR AND THE AGENT ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH GUARANTOR AND THE AGENT, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE,

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KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS GUARANTY OR THE GUARANTEED OBLIGATIONS.
(a)    In the event that the jury trial waiver contained in this Section 19 is not enforceable, the parties elect to proceed as follows:
(b)    With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Guaranty or any other Loan Document will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Guaranty, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
(c)    The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Section does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Section.
(d)    The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
(e)    The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

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(f)    The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
(g)    Except as expressly set forth in this Section, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
(h)    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
(i)    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

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THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM WHICH ARISES OUT OF OR IS RELATED TO THE GUARANTY.
20.    Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors, the Agent and the Lenders that the amount of the respective Guarantor’s obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Guarantor’s respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantor’s respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 20, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Lenders upon demand by such Guarantors. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither Borrower nor any Guarantor nor any other Person shall have any right or claim under this Section 20 that would not otherwise be available under Applicable Insolvency Laws.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

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IN WITNESS WHEREOF, each of the undersigned Guarantors has executed this Guaranty as of the date first above written.

GUARANTORS:

[GUARANTOR]

By:_________________________________

Its:_________________________________

Address for Notices:

Fax No.:
Telephone No.:
Attention:

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EXHIBIT A
JOINDER AGREEMENT
(Guaranty)
THIS JOINDER AGREEMENT (the “Joinder Agreement”) is dated as of _________________, ____ by _______________________________ (“New Guarantor”).
WHEREAS, pursuant to Section 7.13 of that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of December __, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) by and among Rocket Fuel Inc. (the “Borrower”), the financial institutions signatory thereto from time to time (the “Lenders”) and Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”), the Lenders have agreed to extend credit to Borrower on the terms set forth in the Credit Agreement and pursuant to Section 12 of that certain Guaranty dated as of _____________, _____ (as amended, restated or otherwise modified from time to time, the “Guaranty”) executed and delivered by the Guarantors named therein (“Guarantors”) in favor of Agent, for and on behalf of the Lenders, the New Guarantor must execute and deliver a Joinder Agreement in accordance with the Credit Agreement and the Guaranty.
NOW THEREFORE, as a further inducement to each of the Lenders to continue to provide credit accommodations to Borrower, New Guarantor hereby covenants and agrees as follows:
A.    All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.
B.    New Guarantor hereby enters into this Joinder Agreement in order to comply with Section 7.13 of the Credit Agreement and Section 12 of the Guaranty and does so in consideration of the extension of the Indebtedness, from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).
C.    New Guarantor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.
D.    No Default or Event of Default (each term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.
E.    This Joinder Agreement shall be governed by the laws of the State of California and shall be binding upon New Guarantor and its successors and assigns.

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IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of __________________, _____.
[NEW GUARANTOR]

By: ________________________________

Its: ________________________________

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EXHIBIT J
FORM OF COVENANT COMPLIANCE REPORT

Please send all Required Reporting to:	Comerica Bank
411 W. Lafayette Ave., MC 3289
Detroit, Michigan 48226
Attention: Corporate Finance
Fax: (313) 222-9434

FROM:	ROCKET FUEL INC.
The undersigned authorized Officer of ROCKET FUEL INC. ("Borrower"), hereby certifies that in accordance with the terms and conditions of that certain Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Borrower, (i) Borrower is in complete compliance for the period ending                      with all required covenants, except as noted below and (ii) all representations and warranties of Borrower stated in the Credit Agreement are true and correct in all material respects as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Attached herewith are the required documents supporting the above certification. The Officer further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements, for the absence of footnotes and subject to year-end adjustments.

Please indicate compliance status by circling Yes/No under "Complies" or "Applicable" column.

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REPORTING COVENANTS	REQUIRED	COMPLIES
Audited Annual F/S	Annually, within 90 days	YES	NO
Company Prepared Quarterly F/S	Quarterly, within 45 days	YES	NO
Company Prepared Monthly F/S	Monthly, within 30 days	YES	NO
Compliance Certificate (Liquidity Ratio)	Monthly, within 30 days	YES	NO
Compliance Certificate	Quarterly for first three fiscal quarters, within 45 days	YES	NO
Borrowing Base Cert., A/R & A/P Agings	Monthly, within 30 days	YES	NO
Annual projections	60 days after FYE	YES	NO
Audit	Semi-annual	YES	NO
10-Q	Quarterly, within 45 days of fiscal quarter end	YES	NO
10-K	Annually, within 90 days of FYE	YES	NO
Cash Balance	Amount: $	YES	NO

Applicable level on the pricing matrix on Schedule 1.1	Level ____

REPORTING COVENANTS	DESCRIPTION	APPLICABLE
Legal action which could reasonably be expected to have MAE	Notify promptly upon notice	YES	NO
Mergers & Acquisitions > $5,000,000	10 – 90 days prior to date of acquisition closing	YES	NO
Cross default with other agreements	Notify promptly upon notice	YES	NO
> $750,000		YES	NO
Judgment > $750,000	Notify promptly upon notice	YES	NO

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FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

Minimum EBITDA (tested quarterly)	*	$	YES	NO
Minimum Liquidity Ratio (tested monthly)	1.10:1.00	_______:________	YES	NO

OTHER COVENANTS	REQUIRED	ACTUAL	COMPLIES
Permitted Investments for stock repurchase or employee loans	<$100,000	$	YES	NO
Permitted Investments by Borrower or a Guarantor to subsidiaries that are not Borrower or a Guarantor	<$500,000	$	YES	NO
Permitted Investments for joint ventures	<$250,000	$	YES	NO
Asset Sales, other than those permitted by any clause of Section 8.4 of the Credit Agreement other than clause (g)	<$250,000	$	YES	NO
Other Investments	<$500,000	$	YES	NO
Capital Expenditures	<$10,000,000, plus any amount carried forward from prior Fiscal Year	$	YES	NO
Balance of corporate credit cards	<$3,000,000	$	YES	NO
Amount of obligations secured by other liens pursuant to Section 8.2(h)	<$250,000	$	YES	NO
Debt of Person that becomes a Subsidiary of Borrower after Effective Date (or assumed by Borrower or a Subsidiary in connection with Permitted Acquisition)	<$500,000	$	YES	NO
Permitted Debt to finance acquisition of fixed/ <$12,500,000     $______________     YES NO
capital assets

Additional Unsecured Debt          <$250,000          $______________     YES NO

*

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Period	Amount
October 1, 2013 through December 31, 2013	$1,000,000
January 1, 2014 through March 31, 2014	($9,000,000)
April 1, 2014 through June 30, 2014	($2,000,000)
July 1, 2014 through September 30, 2014	($3,500,000)
October 1, 2014 through December 31, 2014	$15,000,000
January 1, 2015 and thereafter	To be determined in accordance with Section 7.9(a)(ii) of the Credit Agreement.

Please Enter Below Comments Regarding Violations:

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The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Credit Agreement, including, without limitation, the financial covenants, no credit extensions will be made.
Very truly yours,

Authorized Signer

Name:

Title:

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EXHIBIT K
FORM OF TERM LOAN NOTE

$___________________    ________, 20__

FOR VALUE RECEIVED, Rocket Fuel Inc. (“Borrower”) promises to pay to the order of [insert name of applicable financial institution] (“Payee”), in care of Agent, at Detroit, Michigan, the principal sum of [insert amount derived from Percentages] Dollars ($_____________), or if less, the aggregate principal amount of the Term Loan Advances made by the Payee, in lawful money of the United States of America payable in quarterly principal installments each in the amount and on the dates set forth in the Credit Agreement (as defined below) until the Term Loan Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Borrower.
This Note evidences Term Loan Advances made under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.
This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.
Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

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Nothing herein shall limit any right granted Payee by any other instrument or by law.

ROCKET FUEL INC.

By:

Its:

EXHIBIT L
FORM OF TERM LOAN RATE REQUEST
No.___________                Dated:__________

To:    Comerica Bank, as Agent

RE:
Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Rocket Fuel Inc. (“Borrower”).

Pursuant to the Credit Agreement, Borrower hereby requests that the Lenders refund or convert, as applicable, an Advance under the Term Loan from Lenders as follows:

(B)	Date of Refunding or Conversion of Advance:

(C)	Type of Activity:
Refunding
Conversion

(D)	Type of Advance (check only one):
Base Rate Advance
Eurodollar-based Advance

(E)	Amount of Advance:
$______________________

(F)	Interest Period (applicable to Eurodollar-based Advances)

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________ months

(G)	Disbursement Instructions
Comerica Bank Account No. _________________
Other:

Borrower hereby certifies that there is no Default or Event of Default in existence, and none will exist upon the refunding or conversion of such Advance (both before and immediately after giving effect to such Advance).
Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

ROCKET FUEL INC.

By:

Its:

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EXHIBIT M
FORM OF SWING LINE PARTICIPATION CERTIFICATE
__________________, ____

[Name of Lender]

_________________________

_________________________

Re:
Amended and Restated Revolving Credit and Term Loan Agreement made as of the 20th day of December, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”), and Rocket Fuel Inc. (“Borrower”).

Ladies and Gentlemen:

Pursuant to subsection 2.5(e) of the Credit Agreement, the undersigned hereby acknowledges receipt from you of $___________________ as payment for a participating interest in the following Swing Line Advance:
Date of Swing Line Advance:________________________________
Principal Amount of Swing Line Advance:_______________________
The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation Section 2.5(e) thereof.

Very truly yours,

Comerica Bank, as Agent

By:_____________________________________

Its:_____________________________________

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EXHIBIT N
FORM OF NEW LENDER ADDENDUM

THIS NEW LENDER ADDENDUM, dated ______________, ____, to the Amended and Restated Revolving Credit and Term Loan Agreement dated December 20, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (each, individually a “Lender,” and any and all such financial institutions, collectively, the “Lenders”), Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”) and Rocket Fuel Inc. (“Borrower”).
W I T N E S S E T H:

WHEREAS, a financial institution, although not originally a party thereto, may become a party to the Credit Agreement pursuant to the terms set forth in Section 2.12 of the Credit Agreement by executing and delivering to the Agent this New Lender Addendum; and
WHEREAS, the undersigned New Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, the New Lender hereby agrees as follows:

2.
The New Lender hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The New Lender acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its commitment been granted and its loans been made directly by such New Lender to the Borrower without the intervention of the Agent or any other Lender; and (b) has made and will continue to make, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Agent has not made any representations or warranties about the creditworthiness of any Borrower or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents.

3.	New Lender represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.7 of the Credit Agreement.

4.	Except as otherwise provided in the Credit Agreement, effective as of the Addendum Effective Date (as defined below):

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(a)
the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, and to have all the rights and obligations of a Lender as a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto; and (ii) agrees to be bound by the terms, provisions and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)
the New Lender shall be a Lender and its Revolving Credit Percentage (and its risk participation in Letters of Credit and Swing Line Advances) shall be as set forth in the attached revised Annex 1 (Schedule of Commitments and Credit Percentages); provided any fees paid prior to the Addendum Effective Date, including any Letter of Credit Fees, shall not be recalculated, redistributed or reallocated by Borrower, Agent or the Lenders.

5.	As used herein, the term “Addendum Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

(a)
Borrower shall have paid to the Agent all interest, fees (including the Revolving Credit Facility Fee) and other amounts, if any, accrued to the Addendum Effective Date for which reimbursement is then due and owing under the Credit Agreement;

(b)	New Lender shall have remitted to the Agent funds in an amount equal to its Revolving Credit Percentage of all outstanding Revolving Credit Advances outstanding on the Addendum Effective Date; and

(c)
Borrower shall have executed and delivered to the Agent for the New Lender, new Notes payable to such New Lender in the face amount of such New Lender’s Revolving Credit Percentage (after giving effect to this New Lender Addendum, and any other New Lender Addendum executed concurrently herewith).

6.
The Agent shall notify the New Lender, along with Borrower, of the Addendum Effective Date. The New Lender shall deliver herewith to the Agent administrative details with respect to the funding and distribution of Advances (and, as applicable, Letters of Credit) as requested by Agent.

7.	Terms defined in the Credit Agreement and not otherwise defined herein shall have their defined meanings when used herein.

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IN WITNESS WHEREOF, the undersigned has caused this New Lender Addendum to be executed and delivered by a duly authorized officer on the date first above written.

[NEW LENDER]

By:

Its:

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Accepted this _____ day of
, ____.

ROCKET FUEL INC.

By:

Its:

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Accepted this _____ day of
, ____.

COMERICA BANK, as Agent

By:
Name:
Title:

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ANNEX I
Commitments and Credit Percentages

New Lender	Revolving Credit Commitment Amount	Revolving Credit Percentage

Totals	100%

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